             As filed with the Securities and Exchange Commission.

                                                       `33 Act File No 333-79327

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM N-4

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                   ACT OF 1933


                           PRE-EFFECTIVE AMENDMENT NO. 1             [X]



                                       and

                        REGISTRATION STATEMENT UNDER THE
                                           INVESTMENT COMPANY ACT OF 1940

                          NATIONWIDE VARIABLE ACCOUNT-9
                           (EXACT NAME OF REGISTRANT)

                        NATIONWIDE LIFE INSURANCE COMPANY
                               (NAME OF DEPOSITOR)

                   ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
         (Address of Depositor's Principal Executive Offices) (Zip Code)

        Depositor's Telephone Number, including Area Code: (614) 249-7111

     DENNIS W. CLICK, SECRETARY, ONE NATIONWIDE PLAZA, COLUMBUS, OHIO 43215
                     (Name and Address of Agent for Service)





================================================================================


Approximate date of proposed public offering: (Upon the effective date of this Registration Statement. September 27, 1999 requested.)


The Registrant hereby agrees to amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall therefore become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such a date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                          NATIONWIDE VARIABLE ACCOUNT-9
                     REFERENCE TO ITEMS REQUIRED BY FORM N-4

Caption in Prospectus and Statement of Additional Information and Other Information


N-4 ITEM                                                                                                    PAGE
Part A     INFORMATION REQUIRED IN A PROSPECTUS
     Item   1.   Cover Page..................................................................................3
     Item   2.   Definitions.................................................................................5
     Item   3.   Synopsis or Highlights.....................................................................12
     Item   4.   Condensed Financial Information...........................................................N/A
     Item   5.   General Description of Registrant, Depositor, and Portfolio Companies......................12
     Item   6.   Deductions and Expenses....................................................................14
     Item   7.   General Description of Variable Annuity Contracts..........................................17
     Item   8.   Annuity Period.............................................................................21
     Item   9.   Death Benefit and Distributions............................................................26
     Item  10.    Purchases and Contract Value..............................................................17
     Item  11.    Redemptions...............................................................................19
     Item  12.    Taxes.....................................................................................30
     Item  13.    Legal Proceedings.........................................................................37
     Item  14.    Table of Contents of the Statement of Additional Information..............................42

Part B     INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION
     Item  15.    Cover Page................................................................................59
     Item  16.    Table of Contents.........................................................................59
     Item  17.    General Information and History...........................................................59
     Item  18.    Services..................................................................................59
     Item  19.    Purchase of Securities Being Offered......................................................60
     Item  20.    Underwriters..............................................................................60
     Item  21.    Calculation of Performance Information....................................................60
     Item  22.    Annuity Payments..........................................................................61
     Item  23.    Financial Statements......................................................................62

Part C     OTHER INFORMATION
     Item  24.    Financial Statements and Exhibits........................................................125
     Item  25.    Directors and Officers of the Depositor..................................................127
     Item  26.    Persons Controlled by or Under Common Control with the Depositor or
                  Registrant...............................................................................129
     Item  27.    Number of Contract Owners................................................................141
     Item  28.    Indemnification..........................................................................141
     Item  29.    Principal Underwriter....................................................................143
     Item  30.    Location of Accounts and Records.........................................................143
     Item  31.    Management Services......................................................................143
     Item  32.    Undertakings.............................................................................144


                                    2 of 147

                        NATIONWIDE LIFE INSURANCE COMPANY

         Individual Single Premium Immediate Variable Annuity Contracts

   Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-9


               The date of this prospectus is September 27, 1999.



--------------------------------------------------------------------------------

This prospectus contains basic information you should know about the contracts before investing.

Please read it and keep it for future reference.

The following investment options are available under the contracts:

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN CENTURY(SM) FAMILY OF INVESTMENTS
    - American Century VP Income & Growth
    - American Century VP International
    - American Century VP Value


DREYFUS
    - Dreyfus Investment Portfolios  - European Equity Portfolio
    - Dreyfus Stock Index Fund, Inc.
    - Dreyfus Variable Investment Fund - Capital Appreciation Portfolio
    - The Dreyfus Socially Responsible Growth Fund, Inc.


FEDERATED INSURANCE SERIES
    - Federated Quality Bond Fund II

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
    - VIP Equity-Income Portfolio: Service Class
    - VIP Growth Portfolio: Service Class
    - VIP High Income Portfolio: Service Class*
    - VIP Overseas Portfolio: Service Class

FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
    - VIP II Contrafund Portfolio: Service Class

FIDELITY VARIABLE INSURANCE PRODUCT FUND III
    - VIP III Growth Opportunities Portfolio: Service Class

MORGAN STANLEY
    - Morgan Stanley Dean Witter Universal Funds, Inc. - Emerging Markets Debt Portfolio
    - Van Kampen Life Investment Trust - Morgan Stanley Real Estate Securities Portfolio

NATIONWIDE SEPARATE ACCOUNT TRUST
    - Capital Appreciation Fund
    - Government Bond Fund
    - Money Market Fund
    - Total Return Fund
    - Nationwide Balanced Fund (subadviser: Salomon Brothers Asset Management, Inc.)
    - Nationwide Equity Income Fund (subadviser: Federated Investment
      Counseling)
    - Nationwide Global Equity Fund (subadviser: J.P. Morgan Investment Management Inc.)
    - Nationwide High Income Bond Fund* (subadviser: Federated Investment Counseling)

    - Nationwide Mid Cap Index Fund (subadviser: The Dreyfus Corporation)

    - Nationwide Multi Sector Bond Fund* (subadviser: Salomon Brothers Asset Management, Inc. with Salomon Brothers Asset Management Limited)
    - Nationwide Select Advisers Small Cap Growth Fund (subadvisers: Franklin Advisers, Inc., Miller Anderson & Sherrerd, LLP, Neuberger Berman, LLC)
    - Nationwide Small Cap Value Fund (subadviser: The Dreyfus Corporation)

    - Nationwide Small Company Fund (subadvisers: The Dreyfus Corporation, Neuberger Berman, LLC, Lazard Asset Management, Strong Capital Management, Inc. and Credit Suisse Asset Management, LLP)

    - Nationwide Strategic Growth Fund (subadviser: Strong Capital Management Inc.)

                                    3 of 147

    - Nationwide Strategic Value Fund (subadviser: Strong Capital Management Inc./Schafer Capital Management Inc.)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
    - AMT Guardian Portfolio
    - AMT Mid-Cap Growth Portfolio
    - AMT Partners Portfolio

OPPENHEIMER VARIABLE ACCOUNT FUNDS
    - Oppenheimer Aggressive Growth Fund/VA
    - Oppenheimer Capital Appreciation Fund/VA
    - Oppenheimer Main Street Growth & Income Fund/VA

VAN ECK WORLDWIDE INSURANCE TRUST
    - Worldwide Emerging Markets Fund
    - Worldwide Hard Assets Fund

WARBURG PINCUS TRUST
    - Growth & Income Portfolio

*Invests in lower quality debt securities commonly referred to as junk bonds.

Purchase payments not invested in the investment options of the Nationwide Variable Account-9 ("variable account") may be allocated for the purchase of fixed annuity payments (see Appendix B).

The Statement of Additional Information (dated September 27, 1999) which contains additional information about the contracts and the variable account is filed with the Securities and Exchange Commission ("SEC") and is incorporated herein by reference. The table of contents for the Statement of Additional Information is on page 40.


For general information or to obtain FREE copies of the:

    - Statement of Additional Information;
    - prospectus for any investment option; or
    - required Nationwide forms,

call:           1-800-243-6295
        TDD   1-800-238-3035

or write:


       NATIONWIDE LIFE INSURANCE COMPANY
       ONE NATIONWIDE PLAZA, 01-05-P1
       COLUMBUS, OHIO 43215-2220


The Statement of Additional Information and other material incorporated by reference can be found on the SEC website at:
                                   www.sec.gov

Information about this and other Best of America products can be found at:
                              www.bestofamerica.com

THIS ANNUITY IS NOT:
-  A BANK DEPOSIT              -  FEDERALLY INSURED
-  ENDORSED BY A BANK OR       -  AVAILABLE IN EVERY
   GOVERNMENT AGENCY              STATE

Investors assume certain risks when investing in the contracts, including the possibility of losing money.

These contracts are offered to customers of various financial institutions and brokerage firms. No financial institution or brokerage firm is responsible for the guarantees under the contracts. Guarantees under the contracts are the sole responsibility of Nationwide.

In the future, additional underlying mutual funds managed by certain financial institutions or brokerage firms (or their affiliates) may be added to the variable account. These additional underlying mutual funds may be offered exclusively to purchasing customers of the particular financial institution or brokerage firm.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC, NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                    4 of 147

GLOSSARY OF SPECIAL TERMS


ANNUITY INCOME UNIT- An accounting unit of measure used to calculate the variable annuity payments after the first payment.

ASSUMED INVESTMENT RETURN- The net investment return required to maintain level variable annuity payments. The selected assumed investment return is used in calculating the initial variable annuity payment.

ASSUMED INVESTMENT RETURN FACTOR- The assumed investment return factor adjusts the annuity income unit value based on the assumed investment return chosen by the owner and permitted under the contract.

COMMUTATION VALUE- The value of future annuity payments that are converted (commuted) into a lump sum. The commutation value may be available for withdrawal under certain income options and may be available to beneficiaries when an annuitant dies before all term certain payments have been made.

CONTRACT VALUE- The value of any amount allocated to the variable account (plus or minus any investment experience), plus any amount designated for the purchase of fixed annuity payments, less any distributions previously made.

FIXED ANNUITY PAYMENT(S)- Annuity payments which are guaranteed by Nationwide as to dollar amount.

GENERAL ACCOUNT- All assets of Nationwide other than those of the variable account or in other separate accounts that have been or may be established by Nationwide.

INCOME OPTION- The type of annuity payments chosen by the contract owner.

INCOME START DATE- The date annuity payments actually commence.

INDIVIDUAL RETIREMENT ANNUITY- An annuity described in Section 408(b) of the Internal Revenue Code (not including Roth IRAs or Simple IRAs).

INVESTMENT OPTION(S)- The underlying mutual funds which are purchased by the variable account and accounted for in separate sub-accounts of the variable account. The performance of selected investment options determines the value of variable annuity payments after the first payment.

NATIONWIDE- Nationwide Life Insurance Company.

NON-QUALIFIED CONTRACT- A contract which does not qualify for favorable tax treatment as an Individual Retirement Annuity, Roth IRA, SEP IRA, Simple IRA, or Tax Sheltered Annuity.

ROTH IRA- An annuity described in Section 408A of the Internal Revenue Code.

SEP IRA- An annuity described in Section 408(k) of the Internal Revenue Code.

SIMPLE IRA- An annuity described Section 408(p) of the Internal Revenue Code.

SUB-ACCOUNTS- Separate and distinct divisions of the variable account. Each sub-account corresponds to a specific underlying mutual fund upon which investment performance is based.

TAX SHELTERED ANNUITY- An annuity described in Section 403(b) of the Internal Revenue Code.

VALUATION DAY- Each day the New York Stock Exchange is open for business.

VALUATION PERIOD- The period of time beginning at the close of a valuation day and ending at the close of business on the next valuation day.

VARIABLE ACCOUNT- Nationwide Variable Account-9, which is a separate account of Nationwide. The variable account is divided into sub-accounts, each of which invests in shares of a separate investment option.

                                    5 of 147

VARIABLE ACCOUNT VALUE- The amount allocated to the variable account plus or minus investment experience minus any previous variable account distributions.

VARIABLE ANNUITY PAYMENT(S)- Annuity payments which are not guaranteed as to dollar amount and which vary with the investment experience of the investment options.

                                    6 of 147

TABLE OF CONTENTS




GLOSSARY OF SPECIAL TERMS.........................3

SUMMARY OF STANDARD CONTRACT EXPENSES.............7

ADDITIONAL CONTRACT CHARGE........................7

INVESTMENT OPTION ANNUAL EXPENSES.................8

SYNOPSIS OF THE CONTRACTS........................10

FINANCIAL STATEMENTS.............................10

NATIONWIDE LIFE INSURANCE COMPANY................11

NATIONWIDE ADVISORY SERVICES, INC................11

INVESTING IN THE CONTRACT........................11
     The Variable Account and Investment Options

STANDARD CHARGES AND DEDUCTIONS..................12
     Mortality and Expense Risk Charge
     Contingent Deferred Sales Charge
     Premium Taxes

ADDITIONAL CONTRACT CHARGE.......................13
     Enhanced Death Benefit Charge

CONTRACT OWNERSHIP...............................13
     Ownership Rights Between the Date of Issue
          and the Income Start Date
     Ownership Rights Between the Income Start
          Date and Prior to the Annuitant's Death
     Changes
     Joint Ownership
     Annuitant and Joint Annuitant
     Beneficiary and Contingent Beneficiary

OPERATION OF THE CONTRACT........................15
     Purchase Payments
     Allocation of the Purchase Payment
     Pricing
     Transfers

RIGHT TO REVOKE..................................16

WITHDRAWAL (REDEMPTION)..........................17
     Withdrawals Before the Income Start Date
     Withdrawals On or After the Income Start
          Date
     Partial Withdrawals (Partial Redemptions)
     Full Withdrawals (Full Redemptions)
     Restrictions on Withdrawals from a Tax
          Sheltered Annuity

ASSIGNMENT.......................................19

ANNUITY PAYMENTS.................................19
     Income Start Date
     Fixed Annuity Payments
     Variable Annuity Payments
     Frequency and Amount of Annuity
          Payments
     Annual Benefit Leveling

INCOME OPTIONS...................................21
     Single Life
     Single Life with Term Certain
     Single Life with Cash Refund
     Joint and Last Survivor
     Joint and 100% Last Survivor with Term
          Certain
     Joint and 100% Last Survivor with Cash
          Refund
     Joint and 50% Survivor
     Term Certain
     Term Certain with Enhanced Death Benefit
     Any Other Option

DEATH BEFORE THE INCOME START DATE...............24
     Death of Contract Owner
     Death of Annuitant

DEATH AFTER THE INCOME START DATE................24
     Death of Contract Owner
     Death of Annuitant

REQUIRED DISTRIBUTIONS...........................25
     Required Distributions for Non-Qualified
          Contracts
     Required Distributions for Tax Sheltered
          Annuities
     Required Distributions for IRAs and SEP
          IRAs
     Required Distributions for Roth IRAs

FEDERAL TAX CONSIDERATIONS.......................28
     Federal Income Taxes
     IRAs, SEP IRAs, and Tax Sheltered
          Annuities
     Roth IRAs
     Withholding

                                    7 of 147


     Non-Resident Aliens
     Federal Estate, Gift, and Generation
          Skipping Transfer Taxes
     Puerto Rico
     Charge for Tax
     Diversification
     Tax Changes

STATEMENTS AND REPORTS...........................33

YEAR 2000 COMPLIANCE ISSUES......................34

LEGAL PROCEEDINGS................................35

ADVERTISING AND SUB-ACCOUNT PERFORMANCE SUMMARY..36
     Advertising
     Sub-Account Performance Summary

TABLE OF CONTENTS OF STATEMENT OF
     ADDITIONAL INFORMATION......................40

APPENDIX A: OBJECTIVES FOR INVESTMENT OPTIONS....41

APPENDIX B: FIXED ANNUITY PAYMENTS...............51

APPENDIX C: ILLUSTRATION OF VARIABLE
     ANNUITY INCOME..............................53

APPENDIX D: DETERMINATION OF THE HIGHEST
     VARIABLE PAYMENT AMOUNT FOR THE
     ENHANCED DEATH BENEFIT CALCULATION
     WHEN PARTIAL WITHDRAWALS HAVE BEEN TAKEN....56

                                    8 of 147

SUMMARY OF STANDARD CONTRACT EXPENSES

The expenses listed below are charged to all contracts unless otherwise provided.

CONTRACT OWNER TRANSACTION EXPENSES

Maximum Contingent Deferred Sales
Charge ("CDSC") (as a percentage
of purchase payments withdrawn)...................6%

                     CDSC Percentages
---------------------------- --------------------------
 Years from Date of Issue         CDSC Percentage
---------------------------- --------------------------
             1                          6%
---------------------------- --------------------------
             2                          6%
---------------------------- --------------------------
             3                          5%
---------------------------- --------------------------
             4                          5%
---------------------------- --------------------------
             5                          4%
---------------------------- --------------------------
             6                          3%
---------------------------- --------------------------
             7                          2%
---------------------------- --------------------------
        Thereafter                      0%
---------------------------- --------------------------

A CDSC will ONLY be assessed if a withdrawal (other than an annuity payment) is taken as permitted under certain income options. Income options permitting withdrawals are:

    - Term Certain; and

    - Term Certain with Enhanced Death Benefit.

VARIABLE ACCOUNT CHARGES
(as a percentage of average account value)


Mortality and Expense Risk Charge.............1.25%
     Total Variable Account Charges...........1.25%


These charges apply only to sub-account allocations. They are charged on a daily basis at the annual rate noted above.




ADDITIONAL CONTRACT CHARGE


Enhanced Death Benefit Charge..................0.20%
     Total Variable Account Charges
     (including Enhanced Death
     Benefit Charge)...........................1.45%

The Enhanced Death Benefit Charge is assessed ONLY if the contract owner elects the Term Certain with Enhanced Death Benefit income option. The charge is in addition to the variable account charges of 1.25% that are assessed to every contract.

                                    9 of 147

                        INVESTMENT OPTION ANNUAL EXPENSES
      (AS A PERCENTAGE OF UNDERLYING MUTUAL FUND NET ASSETS, AFTER EXPENSE
                                 REIMBURSEMENT)


        -------------------------------------------------------------------------------------------------------------------
                                                          Management       Other         12b-1        Total Investment
                                                             Fees        Expenses        Fees          Option Expenses
        -------------------------------------------------------------------------------------------------------------------
        American Century Variable Portfolios, Inc. -        0.70%          0.00%         0.00%              0.70%
        American Century VP Income & Growth
        -------------------------------------------------------------------------------------------------------------------
        American Century Variable Portfolios, Inc. -        1.47%          0.00%         0.00%              1.47%
        American Century VP International
        -------------------------------------------------------------------------------------------------------------------
        American Century Variable Portfolios, Inc. -        1.00%          0.00%         0.00%              1.00%
        American Century VP Value
        -------------------------------------------------------------------------------------------------------------------
        Dreyfus Investment Portfolios - European            1.00%          0.50%         0.00%              1.50%
        Equity Portfolio
        -------------------------------------------------------------------------------------------------------------------
        The Dreyfus Socially Responsible Growth Fund,       0.75%          0.05%         0.00%              0.80%
        Inc.
        -------------------------------------------------------------------------------------------------------------------
        Dreyfus Stock Index Fund, Inc.                      0.25%          0.01%         0.00%              0.26%
        -------------------------------------------------------------------------------------------------------------------
        Dreyfus Variable Investment Fund - Capital          0.75%          0.05%         0.00%              0.80%
        Appreciation Portfolio
        -------------------------------------------------------------------------------------------------------------------
        Federated Insurance Series - Federated Quality      0.23%          0.47%         0.00%              0.70%
        Bond Fund II
        -------------------------------------------------------------------------------------------------------------------
        Fidelity VIP Equity-Income Portfolio:  Service      0.49%          0.08%         0.10%              0.67%
        Class,
        -------------------------------------------------------------------------------------------------------------------
        Fidelity VIP Growth Portfolio:  Service Class       0.59%          0.06%         0.10%              0.75%
        -------------------------------------------------------------------------------------------------------------------
        Fidelity VIP  High Income Portfolio:  Service       0.58%          0.14%         0.10%              0.82%
        Class
        -------------------------------------------------------------------------------------------------------------------
        Fidelity VIP Overseas Portfolio:  Service Class     0.74%          0.13%         0.10%              0.97%
        -------------------------------------------------------------------------------------------------------------------
        Fidelity VIP II Contrafund Portfolio:  Service      0.59%          0.06%         0.10%              0.75%
        Class
        -------------------------------------------------------------------------------------------------------------------
        Fidelity VIP III Growth Opportunities               0.59%          0.10%         0.10%              0.79%
        Portfolio:  Service Class
        -------------------------------------------------------------------------------------------------------------------
        Morgan Stanley Dean Witter Universal Funds,         0.27%          1.03%         0.00%              1.30%
        Inc. - Emerging Markets Debt Portfolio
        -------------------------------------------------------------------------------------------------------------------
        NSAT Capital Appreciation Fund                      0.58%          0.22%         0.00%              0.80%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Government Bond Fund                           0.44%          0.22%         0.00%              0.66%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Money Market Fund                              0.34%          0.21%         0.00%              0.55%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Total Return Fund                              0.57%          0.21%         0.00%              0.78%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Balanced Fund                       0.54%          0.36%         0.00%              0.90%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Equity Income Fund                  0.45%          0.50%         0.00%              0.95%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Global Equity Fund                  0.59%          0.61%         0.00%              1.20%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide High Income Bond Fund               0.48%          0.47%         0.00%              0.95%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Mid Cap Index Fund                  0.15%          0.50%         0.00%              0.65%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Multi-Sector Bond Fund              0.54%          0.36%         0.00%              0.90%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Select Advisers Small Cap           0.57%          0.73%         0.00%              1.30%
        Growth Fund
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Small Cap Value Fund                0.47%          0.58%         0.00%              1.05%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Small Company Fund                  1.00%          0.25%         0.00%              1.25%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Strategic Growth Fund               0.20%          0.80%         0.00%              1.00%
        -------------------------------------------------------------------------------------------------------------------
        NSAT Nationwide Strategic Value Fund                0.52%          0.48%         0.00%              1.00%
        -------------------------------------------------------------------------------------------------------------------
        Neuberger Berman AMT Guardian Portfolio             0.85%          0.15%         0.00%              1.00%
        -------------------------------------------------------------------------------------------------------------------
        Neuberger Berman AMT Mid-Cap Growth Portfolio       0.85%          0.15%         0.00%              1.00%
        -------------------------------------------------------------------------------------------------------------------
        Neuberger Berman AMT Partners Portfolio             0.78%          0.06%         0.00%              0.84%
        -------------------------------------------------------------------------------------------------------------------

                                   10 of 147

        -------------------------------------------------------------------------------------------------------------------
                                                          Management       Other         12b-1        Total Investment
                                                             Fees        Expenses        Fees          Option Expenses
        -------------------------------------------------------------------------------------------------------------------
        Oppenheimer Variable Account Funds -                0.69%          0.02%         0.00%              0.71%
        Oppenheimer Aggressive Growth Fund/VA
        -------------------------------------------------------------------------------------------------------------------
        Oppenheimer Variable Account Funds -                0.72%          0.03%         0.00%              0.75%
        Oppenheimer Capital Appreciation Fund/VA
        -------------------------------------------------------------------------------------------------------------------
        Oppenheimer Variable Account Funds -                0.74%          0.05%         0.00%              0.79%
        Oppenheimer Main Street Growth & Income Fund/VA
        -------------------------------------------------------------------------------------------------------------------
        Van Eck Worldwide Insurance Trust - Worldwide       0.69%          0.61%         0.00%              1.30%
        Emerging Markets Fund
        -------------------------------------------------------------------------------------------------------------------
        Van Eck Worldwide Insurance Trust - Worldwide       1.00%          0.16%         0.00%              1.16%
        Hard Assets Fund
        -------------------------------------------------------------------------------------------------------------------
        Van Kampen Life Investment Trust - Morgan           1.00%          0.08%         0.00%              1.08%
        Stanley Real Estate Securities Portfolio
        -------------------------------------------------------------------------------------------------------------------
        Warburg Pincus Trust - Growth & Income              0.51%          0.49%         0.00%              1.00%
        Portfolio
        -------------------------------------------------------------------------------------------------------------------


The expenses shown above are deducted by the investment option before it provides Nationwide with the daily net asset value. Nationwide then deducts applicable variable account charges from the net asset value to calculate the unit value of the corresponding sub-account. The management fees and other expenses are more fully described in the prospectus for each investment option. Information relating to the investment options was provided by the investment options and not independently verified by Nationwide.

Some investment options are subject to fee waivers and expense reimbursements. The following chart shows what the expenses would have been for such funds without fee waivers and expense reimbursements.

-------------------------------------------------- ------------- ------------- -------------- ----------------------
                                                    Management      Other                       Total Investment
                                                       Fees        Expenses     12b-1 Fees       Option Expenses
-------------------------------------------------- ------------- ------------- -------------- ----------------------

Dreyfus Investment Portfolios - European Equity       1.00%         2.67%          0.00%              3.67%
Portfolio
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Fidelity VIP Equity-Income Portfolio: Service         0.49%         0.09%          0.10%              0.68%
Class
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Fidelity VIP Growth Portfolio: Service Class          0.59%         0.11%          0.10%              0.80%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Fidelity VIP Overseas Portfolio: Service Class        0.74%         0.17%          0.10%              1.01%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Fidelity VIP II Contrafund Portfolio: Service         0.59%         0.11%          0.10%              0.80%
Class
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Fidelity VIP III Growth Opportunities Portfolio:      0.59%         0.11%          0.10%              0.80%
Service Class
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Morgan Stanley Dean Witter Universal Funds, Inc.      0.80%         1.25%          0.00%              2.05%
- Emerging Markets Debt Portfolio
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Capital Appreciation Fund                        0.60%         0.22%          0.00%              0.82%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Government Bond Fund                             0.50%         0.22%          0.00%              0.72%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Money Market Fund                                0.40%         0.21%          0.00%              0.61%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Total Return Fund                                0.59%         0.21%          0.00%              0.80%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Balanced Fund                         0.75%         0.36%          0.00%              1.11%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Equity Income Fund                    0.80%         0.50%          0.00%              1.30%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Global Equity Fund                    1.00%         0.61%          0.00%              1.61%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide High Income Bond Fund                 0.80%         0.47%          0.00%              1.27%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Mid Cap Index Fund                    0.50%         0.50%          0.00%              1.00%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Multi-Sector Bond Fund                0.75%         0.36%          0.00%              1.11%
-------------------------------------------------- ------------- ------------- -------------- ----------------------

                                   11 of 147


-------------------------------------------------- ------------- ------------- -------------- ----------------------
                                                    Management      Other                       Total Investment
                                                       Fees        Expenses     12b-1 Fees       Option Expenses
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Select Advisers Small Cap Growth      1.10%         0.73%          0.00%              1.83%
Fund
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Small Cap Value Fund                  0.90%         0.58%          0.00%              1.48%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Strategic Growth Fund                 0.90%         0.80%          0.00%              1.70%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
NSAT Nationwide Strategic Value Fund                  0.90%         0.48%          0.00%              1.38%
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Van Eck Worldwide Insurance Trust - Worldwide         1.00%         0.61%          0.00%              1.61%
Emerging Markets Fund
-------------------------------------------------- ------------- ------------- -------------- ----------------------
Van Eck Worldwide Insurance Trust - Worldwide         1.00%         0.20%          0.00%              1.20%
Hard Assets Fund
-------------------------------------------------- ------------- ------------- -------------- ----------------------


SYNOPSIS OF THE CONTRACTS


The contracts described in this prospectus are individual single premium immediate fixed and variable annuity contracts.


The contracts can be categorized as:
    - Non-Qualified;
    - IRAs;
    - Roth IRAs;
    - SEP IRAs;
    - Simple IRAs; or
    - Tax Sheltered Annuities.

PURCHASE PAYMENTS

The minimum single purchase payment is $35,000. No additional purchase payments will be accepted or permitted.

CHARGES AND EXPENSES

Nationwide deducts a mortality and expense risk charge equal to an annual rate of 1.25% of the daily net assets of the variable account. Nationwide assesses these charges in return for bearing certain mortality and expense risks, and for administrative expenses.


Nationwide does not deduct a sales charge from purchase payments upon deposit into the contract. However, if the income option elected permits withdrawals other than annuity payments, Nationwide may deduct a CDSC upon such withdrawal. This CDSC reimburses Nationwide for sales expenses. The amount of the CDSC will not exceed 6% of purchase payments withdrawn.

If the contract owner elects the Term Certain with Enhanced Death Benefit income option, Nationwide will deduct an additional 0.20% of the daily net assets of the variable account. This charge reimburses Nationwide for increased mortality expenses associated with the enhanced death benefit.

ANNUITY PAYMENTS

Annuity payments begin on the income start date. The payments will be based on the income option chosen at the time of application (see "Income Options").

TAXATION

The tax treatment of the contracts depends on the type of contract issued. Nationwide will charge against the contract any premium taxes levied by any governmental authority (see "Federal Tax Considerations" and "Premium Taxes").

TEN DAY FREE LOOK

Contract owners may return the contract for any reason within ten days of receipt and Nationwide will refund the contract value or the amount as required by law (see "Right to Revoke").

FINANCIAL STATEMENTS

Financial statements for the variable account and Nationwide are located in the Statement of Additional Information. A current Statement of Additional Information may be obtained, without charge, by contacting Nationwide's home office at

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the telephone number listed on page 2 of this prospectus.

NATIONWIDE LIFE INSURANCE COMPANY


Nationwide is a stock life insurance company organized under Ohio law in March, 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215. Nationwide is a provider of life insurance, annuities and retirement products. It is admitted to do business in all states, the District of Columbia, Puerto Rico, and the Virgin Islands.


NATIONWIDE ADVISORY SERVICES, INC.

The contracts are distributed by the general distributor, Nationwide Advisory Services, Inc. ("NAS"), Three Nationwide Plaza, Columbus, Ohio 43215. NAS is a wholly owned subsidiary of Nationwide.

INVESTING IN THE CONTRACT


The contracts described in this prospectus are combination fixed and variable immediate annuity contracts. The following provisions discuss those interests under the contracts that relate to the portion of the purchase payment allocated to variable annuity payments. For a discussion of the interests allocated to a fixed annuity payment, see APPENDIX B.


THE VARIABLE ACCOUNT AND INVESTMENT OPTIONS

Nationwide Variable Account-9 is a separate account that invests in the investment options listed in Appendix A. Nationwide established the separate account on May 22, 1997, pursuant to Ohio law. Although the separate account is registered with the SEC as a unit investment trust pursuant to the Investment Company Act of 1940 ("1940 Act"), the SEC does not supervise the management of Nationwide or the variable account.

Income, gains, and losses credited to, or charged against, the variable account reflect the variable account's own investment experience and not the investment experience of Nationwide's other assets. The variable account's assets are held separately from Nationwide's other assets and are not chargeable with liabilities incurred in any other business of Nationwide.

The variable account is divided into sub-accounts. Nationwide uses the assets of each sub-account to buy shares of the investment options based on contract owner instructions. There are two sub-accounts for each investment option. One sub-account contains shares attributable to accumulation units and annuity income units under Non-Qualified Contracts. The other contains shares attributable to accumulation units and annuity income units under IRAs, Simple IRAs, SEP IRAs, Roth IRAs, and Tax Sheltered Annuities.

Each investment option's prospectus contains more detailed information about that fund. Prospectuses for the investment options should be read in conjunction with this prospectus.

Investment options in the variable account are NOT publicly traded mutual funds. They are only available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies, or in some cases, through participation in certain qualified pension or retirement plans.

The investment advisers of the investment options may manage publicly traded mutual funds with similar names and investment objectives. However, the investment options are NOT directly related to any publicly traded mutual fund. Contract owners should not compare the performance of a publicly traded fund with the performance of investment options participating in the variable account. The performance of the investment options could differ substantially from that of any publicly traded funds.

Voting Rights

Contract owners who have allocated assets to the investment options are entitled to certain voting rights. Nationwide will vote contract owner shares at special shareholder meetings based on contract owner instructions. However,

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if the law changes and Nationwide is allowed to vote in its own right, it may elect to do so.

Contract owners with voting interests in an investment option will be notified of issues requiring a shareholders' vote as soon as possible before the shareholder meeting. Notification will contain proxy materials and a form with which to give Nationwide voting instructions. Nationwide will vote shares for which no instructions are received in the same proportion as those that are received.

The number of shares which a contract owner may vote will be determined as of a date to be chosen by Nationwide not more than 60 days prior to the shareholder meeting.

Material Conflicts

The investment options may be offered through separate accounts of other insurance companies, as well as through other separate accounts of Nationwide. Nationwide does not anticipate any disadvantages to this. However, it is possible that a conflict may arise between the interests of the variable account and one or more of the other separate accounts in which these investment options participate.

Material conflicts may occur due to a change in law affecting the operations of variable life insurance policies and variable annuity contracts, or differences in the voting instructions of the contract owners and those of other companies. If a material conflict occurs, Nationwide will take whatever steps are necessary to protect contract owners and variable annuity payees, including withdrawal of the variable account from participation in the investment option(s) involved in the conflict.

Substitution of Securities

Nationwide may substitute, eliminate, or combine shares of another investment option for shares already purchased or to be purchased in the future if either of the following occurs:

   1) shares of a current investment option are no longer available for investment; or

   2) further investment in an investment option becomes inappropriate in the judgement of Nationwide management.

No substitution, elimination, or combination of shares may take place without the prior approval of the SEC and state insurance departments.

STANDARD CHARGES AND DEDUCTIONS

MORTALITY AND EXPENSE RISK CHARGE

Nationwide deducts a Mortality and Expense Risk Charge from the variable account. This amount is computed on a daily basis, and is equal to an annual rate of 1.25% of the daily net assets of the variable account.


The mortality risk charges compensate Nationwide for guaranteeing the annuity rate of the contracts. This guarantee ensures that the annuity rates will not change regardless of the death rates of annuity payees or the general population.

The expense risk charges compensate Nationwide for guaranteeing that administration charges will not increase regardless of actual expenses.

If the Mortality and Expense Risk Charge is insufficient to cover actual expenses, the loss is borne by Nationwide.

CONTINGENT DEFERRED SALES CHARGE

No sales charge deduction is made from the purchase payment when amounts are deposited into the contracts. However, if the income option elected permits withdrawals other than regular annuity payments, Nationwide will deduct a CDSC upon such withdrawal. The CDSC will not exceed 6% of the purchase payment withdrawn.

The CDSC is calculated by multiplying the applicable CDSC percentage (noted below) by the amount that is withdrawn. The applicable CDSC will not be applied to any amount in excess of the single purchase payment.

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The CDSC applies as follows:
---------------------------- --------------------------
 Years from Date of Issue         CDSC Percentage
---------------------------- --------------------------
             1                          6%
---------------------------- --------------------------
             2                          6%
---------------------------- --------------------------
             3                          5%
---------------------------- --------------------------
             4                          5%
---------------------------- --------------------------
             5                          4%
---------------------------- --------------------------
             6                          3%
---------------------------- --------------------------
             7                          2%
---------------------------- --------------------------
        Thereafter                      0%
---------------------------- --------------------------

The CDSC is used to cover sales expenses, including commissions (maximum of 5.5% of purchase payment), production of sales material, and other promotional expenses. If expenses are greater than the CDSC, the shortfall will be made up from Nationwide's general account, which may indirectly include portions of the variable account charges, since Nationwide may generate a profit from these charges.

Contract owners taking withdrawals (other than substantially equal periodic payments for life) before age 59 1/2 may be subject to a 10% tax penalty. In addition, all or a portion of the withdrawal may be subject to federal income taxes (see "Federal Income Taxes").


PREMIUM TAXES

Nationwide will charge against the contract value any premium taxes levied by a state or other government entity. Premium tax rates currently range from 0% to 3.5%. This range is subject to change. The method used to assess premium tax will be determined by Nationwide at its sole discretion in compliance with state law.


If applicable, Nationwide will deduct premium taxes from the contract either at:
1)    the time the contract is withdrawn;
2)    annuitization; or
3)    such earlier date as Nationwide becomes subject to premium taxes.

ADDITIONAL CONTRACT CHARGE

ENHANCED DEATH BENEFIT CHARGE

If the contract owner elects the Term Certain with Enhanced Death Benefit income option, Nationwide will deduct an additional 0.20% of the daily net assets of the variable account. This charge is in addition to the variable account charges of 1.25% assessed against every contract. The Enhanced Death Benefit Charge reimburses Nationwide for increased mortality expenses associated with the enhanced death benefit.


CONTRACT OWNERSHIP

The contract owner has all rights under the contract. Purchasers who name someone other than themselves as the contract owner will have no rights under the contract.

At the time of application, the contract owner designates/elects:

   1)   an annuitant and joint annuitant, if applicable;

   2) the frequency of payments, income option, assumed investment return, and income start date;

   3)   a beneficiary and contingent beneficiary, if applicable;

   4) the portion of the single purchase payment used to purchase fixed annuity payments and/or variable annuity payments;

   5)   the allocation among investment options; and

   6) any optional benefits that may be provided under the elected income option.

Once elected, the income option cannot be changed.

OWNERSHIP RIGHTS BETWEEN THE DATE OF ISSUE AND THE INCOME START DATE

Between the date of issue and the income start date, the contract owner has the right to:

   1)   cancel the contract during the free look period;

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   2)   change the beneficiary and/or the contingent beneficiary;

   3)   change allocations among investment options;

   4) elect to take a partial or full withdrawal, depending on the income option selected and subject to any restrictions described in this prospectus; and

   5) elect or revoke a prior election of Annual Benefit Leveling (see "Annual Benefit Leveling").

OWNERSHIP RIGHTS BETWEEN THE INCOME START DATE AND PRIOR TO THE ANNUITANT'S
DEATH

After the income start date and prior to the annuitant's death, the contract owner has the right to:

   1)   change the beneficiary and/or the contingent beneficiary;

   2)   change allocations among investment options;

   3) elect to take a partial or full withdrawal, depending on the income option selected and subject to any restrictions described in this prospectus; and

   4)   elect or discontinue Annual Benefit Leveling.

CHANGES

All changes, except those to Annual Benefit Leveling, will take effect as of the time such changes are recorded by Nationwide, whether or not the contract owner or annuitant is living at the time of the recording. Nationwide will not be liable for any payments made or actions taken by Nationwide before recording the change.

Nationwide may require that all changes be submitted in writing or in another form Nationwide deems acceptable. Nationwide may require that signatures be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guarantee.



JOINT OWNERSHIP

Joint owners each own an undivided interest in the contract. Joint owners must be spouses at the time joint ownership is requested unless state law requires Nationwide to allow non-spousal joint owners. A joint owner may only be named in Non-Qualified Contracts.

The exercise of any ownership right in the contract will require a written request signed by both joint owners.

If a contract owner who IS NOT the annuitant dies before the income start date and there is a surviving joint owner, the joint owner will become the contract owner.

If the contract owner who IS the annuitant dies before the income start date and there is a surviving joint owner, the contract will terminate and Nationwide will pay the contract value to the joint owner.

ANNUITANT AND JOINT ANNUITANT

The annuitant (and joint annuitant, if applicable) must be age 85 or younger at the time of contract issuance, unless Nationwide approves a request for an annuitant or joint annuitant of greater age. Once designated, the annuitant and joint annuitant, if applicable, cannot be changed. Joint annuitants can be named only if permitted under the elected income option.

For contracts issued as IRAs or Tax Sheltered Annuities, the contract owner and annuitant must be the same person and that individual's entire interest in the contract is nonforfeitable. For either of these contract types, if a joint and survivor income option is elected, the joint annuitant must be the annuitant's spouse.

BENEFICIARY AND CONTINGENT BENEFICIARY

The beneficiary is the person who may receive benefits under the contract if the annuitant (and joint annuitant, if any) dies after the income start date. The contract owner can name more than one beneficiary. The beneficiaries will share the benefits equally, unless otherwise specified.

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If no beneficiaries survive the annuitant, the beneficiary's rights will vest in the contingent beneficiary. Contingent beneficiaries will share the benefits equally, unless otherwise specified.

If no beneficiary or contingent beneficiary survives the annuitant (and the joint annuitant, if applicable), all beneficiary rights will vest with the contract owner or the last surviving contract owner's estate.

If the annuitant (and joint annuitant, if any) dies before the income start date, and there is no surviving contract owner or joint owner, Nationwide will pay the contract proceeds to the beneficiary.

OPERATION OF THE CONTRACT

PURCHASE PAYMENTS

The minimum single purchase payment must be at least $35,000. No additional purchase payments will be accepted or permitted.

The cumulative total of all purchase payments under contracts issued by Nationwide on the life of any one annuitant cannot exceed $1,000,000 without Nationwide's prior consent.

ALLOCATION OF THE PURCHASE PAYMENT

For any particular income option, the single purchase payment may be allocated to provide variable annuity payments, fixed annuity payments, or a combination of both. The chosen allocation is irrevocable.

Nationwide allocates that portion of the purchase payment intended for variable annuity payments to investment options as instructed by the contract owner. Shares of the investment options are purchased by the separate account at net asset value and maintained as accumulation units until being converted into annuity income units on the income start date. Contract owners can change allocations or make exchanges among the sub-accounts subject to conditions imposed by the investment options and those set forth in the contract.

PRICING


The portion of the single purchase payment designated for variable annuity payments will be allocated to sub-accounts and will be priced at the accumulation unit value determined no later than 2 business days after receipt of an order to purchase if the application and all necessary information are complete. If the application is not complete, Nationwide may retain the purchase payment for up to 5 business days while attempting to complete it. If the application is not completed within 5 business days, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically allows Nationwide to hold the purchase payment until the application is completed.


Purchase payments will not be priced when the New York Stock Exchange is closed or on the following nationally recognized holidays:

-  New Year's Day                -  Independence Day
-  Martin Luther King, Jr. Day   -  Labor Day
-  Presidents' Day               -  Thanksgiving
-  Good Friday                   -  Christmas
-  Memorial Day

Nationwide also will not price purchase payments if:

   (1)  trading on the New York Stock Exchange is restricted;

   (2) an emergency exists making disposal or valuation of securities held in the variable account impracticable; or

   (3) the SEC, by order, permits a suspension or postponement for the protection of security holders.

Rules and regulations of the SEC will govern as to when the conditions described in (2) and (3) exist. If Nationwide is closed on days when the New York Stock Exchange is open, account value may be affected since the contract owner would not have access to their account.

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TRANSFERS

Any portion of the single purchase payment that is allocated to provide fixed annuity payments may not be transferred to any sub-accounts. Similarly, any portion of the single purchase payment that is allocated to provide variable annuity payments may not be transferred to provide fixed annuity payments.

However, any portion of a single purchase payment that is allocated to provide variable annuity payments may be reallocated by the contract owner among investment options, subject to the following conditions:

   - Transfers between sub-accounts may be made once daily without charges or penalties.

   - Nationwide reserves the right to limit transfers between sub-accounts to 12 per year or to assess a fee for any transfer in excess of 12 per year.


Amounts transferred between the sub-accounts will receive the annuity income unit value that is next computed immediately following receipt of the transfer request.


Transfer Requests

Nationwide will accept transfer requests in writing or, in those states that allow them, over the telephone. Nationwide will use reasonable procedures to confirm that telephone instructions are genuine and will not be liable for following telephone instructions that it reasonably determined to be genuine. Nationwide may withdraw the telephone exchange privilege upon 30 days written notice to contract owners.

Market Timing Firms

Some contract owners may use market timing firms or other third parties to make transfers on their behalf. Generally, in order to take advantage of perceived market trends, market-timing firms will submit transfer or exchange requests on behalf of multiple contract owners at the same time. Sometimes this can result in unusually large transfers of funds. These large transfers might interfere with the ability of Nationwide or the investment option (the underlying mutual fund) to process transactions. This can potentially disadvantage contract owners not using market-timing firms. To avoid this, Nationwide may modify transfer rights of contract owners who use market timing firms (or other third parties) to transfer or exchange funds on their behalf.

The transfer rights of individual contract owners will not be modified in any way when instructions are submitted directly by the contract owner, or by the contract owner's representative (as authorized by the execution of a valid Nationwide Limited Power of Attorney Form).

To protect contract owners, Nationwide may refuse transfer requests:

- submitted by any agent acting under a power of attorney on behalf of more than one contract owner; or

- submitted on behalf of individual contract owners who have executed pre-authorized exchange forms which are submitted by market timing firms (or other third parties) on behalf of more than one contract owner at the same time.

Nationwide will not restrict exchange rights unless Nationwide believes it to be necessary for the protection of all contract owners.

RIGHT TO REVOKE

Contract owners have a ten day "free look" to examine the contract. The contract may be returned to Nationwide's home office for any reason within ten days of receipt and Nationwide will refund the contract value or another amount required by law. The refunded contract value will reflect the deduction of any contract charges, unless otherwise required by law. All IRA and Roth IRA refunds will be a return of purchase payments. State and/or federal law may provide additional free look privileges.

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Liability of the variable account under this provision is limited to the contract value in each sub-account on the date of revocation. Any additional amounts refunded to the contract owner will be paid by Nationwide.

WITHDRAWAL (REDEMPTION)


The contract owner may take a partial or full withdrawal after the end of the free look period if the contract owner elected either the Term Certain or the Term Certain with Enhanced Death Benefit income option at the time of application. If the contract owner did not elect one of the two income options listed above, the contract owner may not withdraw value from the contract. Withdrawals may not be permitted in all states.


Withdrawal requests must be in writing or in a form otherwise acceptable to Nationwide. Nationwide reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guarantee.

Nationwide will pay any amounts withdrawn to the contract owner within seven days of receipt of a proper request and instructions satisfactory to Nationwide.

WITHDRAWALS BEFORE THE INCOME START DATE


If the income option elected so permits, a contract owner may take a partial or full withdrawal after the free look period and before the income start date. The variable account value on the date of withdrawal will reflect the investment performance of the sub-accounts chosen by the contract owner. A CDSC will apply.

WITHDRAWALS ON OR AFTER THE INCOME START DATE

If the income option elected so permits, a contract owner may take a partial or full withdrawal on or after the income start date. The amount available for withdrawal on or after the income start date will be based on the commutation value and will reflect the investment performance of the sub-accounts chosen by the contract owner. A CDSC may apply.

After the income start date, distributions other than regular annuity payments are generally required to be included in income for federal income tax purposes. However, this general rule does not apply to a complete withdrawal or redemption of a contract - a portion of the amount received in a complete withdrawal or redemption may be treated for federal income tax purposes as the tax-free return of investment in the contract. Partial withdrawals or redemptions other than regular annuity payments are generally required to be included in income. THE INTERNAL REVENUE CODE, TREASURY REGULATIONS, AND OTHER INFORMATIONAL RELEASES BY THE IRS CONTAIN COMPLEX RULES REGARDING THE TAXATION OF DISTRIBUTIONS FROM ANNUITY CONTRACTS, WHICH THE CONTRACT OWNER SHOULD REVIEW WITH A TAX ADVISER PRIOR TO REQUESTING A DISTRIBUTION.


Commutation Value of Variable Annuity Payments


The commutation value of variable annuity payments is equal to the present value of the variable annuity payments remaining in the term certain period. This present value is calculated using the assumed investment return for the contract and the annuity income unit values determined at the next unit value calculation after Nationwide receives the withdrawal request.

If a contract owner who has elected Annual Benefit Leveling takes a full withdrawal, the withdrawn amount will be made up of two components:

   1) the commutation values (which do not include amounts allocated to Annual Benefit Leveling); and

   2) the present value of the leveled variable annuity payments scheduled to be paid after Nationwide receives complete instructions, but before the next income start date anniversary.

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       The present value of these payments will be calculated using the Annual Benefit Leveling interest rate that was assumed when the leveled payment amount was determined.

If a contract owner who has elected Annual Benefit Leveling takes a partial withdrawal, no portion of the present value of the leveled variable annuity payments scheduled to be paid before the next income start date anniversary may be withdrawn. Only the commutation value of amounts remaining in the investment options or of the fixed annuity payments may be withdrawn.


Commutation Value of Fixed Annuity Payments


The commutation value of fixed annuity payments is defined in Appendix B.


PARTIAL WITHDRAWALS (PARTIAL REDEMPTIONS)


If a partial withdrawal is allowed under the income option and elected, the contract owner must specify the percentage of the withdrawal to be taken from fixed annuity payments and/or variable annuity payments.

A partial withdrawal will result in the reduction of the remaining term certain period payments. If the contract owner elects a partial withdrawal of fixed annuity payments, Nationwide will reduce the remaining payments by the ratio of the withdrawal amount received from fixed annuity payments, plus any CDSC, to the total commutation value available from fixed annuity payments. If the contract owner elects a partial withdrawal of variable annuity payments, Nationwide will reduce the number of annuity income units provided by each sub-account on a pro-rata basis, unless the contract owner specifies otherwise.

The minimum partial withdrawal amount is $2,000. In addition, each remaining annuity payment after the partial withdrawal must equal $100 or more.

A CDSC may apply. The CDSC deducted is a percentage of the amount requested by the contract owner. Amounts deducted for CDSC are not subject to subsequent CDSC. The contract owner may take the CDSC from either:


   a) the amount requested; or

   b) the commutation value remaining after the contract owner has received the requested amount.

If the contract owner does not make a specific election, any applicable CDSC will be taken from the commutation value remaining after the contract owner has received the requested amount.

FULL WITHDRAWALS (FULL REDEMPTIONS)

The commutation value upon full withdrawal may be more or less than the purchase payment made to the contract. The commutation value will reflect variable account charges, investment option charges, the investment performance of the investment options, prior redemptions, and annuity payments. A CDSC may apply.

RESTRICTIONS ON WITHDRAWALS FROM A TAX SHELTERED ANNUITY

The withdrawal of interest in the contract attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Internal Revenue Code Section 402(g)(3)(C)), or transfers from a custodial account as described in Internal Revenue Code Section 403(b)(7), may be executed only if otherwise permitted by the contract and:

   (1) when the contract owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Internal Revenue Code Section 72(m)(7)); or

   (2) in the case of hardship (as defined for purposes of Internal Revenue Code
       Section 401(k)), provided that any withdrawal in the case of hardship may not include any income attributable to salary reduction contributions.

These withdrawal limitations apply to the withdrawal of interest in the contract attributable to the following:

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   (1) salary reduction contributions to Tax Sheltered Annuities made for plan years beginning after December 31, 1988;

   (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

   (3) all amounts transferred from custodial accounts described in Internal Revenue Code Section 403(b)(7) (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

These provisions explain Nationwide's understanding of current withdrawal restrictions. These restrictions may change.

Distributions pursuant to Qualified Domestic Relations Orders will not violate the restrictions stated above, but may be subject to restrictions found in the employer's plan or the Internal Revenue Code.

ASSIGNMENT

Contract rights are personal to the contract owner and may not be assigned.

ANNUITY PAYMENTS

INCOME START DATE

The income start date is the date chosen by the contract owner as the date for annuity payments to begin. The income start date must be no earlier than the day after the end of the free look period and no later than 60 days after the date of issue. In connection with the income start date, the contract owner also elects the frequency of annuity payment dates.

FIXED ANNUITY PAYMENTS

Fixed annuity payments provide for level annuity payments. The fixed annuity payments will remain level unless the income option calls for a reduction in the annuity income upon withdrawal or death of the annuitant (or joint annuitant). See Appendix B.



VARIABLE ANNUITY PAYMENTS

Variable annuity payments will vary depending on the performance of the investment options selected.

First Variable Annuity Payment

The following factors determine the amount of the first variable annuity payment:

   - the portion of the single purchase payment allocated to provide variable annuity payments;

   -  the variable account value on the income start date;

   -  the age and sex of the annuitant (and joint annuitant, if any);

   -  the income option elected;

   -  the frequency of annuity payments;

   -  the income start date;

   - the selected assumed investment return (the net investment return required to maintain level variable annuity payments);

   -  the deduction of applicable premium taxes; and

   -  the date the contract was issued.

Subsequent Variable Annuity Payments

Variable annuity payments after the first will vary with the performance of the investment options chosen by the contract owner after the investment performance is adjusted by the assumed investment return factor.

The dollar amount of each subsequent variable annuity payment is determined as follows:

The portion of the first annuity payment funded by a particular sub-account is divided by the annuity income unit value for that sub-account as of the income start date. This establishes the number of annuity income units provided by each sub-account for each variable annuity payment after the first.

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The number of annuity income units for each sub-account will remain constant, subject to the following exceptions:

     1) if a reduction applies after the first death when the contract owner elected a joint and survivor income option;

     2) if the contract owner takes a withdrawal, as permitted under the income option elected; or

     3) if the contract owner transfers value from one investment option to another.

The number of annuity income units for each sub-account is multiplied by the annuity income unit value for that sub-account for the valuation day for which the payment is due. The sum of these results for all the sub-accounts in which the contract owner invests establishes the dollar amount of the variable annuity payment.

Subsequent variable annuity payments may be more or less than the previous variable annuity payment, depending on whether the net investment performance of the elected investment options is greater or lesser than the assumed investment return.

Assumed Investment Return


An assumed investment return is the net investment return required to maintain level variable annuity payments. Payments will increase from one payment date to the next if the annualized net rate of return is greater than the assumed investment return during that time. Conversely, payments will decrease from one payment to the next if the annualized net rate of return is less than the assumed investment return during that time.

At the time of application, the contract owner elects one of three available assumed investment return percentages: 3.5%, 5.0%, or 6.0%. This percentage cannot be changed after contract issuance. Refer to Appendix C for more information on selecting an assumed investment return percentage. One or more of the above assumed investment return percentages may not be available in all states. Please refer to your contract for specific information.


Nationwide uses this percentage rate of return to determine the amount of the first variable annuity payment.

Value of an Annuity Income Unit

Annuity income unit values for sub-accounts are determined by:

   1) multiplying the annuity income unit value for each sub-account for the immediately preceding valuation day by the net investment factor for the sub-account for the subsequent valuation day; and then

   2) multiplying the result from (1) by the assumed investment return factor adjusted for the number of days in the valuation period. The assumed investment return factor corresponds with the assumed investment return chosen by the contract owner.

The net investment factor is determined by dividing (a) by (b), and then subtracting (c) from the result, where:

(a) is:

    (1) the net asset value of the investment option as of the end of the current valuation period; less

    (2) the per share amount of any dividend or income distributions made by the investment option (if the ex-dividend date occurs during the current valuation period).

(b) is the net asset value of the investment option determined as of the end of the preceding valuation period.

(c) is a factor representing the daily variable account charges. The factor is equal to an annual rate of 1.25% (1.45% if the income option with an Enhanced Death Benefit has been chosen) of the daily net assets of the variable account.

Changes in the net investment factor may not be directly proportional to changes in the net asset

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value of the investment option shares because of the deduction of variable account charges.

Though the number of annuity income units will not change as a result of investment experience, the value of an annuity income unit may increase or decrease from valuation day to valuation day.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Payments are made based on the income option and frequency selected. Payment frequencies available are: monthly, quarterly, semi-annually, or annually. In no event will Nationwide make payments less frequently than annually.

Nationwide reserves the right to change the frequency of payments if the amount of any payment becomes less than $100. The payment frequency will be changed to an interval that will result in payments of at least $100.

ANNUAL BENEFIT LEVELING

If the contract owner elects Annual Benefit Leveling, variable annuity payments will be adjusted to reflect the performance of the investment options once every 12 months, instead of with every payment.

On the income start date (or the income start date anniversary on which Annual Benefit Leveling begins), the number of annuity income units necessary to make the payments for the following year will be calculated. These annuity income units will be redeemed from the sub-accounts and transferred to Nationwide's general account. The Annual Benefit Leveling interest rate for that quarter will be used to calculate the guaranteed amount of level payments for the following year.

The level payment calculated on each subsequent income start date anniversary could be higher or lower than the level payment for the previous year.

An election to start or discontinue Annual Benefit Leveling will take effect only on the income start date or anniversary thereof. In order for such an election to take effect on the next income start date anniversary, Nationwide must receive the election at least 5 days prior to the income start date anniversary. If a contract owner elects Annual Benefit Leveling, the process of calculating leveled variable annuity payments will take place on each subsequent income start date anniversary until the contract owner instructs Nationwide otherwise.

Nationwide reserves the right to discontinue Annual Benefit Leveling. If Nationwide does discontinue this program, any contract owner receiving leveled variable annuity payments will continue to do so until the next income start date anniversary.

INCOME OPTIONS

Contract owners must elect an income option. This election is made at the time of application and is irrevocable.

The income options available are:

    - Single Life;


    - Single Life with Term Certain;


    - Single Life with Cash Refund;

    - Joint and Last Survivor;

    - Joint and 100% Last Survivor with Term Certain;

    - Joint and 100% Last Survivor with Cash Refund;

    - Joint and 50% Survivor;

    - Term Certain; and

    - Term Certain with Enhanced Death Benefit.

Each of the income options is discussed more thoroughly below.

SINGLE LIFE

The Single Life income option provides for annuity payments to be paid during the lifetime of the annuitant.

Payments will cease with the last payment before the annuitant's death. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

                                   23 of 147

SINGLE LIFE WITH TERM CERTAIN

The Single Life with Term Certain income option provides that annuity payments will be made during the annuitant's lifetime or for the term certain selected by the contract owner on the application, whichever is longer. The contract owner may select a term certain of 10, 15, or 20 years at the time of application.


If the annuitant dies during this term certain period, the beneficiary will have the option to continue payments for the remainder of the term certain period or to receive the commutation value of the remaining payments in a single lump sum payment.

No withdrawals other than the death benefit and the scheduled annuity payments are permitted.

SINGLE LIFE WITH CASH REFUND

The Single Life with Cash Refund income option provides that annuity payments will be made during the lifetime of the annuitant.

If the annuitant dies before receiving aggregate annuity payments at least equal to the single purchase payment, less any premium tax, the difference between the aggregate annuity payments and the single purchase payment, less any premium tax, will be paid to the beneficiary in a single lump sum.

No withdrawals other than the death benefit or scheduled annuity payments are permitted.

JOINT AND LAST SURVIVOR

The Joint and Last Survivor income option provides for annuity payments to continue during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant, payments will continue for the life of the survivor. Payments to the survivor will be 50%, 75%, or 100% of the amount that would have been paid if both annuitants were living, depending on which continuation percentage was selected by the contract owner on the application.

Payments will cease with the last payment due prior to the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

JOINT AND 100% LAST SURVIVOR WITH TERM CERTAIN

The Joint and 100% Last Survivor with Term Certain income option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant. After the death of either the annuitant or joint annuitant, payments will continue at the same level for the life of the survivor.

If the annuitant and joint annuitant die during the term certain period, the beneficiary will have the option to continue payments for the remainder of the period or to receive the commutation value of the remaining payments in a single lump sum payment.

The contract owner may select a term certain of 10, 15, or 20 years at the time of application.

No withdrawals other than the death benefit and the scheduled annuity payments are permitted.

JOINT AND 100% LAST SURVIVOR WITH CASH REFUND

The Joint and 100% Last Survivor with Cash Refund income option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant.

After the death of either the annuitant or joint annuitant, payments will continue at the same level for the life of the survivor.

If the survivor dies after the income start date, but before aggregate annuity payments have been made that are at least equal to the single purchase payment, less any premium tax, the difference between the aggregate annuity payments and the single purchase payment, less any premium tax, will be paid to the beneficiary in a single lump sum.

No withdrawals other than the death benefit and scheduled annuity payments are permitted.

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JOINT AND 50% SURVIVOR

The Joint and 50% Survivor income option provides for annuity payments to be made during the joint lifetimes of the annuitant and joint annuitant.

After the death of the annuitant, payments of 50% of the amount that would have been paid if the annuitant were living will be made for the life of the joint annuitant. If the joint annuitant dies before the annuitant, the 50% reduction does not apply.

Payments will cease with the last payment due before the death of the last survivor of the annuitant and joint annuitant. No death benefit will be paid.

No withdrawals other than the scheduled annuity payments are permitted.

TERM CERTAIN


The Term Certain income option provides for annuity payments to be made for the term certain selected by the contract owner on the application, between 5 and 30 years, inclusive. Nationwide reserves the right to limit the availability of some term certain durations based on economic circumstances.


The contract owner may elect at any time prior to the annuitant's death to withdraw all or part of the value of the contract as set forth in the "Withdrawals (Redemptions)" provision. Withdrawals may be subject to a CDSC.

If the annuitant dies during the term certain period, the beneficiary will have the option to continue payments for the remainder of the period or to receive the commutation value of the remaining payments in a single lump sum payment.

TERM CERTAIN WITH ENHANCED DEATH BENEFIT

The Term Certain with Enhanced Death Benefit income option provides for annuity payments to be made for the term certain selected by the contract owner on the application, between 10 and 20 years, inclusive.

The contract owner may elect at any time prior to the Annuitant's death to withdraw all or part of the value of the contract. Withdrawals may be subject to a CDSC.


If the annuitant dies during the term certain period, the beneficiary will have the option to continue payments for the remainder of the period or to receive the death benefit in a single lump sum payment as described below.

Because of the enhanced death benefit associated with this income option, Nationwide will assess an additional charge of 0.20% to the variable account charges of 1.25% of the daily net assets of the variable account.

The Term Certain with Enhanced Death Benefit income option may not be available in all states.


Lump Sum Death Benefit Option

If the beneficiary elects to receive the death benefit in one lump sum, the amount will be calculated as described in Appendix B for fixed annuity payments remaining in the term certain period after Nationwide receives proper proof of death and complete instructions, plus the greater of (1) or (2) where:

     1) is the commutation value of variable annuity payments remaining in the term certain period after Nationwide receives proper proof of death and complete instructions; and

     2) is the commutation value of variable annuity payments remaining in the term certain period after Nationwide receives proper proof of death and complete instructions, calculated as if each remaining payment would be equal to the highest variable annuity payment the annuitant received under the contract prior to the earlier of the annuitant's attainment of age 80 or the date of the annuitant's death. This commutation value will be calculated using the assumed investment return elected for the contract, and will be appropriately adjusted for any partial

                                   25 of 147
         withdrawals that have been taken. See Appendix D.


If Annual Benefit Leveling is in effect, the lump sum death benefit will be made up of two components: 1) the commutation values described above (which do not include amounts allocated to Annual Benefit Leveling); and 2) the present value of the leveled variable annuity payments scheduled to be paid after Nationwide receives complete instructions, but before the next income start date anniversary. The present value of these payments will be calculated using the Annual Benefit Leveling interest rate that was assumed when the leveled payment amount was determined.

Continuation of Payments Death Benefit Option

If the beneficiary elects to receive the annuity payments remaining in the term certain period, Nationwide will proportionately adjust the number of annuity income units associated with each remaining variable annuity payment to reflect the greater of (1) or (2) as described in the "Lump Sum Death Benefit Option" provision. All remaining variable annuity payments will be paid on the basis of this adjusted number of units. Remaining fixed annuity payments will be paid without enhancement or adjustment.

If Annual Benefit Leveling is in effect, the amount of the leveled variable annuity payments scheduled to be made after Nationwide receives complete instructions, but before the next income start date anniversary, will not be changed.

ANY OTHER OPTION

Income options not set forth in this provision may be available. Any income option not set forth in this provision must be approved by both Nationwide and the contract owner.

DEATH BEFORE THE INCOME START DATE

DEATH OF CONTRACT OWNER

If a contract owner, who is not the annuitant, dies before the income start date, ownership rights will vest in the surviving joint owner, if any. If there is no surviving joint owner, ownership rights will vest in the annuitant. Subject to the "Required Distributions" provisions, the annuitant will be entitled to receive scheduled annuity payments.

If the contract owner, who is also the annuitant, dies before the income start date, the terms of the "Death of Annuitant" provision apply.

DEATH OF ANNUITANT


If the annuitant dies before the income start date, the contract will terminate and Nationwide will pay the contract value to the surviving owner(s). If there is no surviving owner, the beneficiary will be entitled to elect a lump sum distribution or to receive annuity benefits in accordance with the "Required Distributions" provisions.


DEATH AFTER THE INCOME START DATE

DEATH OF CONTRACT OWNER

If any contract owner dies after the income start date, annuity payments will continue under the elected income option and ownership rights will vest in any surviving joint owner. If there is no surviving joint owner, ownership rights will vest in the annuitant.

DEATH OF ANNUITANT

If the annuitant dies after the income start date, the terms of the income option elected by the contract owner will apply.


Once Nationwide is notified of the annuitant's (and joint annuitant's, if applicable) death, any remaining term certain fixed or variable annuity payments will be suspended until Nationwide has received proper proof of death and complete instructions to either continue payments or pay the death benefit in a single lump sum. The availability of any withdrawals allowed by the selected income option will also be suspended for this period. In addition, the commutation value of any remaining term certain variable annuity payments will be transferred to the money market investment option no later than the valuation day following receipt by Nationwide of notification of death.

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Once Nationwide receives proper proof of death and complete instructions, Nationwide will make any payments that were suspended. The amount of each suspended variable annuity payment will be determined using the annuity income unit values for the money market investment option on the date the variable annuity payment was originally scheduled to be made. No interest will be paid on any payments that were suspended. Once any remaining term certain fixed or variable annuity payments have resumed, the beneficiary shall have the right to make any transfers to other investment options allowed by the contract.

Instructions regarding payment of any death benefit provided by the income option selected must be in writing or in a form otherwise acceptable to Nationwide. Nationwide reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guarantee.

If a lump sum death benefit is available and has been elected, it will be paid to the beneficiary within seven days of receipt of proper proof of death and instructions satisfactory to Nationwide.

REQUIRED DISTRIBUTIONS

REQUIRED DISTRIBUTIONS FOR NON-QUALIFIED CONTRACTS

Internal Revenue Code Section 72(s) requires Nationwide to make certain distributions when a contract owner dies. The following distributions will be made according to those requirements:

   1) If any contract owner dies on or after the income start date and before the entire interest in the contract has been distributed, then the remaining interest must be distributed at least as rapidly as the distribution method in effect on the contract owner's death.

   2) If any contract owner dies before the income start date, then the entire interest in the contract (consisting of either the death benefit or the contract value reduced by charges set forth elsewhere in the contract) will be distributed within 5 years of the contract owner's death, provided however:

       a) any interest payable to or for the benefit of a natural person (referred to herein as a "designated beneficiary"), may be distributed over the life of the designated beneficiary or over a period not longer than the life expectancy of the designated beneficiary. Payments must begin within one year of the contract owner's death unless otherwise permitted by federal income tax regulations; and

       b) if the designated beneficiary is the surviving spouse of the deceased contract owner, the spouse can choose to become the contract owner instead of receiving a death benefit. Any distributions required under these distribution rules will be made upon that spouse's death.

In the event that the contract owner is NOT a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions:

   a) the death of the annuitant will be treated as the death of a contract owner;

   b) any change of annuitant will be treated as the death of a contract owner; and

   c) in either case, the appropriate distribution will be made upon the death or change, as the case may be.

These distribution provisions do not apply to any contract exempt from Section 72(s) of the Internal Revenue Code by reason of Section 72(s)(5) or any other law or rule.

The designated beneficiary must elect a method of distribution and notify Nationwide of this election within 60 days of the contract owner's death.

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REQUIRED DISTRIBUTIONS FOR TAX SHELTERED ANNUITIES

Distributions from Tax Sheltered Annuities will be made according to the Minimum Distribution and Incidental Benefit ("MDIB") provisions of Section 401(a)(9) of the Internal Revenue Code. Distributions will be made to the annuitant according to the selected annuity payment option over a period not longer than:

   a) the life of the annuitant or the joint lives of the annuitant and the annuitant's designated beneficiary; or

   b) a period not longer than the life expectancy of the annuitant or the joint life expectancies of the annuitant and the annuitant's designated beneficiary.

Required distributions do not have to be withdrawn from this contract if they are being withdrawn from another Tax Sheltered Annuity of the annuitant.

If the annuitant's entire interest in a Tax Sheltered Annuity will be distributed in equal or substantially equal payments over a period described in
a) or b), the payments will begin on the required beginning date. The required beginning date is the later of:

   a) April 1 of the calendar year following the calendar year in which the annuitant reaches age 70 1/2; or

   b)  the annuitant's retirement date.

Provision b) does not apply to any employee who is a 5% owner (as defined in
Section 416 of the Internal Revenue Code) with respect to the plan year ending in the calendar year when the employee attains the age of 70 1/2.

Distribution commencing on the required distribution date must satisfy MDIB provisions set forth in the Internal Revenue Code. Those provisions require that distributions cannot be less than the amount determined by dividing the annuitant's interest in the Tax Sheltered Annuity determined by the end of the previous calendar year by (a) the annuitant's life expectancy; or, if applicable, (b) the joint and survivor life expectancy of the annuitant and the annuitant's beneficiary. The life expectancies and joint life expectancies are determined by reference to Treasury Regulation 1.72-9.

If the annuitant dies before distributions begin, the interest in the Tax Sheltered Annuity must be distributed by December 31 of the calendar year in which the fifth anniversary of the annuitant's death occurs unless:

   a) the annuitant names his or her surviving spouse as the beneficiary and the spouse chooses to receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) and beginning no later than December 31 of the year in which the annuitant would have attained age 70 1/2; or

   b) the annuitant names a beneficiary other than his or her surviving spouse and the beneficiary elects to receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) beginning no later than December 31 of the year following the year in which the annuitant dies.

If the annuitant dies after distributions have begun, distributions must continue at least as rapidly as under the schedule used before the annuitant's death.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

REQUIRED DISTRIBUTIONS FOR IRAS AND SEP IRAS

Distributions from an IRA or SEP IRA must begin no later than April 1 of the calendar year following the calendar year in which the contract owner reaches age 70 1/2. Distribution may be paid in a lump sum or in substantially equal payments over:

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   a) the contract owner's life or the lives of the contract owner and his or her spouse or designated beneficiary; or

   b) a period not longer than the life expectancy of the contract owner or the joint life expectancy of the contract owner and the contract owner's designated beneficiary.

If the contract owner dies before distributions begin, the interest in the IRA or SEP IRA must be distributed by December 31 of the calendar year in which the fifth anniversary of the contract owner's death occurs, unless:

   a) the contract owner names his or her surviving spouse as the beneficiary and such spouse chooses to:

       1) treat the contract as an IRA or SEP IRA established for his or her benefit; or

       2) receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) and beginning no later than December 31 of the year in which the contract owner would have reached age 70 1/2; or

   b) the contract owner names a beneficiary other than his or her surviving spouse and such beneficiary elects to receive a distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) beginning no later than December 31 of the year following the year of the contract owner's death.

Required distributions do not have to be withdrawn from this contract if they are being withdrawn from another IRA or SEP IRA of the contract owner.

If the contract owner dies after distributions have begun, distributions must continue at least as rapidly as under the schedule being used before the contract owner's death. However, a surviving spouse who is the beneficiary under the annuity payment option may treat the contract as his or her own, in the same manner as is described in section (a)(i) of this provision.

If distribution requirements are not met, a penalty tax of 50% is levied on the difference between the amount that should have been distributed for that year and the amount that actually was distributed for that year.

A portion of each distribution will be included in the recipient's gross income and taxed at ordinary income tax rates. The portion of a distribution which is taxable is based on the ratio between the amount by which non-deductible purchase payments exceed prior non-taxable distributions and total account balances at the time of the distribution. The owner of an IRA or SEP IRA must annually report the amount of non-deductible purchase payments, the amount of any distribution, the amount by which non-deductible purchase payments for all years exceed non-taxable distributions for all years, and the total balance of all IRAs.

If the contract owner dies before the entire interest in the contract has been distributed, the balance will also be included in his or her gross estate.

REQUIRED DISTRIBUTIONS FOR ROTH IRAS

The rules for Roth IRAs do not require distributions to begin during the contract owner's lifetime.

When the contract owner dies, the entire interest in the Roth IRA must be distributed by December 31 of the calendar year in which the fifth anniversary of his or her death occurs, unless:

   a) the contract owner names his or her surviving spouse as the beneficiary and the spouse chooses to:

       1)  treat the contract as a Roth IRA established for his or her benefit;
           or

       2) receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) and

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           beginning no later than December 31 of the year following the year in which the contract owner would have reached age 70 1/2; or

   b) the contract owner names a beneficiary other than his or her surviving spouse and the beneficiary chooses to receive distribution of the contract in substantially equal payments over his or her life (or a period not longer than his or her life expectancy) beginning no later than December 31 of the year following the year in which the contract owner dies.

Distributions from Roth IRAs may be either taxable or non-taxable, depending upon whether they are "qualified distributions" or "non-qualified distributions" (see "Federal Tax Considerations").

FEDERAL TAX CONSIDERATIONS

FEDERAL INCOME TAXES

Contract owners should consult a financial consultant, legal counsel or tax adviser to discuss in detail the taxation and the use of the contracts.

Nationwide does not guarantee the tax status of the contracts or any transactions involving the contracts.

Section 72 of the Internal Revenue Code governs federal income taxation of annuities in general. That section sets forth different rules for: (1) IRAs, including SEP IRAs; (2) Roth IRAs; (3) Tax Sheltered Annuities; and (4) Non-Qualified Contracts. Each type of annuity is discussed below.

IRAs and SEP IRAs

Distributions from IRAs and SEP IRAs and contracts owned by Individual Retirement Accounts are generally taxed when received. The excludable portion of each payment is based on the ratio between the amount by which non-deductible purchase payments to all the contracts exceeds prior non-taxable distributions from the contracts, and the total account balances in the contracts at the time of the distribution. The owner of the IRA or SEP IRA or the annuitant under contracts held by Individual Retirement Accounts must annually report to the Internal Revenue Service:

   -  the amount of nondeductible purchase payments;

   -  the amount of any distributions;

   - the amount by which nondeductible purchase payments for all years exceed non-taxable distributions for all years; and

   -  the total balance in all IRAs.

Roth IRAs

Distributions of earnings from Roth IRAs are taxable or non-taxable, depending upon whether they are "qualified distributions" or "non-qualified distributions." A "qualified distribution" is one that satisfies the five-year rule and meets one of the following requirements:

   (i) it is made on or after the date on which the contract owner attains age 59 1/2;

   (ii) it is made to a beneficiary (or the contract owner's estate) on or after the death of the contract owner;

   (iii)  it is attributable to the contract owner's disability; or

   (iv) it is a qualified first-time homebuyer distribution (as defined in Section 72(t)(2)(F) of the Internal Revenue Code).

The five year rule is satisfied if the distribution is not made within the five taxable year period commencing with the taxable year in which the first contribution to a Roth IRA (including a conversion from a traditional IRA) is made.

A non-qualified distribution is any distribution that is not a qualified distribution.

A qualified distribution is not included in gross income for federal income tax purposes. A non-qualified distribution is not includible in gross income to the extent that the distribution, when added to all previous distributions, does not exceed that total amount of contributions made

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to the Roth IRA. Any non-qualified distribution in excess of the aggregate amount of contributions will be included in the contract owner's gross income in the year that is distributed to the contract owner.

If the contract owner dies before the contract is completely distributed, the balance will also be included in the contract owner's gross estate for tax purposes.

Tax Sheltered Annuities

Distributions from Tax Sheltered Annuities are generally taxed when received. A portion of each distribution is excludable from income based on a formula required by the Internal Revenue Code. The formula excludes from income the amount invested in the contract divided by the number of anticipated payments (as determined pursuant to Section 72(d) of the Internal Revenue Code) until the full investment in the contract is recovered. Thereafter all distributions are fully taxable.

Non-Qualified Contracts - Natural Persons as Contract Owners

The rules applicable to Non-Qualified Contracts provide that a portion of each annuity payment is excludable from taxable income based on the ratio between the contract owner's investment in the contract and the expected return on the contract until the investment has been recovered. Thereafter the entire amount is includible in income. The maximum amount excludable from income is the investment in the contract. If the annuitant dies before the entire investment in the contract has been excluded from income, and no additional payments are due after his or her death, then he or she may be entitled to a deduction for the balance of the unrecovered investment in the contract on his or her final income tax return.


After the income start date, distributions other than regular annuity payments are generally required to be included in income for federal income tax purposes. However, this general rule does not apply to a complete withdrawal or redemption of a contract - a portion of the amount received in a complete withdrawal or redemption may be treated for federal income tax purposes as the tax-free return of investment in the contract. Partial withdrawals or redemptions other than regular annuity payments are generally required to be included in income. THE INTERNAL REVENUE CODE, TREASURY REGULATIONS, AND OTHER INFORMATIONAL RELEASES BY THE IRS CONTAIN COMPLEX RULES REGARDING THE TAXATION OF DISTRIBUTIONS FROM ANNUITY CONTRACTS, WHICH THE CONTRACT OWNER SHOULD REVIEW WITH A TAX ADVISER PRIOR TO REQUESTING A DISTRIBUTION.


Distributions before the income start date are taxable to the contract owner to the extent that the cash value of the contract exceeds the contract owner's investment at the time of the distribution. Distributions, for this purpose, include partial withdrawals or dividends, or for contracts issued after April 22, 1987, any portion of the contract transferred by gift. For these purposes, a transfer by gift may occur if the contract owner and the annuitant are not the same individual.

In determining the taxable amount of a distribution, all annuity contracts issued after October 21, 1988 by the same company to the same contract owner during any 12-month period will be treated as one annuity contract. Additional limitations on the use of multiple contracts may be imposed by Treasury Regulations.

Internal Revenue Code Section 72 assesses a penalty tax if a distribution is made before the contract owner reaches age 59 1/2. The amount of the penalty is 10% of the portion of any distribution that is includible in gross income. The penalty tax does not apply if the distribution:

     1)  is the result of a contract owner's death;

     2)  is the result of a contract owner's disability;

     3) is one of a series of substantially equal periodic payments made over the life or life expectancy of the contract owner (or the joint lives or joint life expectancies of the contract owner and

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         the beneficiary selected by the contract owner to receive payment under the annuity payment option selected by the contract owner);


     4)  is from an immediate annuity; or


     5)  is allocable to an investment in the contract before August 14, 1982.


The Internal Revenue Service has ruled that if an annuity contract is acquired in exchange for another contract in a transaction described in Internal Revenue Code Section 1035 (tax free exchange of contracts), then the date that the old contract was purchased must be no earlier than 1 year before the date that the annuity payments commence under the new contract in order for the new contract to be treated as an immediate annuity for purposes of the exemption from the 10% penalty.


A contract owner that wants to begin taking distributions to which the 10% tax penalty does not apply should forward a written request to Nationwide. Upon receipt of this written request, Nationwide will inform the contract owner of Nationwide's policies and procedures, as well as contract limitations. An election to begin taking these withdrawals will be irrevocable and may not be amended or changed.

In order to qualify as an annuity contract under Section 72 of the Internal Revenue Code, the contract must provide for distribution of the entire contract upon a contract owner's death. These rules are described in "Required Distributions for Non-Qualified Contracts."

The Internal Revenue Code requires that any election to receive an annuity instead of a lump sum payment be made within 60 days after the lump sum becomes payable (generally, within 60 days of the death of a contract owner or the annuitant). As long as the election is made within the 60 day period, each distribution will be taxable when it is paid. Upon the end of this 60 day period, if no election has been made, the entire amount of the lump sum will be subject to immediate tax, even if the payee decides at a later date to take the distribution as an annuity.

Non-Qualified Contracts - Non-Natural Persons as Contract Owners

The previous discussion related to the taxation of Non-Qualified Contracts owned (or, pursuant to Section 72(u) of the Internal Revenue Code, deemed to be owned) by individuals. Different rules apply if the contract owner is not a natural person.

Generally, contracts owned by corporations, partnerships, trusts, and similar entities ("non-natural persons") are not treated as annuity contracts under the Internal Revenue Code. Specifically, they are not treated as annuity contracts for purposes of Section 72. Therefore, income earned under a Non-Qualified Contract that is owned by a non-natural person is taxed as ordinary income during the taxable year that it is earned. Taxation is not deferred, even if the income is not distributed out of the contract to the contract owner.

This non-natural person rule does not apply to all entity-owned contracts. A contract that is owned by a non-natural person as an agent for an individual is treated as owned by the individual. This would put the contract back under
Section 72, allowing tax deferral. However, this exception does not apply when the non-natural person is an employer that holds the contract under a non-qualified deferred compensation arrangement for one or more employees.

The non-natural person rule also does not apply to a contract that is:

   a) acquired by the estate of a decedent by reason of the death of the decedent;

   b) issued in connection with certain qualified retirement plans and individual retirement plans;

   c) used in connection with certain structured settlements;

   d) purchased by an employer upon the termination of certain qualified retirement plans; or

   e) an immediate annuity.

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The Internal Revenue Service has ruled that if an annuity contract is acquired in exchange for another contract in a transaction described in Internal Revenue Code Section 1035 (tax free exchange of contracts), then the date that the old contract was purchased must be no earlier than 1 year before the date that the annuity payments commence under the new contract in order for the new contract to be treated as an immediate annuity for purposes of the non-natural owner rules.


IRAS, SEP IRAS, AND TAX SHELTERED ANNUITIES

Contract owners looking for information on eligibility, limitations on permissible amounts of purchase payments, and the tax consequences of distributions from IRAs, SEP IRAs, and Tax Sheltered Annuities should contact a qualified adviser. The terms of each plan may limit the rights available under the contracts.

Section 403(b)(1)(E) of the Internal Revenue Code requires a contract issued as a Tax Sheltered Annuity to limit purchase payments for any year to an amount that does not exceed the limit set forth in Section 402(g) of the Internal Revenue Code. This limit is increased from time to time to reflect increases in the cost of living. This limit may be reduced by deposits, contributions or payments made to another Tax Sheltered Annuity or other plan, contract or arrangement by or on behalf of the contract owner.

The Internal Revenue Code allows most distributions from Qualified Plans to be rolled into IRAs or SEP IRAs. Most distributions from Tax Sheltered Annuities may be rolled into another Tax Sheltered Annuity, IRA or SEP IRA. Distributions that may NOT be rolled over are those that are:

   a) one of a series of substantially equal annual (or more frequent) payments made:

       1)   over the life (or life expectancy) of the contract owner;

       2) over the joint lives (or joint life expectancies) of the contract owner and the contract owner's designated beneficiary; or

       3)   for a specified period of ten years or more; or

   b)  a required minimum distribution.

Any distribution that is eligible for rollover will be subject to federal tax withholding of 20% if the distribution is not rolled into an appropriate plan as described above.

IRAs and SEP IRAs may not provide life insurance benefits. If the death benefit exceeds the greater of the contract's cash value or the sum of all purchase payments (less any withdrawals), the contract could be considered life insurance. Consequently, the Internal Revenue Service could determine that the IRA or SEP IRA does not qualify for the desired tax treatment.

ROTH IRAS

The contract may be purchased as a Roth IRA. For detailed information on purchasing and holding this contract as a Roth IRA, the contract owner should contact a financial adviser.

The Internal Revenue Code allows distributions (other than required minimum distributions) from Individual Retirement Accounts and Individual Retirement Annuities to be rolled into Roth IRAs. The rollovers are subject to federal income tax as distributions from the Individual Retirement Account or Individual Retirement Annuity.

For rollovers from Individual Retirement Accounts or Individual Retirement Annuities, all of the income from the rollover will be required to be included in income in the year of the rollover distribution from the Individual Retirement Account or Individual Retirement Annuity.

A distribution from a Roth IRA that contains the proceeds of a rollover from an Individual Retirement Account or Individual Retirement Annuity within the preceding five years could

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be subject to a 10% penalty, even if the distribution is not taxable. In addition, if the rollover from the Individual Retirement Account or Individual Retirement Annuity was made in 1998, and the income from that rollover was included in income ratably over a four year period, a distribution from the Roth IRA within four years of the rollover may result in the loss of the four year spread, subject to the amount deferred under the four year election to be taxed immediately.

WITHHOLDING

Pre-death distributions from the contracts are subject to federal income tax. Nationwide will withhold the tax from the distributions unless the contract owner requests otherwise. Contract owners may not waive withholding if the distribution is subject to mandatory back-up withholding (if no mandatory taxpayer identification number is given or if the Internal Revenue Service notifies Nationwide that mandatory back-up withholding is required), or if it is an eligible rollover distribution. Mandatory back-up withholding rates are 31% of income that is distributed.

NON-RESIDENT ALIENS

Generally, a pre-death distribution from a contract to a non-resident alien is subject to federal income tax at a rate of 30% of the amount of income that is distributed. Nationwide is required to withhold this amount and send it to the Internal Revenue Service. Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies. In order to obtain the benefits of such a treaty, the non-resident alien must:

   1) provide Nationwide with proof of residency and citizenship (in accordance with Internal Revenue Service requirements); and

   2) provide Nationwide with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, Nationwide will withhold 30% of income from the distribution.

Another way to avoid the 30% withholding is for the non-resident alien to provide Nationwide with sufficient evidence that:

   1) the distribution is connected to the non-resident alien's conduct of business in the United States; and

   2) the distribution is includible in the non-resident alien's gross income for United States federal income tax purposes.

Note that these distributions may be subject to back-up withholding, currently 31%, if a correct taxpayer identification number is not provided.

FEDERAL ESTATE, GIFT, AND GENERATION SKIPPING TRANSFER TAXES

The following transfers may be considered a gift for federal gift tax purposes:

   -  a transfer of the contract from one contract owner to another; or

   -  a distribution to someone other than a contract owner.

Upon the contract owner's death, the value of the contract may be subject to estate taxes, even if all or a portion of the value is also subject to federal income taxes.

Section 2612 of the Internal Revenue Code may require Nationwide to determine whether a death benefit or other distribution is a "direct skip" and the amount of the resulting generation skipping transfer tax, if any. A direct skip is when property is transferred to, or a death benefit or other distribution is made to:

   a) an individual who is two or more generations younger than the contract owner; or

   b) certain trusts, as described in Section 2613 of the Internal Revenue Code (generally, trusts that have no beneficiaries who are not 2 or more generations younger than the contract owner).

If the contract owner is not an individual, then for this purpose ONLY, "contract owner" refers to any person:

                                   34 of 147

  - who would be required to include the contract, death benefit, distribution, or other payment in his or her federal gross estate at his or her death; or

  - who is required to report the transfer of the contract, death benefit, distribution, or other payment for federal gift tax purposes.

If a transfer is a direct skip, Nationwide will deduct the amount of the transfer tax from the death benefit, distribution or other payment, and remit it directly to the Internal Revenue Service.

PUERTO RICO

Under the Puerto Rico tax code, distributions from a Non-Qualified Contract before annuitization are treated as non-taxable return of principal until the principal is fully recovered. Thereafter all distributions are fully taxable. Distributions after annuitization are treated as part taxable income and part non-taxable return of principal. The amount excluded from gross income after annuitization is equal to the amount of the distribution in excess of 3% of the total purchase payments paid, until an amount equal to the total purchase payments paid has been excluded. Thereafter, the entire distribution is included in gross income. Puerto Rico does not impose an early withdrawal penalty tax. Generally, Puerto Rico does not require income tax to be withheld from distributions of income. A personal adviser should be consulted in these situations.

CHARGE FOR TAX

Nationwide is not required to maintain a capital gain reserve liability on Non-Qualified Contracts. If tax laws change requiring a reserve, Nationwide may implement and adjust a tax charge.

DIVERSIFICATION

Internal Revenue Code Section 817(h) contains rules on diversification requirements for variable annuity contracts. A variable annuity contract that does not meet these diversification requirements will not be treated as an annuity, unless

     -  the failure to diversify was accidental;

     -  the failure is corrected; and

     -  a fine is paid to the IRS.

The amount of the fine will be the amount of tax that would have been paid by the contract owner if the income, for the period the contract was not diversified, had been received by the contract owner.

If the violation is not corrected, the contract owner will be considered the owner of the underlying securities and will be taxed on the earnings of his or her contract. Nationwide believes that the investments underlying this contract meet these diversification requirements.

TAX CHANGES

The foregoing tax information is based on Nationwide's understanding of federal tax laws. It is NOT intended as tax advice. All information is subject to change without notice. For more details, contact your personal tax and/or financial adviser.

STATEMENTS AND REPORTS

Nationwide will mail contract owners statements and reports. Therefore, contract owners should promptly notify Nationwide of any address change.

These mailings will contain:

   -   statements showing the contract's quarterly activity;

   - confirmation statements showing transactions that affect the contract's value. Confirmation statements will not be sent for recurring transactions (i.e., regular annuity payments). Instead, confirmation of recurring transactions will appear in the contract's quarterly statements; and

   - annual and semi-annual reports containing all applicable information and financial statements or their equivalent, which must be sent to the underlying mutual fund

                                   35 of 147
       beneficial shareholders as required by the rules under the Investment Company Act of 1940 for the variable account.

Contract owners should review statements and confirmations carefully. All errors or corrections must be reported to Nationwide immediately to assure proper crediting to the contract. Unless Nationwide is notified within 30 days of receipt of the statement, Nationwide will assume statements and confirmation statements are correct.

YEAR 2000 COMPLIANCE ISSUES

Nationwide has developed and implemented a plan to address issues related to the Year 2000. The problem relates to many existing computer systems using only two digits to identify a year in a date field. These systems were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer systems could fail or create erroneous results when processing information dated after December 31, 1999. Like many organizations, Nationwide is required to renovate or replace many computer systems so that the systems will function properly after December 31, 1999.


Nationwide has completed an inventory and assessment of all computer systems and has implemented a plan to renovate or replace all applications that were identified as not Year 2000 compliant. Nationwide has renovated all applications that required renovation. Testing of the renovated programs included running each application in a Year 2000 environment and was completed as planned during 1998. For applications being replaced, Nationwide had all replacement systems in place and functioning as planned by year-end 1998. The shareholder services system that supports mutual fund products was fully deployed during the first quarter 1999. Conversion of existing traditional life policies to the new compliant system was completed by July 1999.


Nationwide has completed an inventory and assessment of all vendor products and has tested and certified that each vendor product is Year 2000 compliant. Any vendor products that could not be certified as Year 2000 compliant were replaced or eliminated in 1998.

Nationwide's facilities in Columbus, Ohio have been inventoried, assessed and tested as being Year 2000 compliant. Mission-critical systems supporting Nationwide's infrastructure such as telecommunications, voice and networks were renovated and brought into compliance as planned during the second quarter.

Nationwide has also addressed issues associated with the exchange of electronic data with external organizations. Nationwide has completed an inventory and assessment of all business partners utilizing electronic interfaces with Nationwide and processes have been put in place to allow Nationwide to accept data regardless of the format. During the third quarter 1999, contingency plans will be finalized for other interfaces with our critical business partners.

In addition to resolving internal Year 2000 readiness issues, Nationwide is conducting a due diligence effort with significant external organizations, including mutual fund organizations, financial institutions and wholesale producers, to assess if they will be Year 2000 compliant. This involves communication and follow-up with critical business partners to determine if they will be in a position to continue doing business in the Year 2000 and beyond. The results are currently being gathered and analyzed and these efforts will continue until compliance is assured or until regulatory rulings indicate actions to be taken related to non-compliant firms. Contingency plans have been developed for mutual fund organizations, financial institutions and wholesale producers who may not become compliant prior to the end of 1999.

As part of its risk management strategy, Nationwide has identified risk scenarios including the identification of external risk factors that could cause business interruptions from Year 2000 related events. These risk scenarios include increased customer service

                                   36 of 147
volume, increased producer service volume, utility failures, technology failures and disruptions in business operations, finance and cash flow. Nationwide is in the process of developing mitigation and contingency plans to address these risks that would, except for complete utility failure, permit uninterrupted service to customers and producers. Contingency and mitigation plan efforts are expected to be completed during the third quarter of 1999.


Operating expenses in 1998 and 1997 include approximately $44.7 million and $45.4 million, respectively, for technology projects, including costs related to Year 2000. Nationwide anticipates spending approximately $5 million on Year 2000 activities in 1999 and expenditures for the first six months of 1999 totaled $4.2 million. These expenses do not have an effect on the assets of the variable account and are not charged through to the contract owner.

Management does not anticipate that the completion of Year 2000 renovation and replacement activities will result in a reduction in operating expenses. Rather, personnel and resources currently allocated to Year 2000 issues will be assigned to other technology-related projects.

LEGAL PROCEEDINGS

Nationwide is a party to litigation and arbitration proceedings in the ordinary course of its business, none of which is expected to have a material adverse effect on Nationwide.

In recent years, life insurance companies have been named as defendants in lawsuits, including class action lawsuits, relating to life insurance and annuity pricing and sales practices. A number of these lawsuits have resulted in substantial jury awards or settlements.


In November 1997, two plaintiffs, one who was the owner of a variable life insurance contract and the other who was the owner of a variable annuity contract, commenced a lawsuit in a federal court in Texas against Nationwide Life Insurance Company and the American Century group of defendants (Robert Young and David D. Distad v. Nationwide Life Insurance Company et al.). In this lawsuit, plaintiffs sought to represent a class of variable life insurance contract owners and variable annuity contract owners whom they claim were allegedly misled when purchasing these variable contracts into believing that the performance of their underlying mutual fund option managed by American Century, whose shares may only be purchased by insurance companies, would track the performance of a mutual fund, also managed by American Century, whose shares are publicly traded. The amended complaint seeks unspecified compensatory and punitive damages. On April 27, 1998, the district court denied, in part, and granted, in part, Nationwide and American Century's motions to dismiss the complaint. The remaining claims against Nationwide allege securities fraud, common law fraud, civil conspiracy, and breach of contract. The District Court, on December 2, 1998, issued an order denying plaintiffs' motion for class certification and the appeals court declined to review the order denying class certification upon interlocutory appeal. On June 11, 1999, the District Court denied the plaintiffs' motion to amend their complaint and reconsider class certification. Nationwide intends to defend this lawsuit (now limited to the claims of the two named plaintiffs) vigorously.

On October 29, 1998, Nationwide was named in a lawsuit filed in Ohio state court related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). On May 3, 1999, the complaint was amended to, among other things, add Marcus Shore as a second plaintiff. The amended complaint is brought as a class action on behalf of all persons who purchased individual deferred annuity contracts or participated in group annuity contracts sold by Nationwide and the other named Nationwide affiliates which were used to fund certain tax-

                                   37 of 147
deferred retirement plans. The amended complaint seeks unspecified compensatory and punitive damages. On June 11, 1999, Nationwide and the other named defendants filed a motion to dismiss the amended complaint. Nationwide intends to defend this lawsuit vigorously.


There can be no assurance that any litigation relating to pricing or sales practices will not have a material adverse effect on the Company in the future.

The general distributor, NAS, is not engaged in any litigation of any material nature.


ADVERTISING AND SUB-ACCOUNT PERFORMANCE SUMMARY

ADVERTISING

A "yield" and "effective yield" may be advertised for the NSAT Money Market Fund. "Yield" is a measure of the net dividend and interest income earned over a specific seven-day period (which period will be stated in the advertisement) expressed as a percentage of the offering price of the NSAT Money Market Fund's units. Yield is an annualized figure, which means that it is assumed that the NSAT Money Market Fund generates the same level of net income over a 52-week period. The "effective yield" is calculated similarly but includes the effect of assumed compounding, calculated under rules prescribed by the SEC. The effective yield will be slightly higher than yield due to this compounding effect.

Nationwide may advertise the performance of a sub-account in relation to the performance of other variable annuity sub-accounts, investment options with similar or different objectives or the investment industry as a whole. Other investments to which the sub-accounts may be compared include, but are not limited to:

    - precious metals;
    - real estate;
    - stocks and bonds;
    - closed-end funds;
    - bank money market deposit accounts and passbook savings;
    - CDs; and
    - the Consumer Price Index.

Market Indexes

The sub-accounts will be compared to certain market indexes, such as:

    - S&P 500;
    - Shearson/Lehman Intermediate Government/Corporate Bond Index;
    - Shearson/Lehman Long-Term Government/Corporate Bond Index;
    - Donoghue Money Fund Average;
    - U.S. Treasury Note Index;
    - Bank Rate Monitor National Index of 2 1/2 Year CD Rates; and
    - Dow Jones Industrial Average.

Tracking & Rating Services; Publications

Nationwide's rankings and ratings are sometimes published by other services, such as:

    - Lipper Analytical Services, Inc.;
    - CDA/Wiesenberger;
    - Morningstar;
    - Donoghue's;
    - magazines such as:
      - Money;
      - Forbes;
      - Kiplinger's Personal Finance Magazine;
      - Financial World;
      - Consumer Reports;
      - Business Week;
      - Time;
      - Newsweek;
      - National Underwriter; and
      - News and World Report;
    - LIMRA;
    - Value;
    - Best's Agent Guide;
    - Western Annuity Guide;
    - Comparative Annuity Reports;
    - Wall Street Journal;
    - Barron's;
    - Investor's Daily;
    - Standard & Poor's Outlook; and

                                   38 of 147

    - Variable Annuity Research & Data Service (The VARDS Report).

These rating services and publications rank the investment options' performance against other funds. These rankings may or may not include the effects of sales charges or other fees.

Financial Rating Services

Nationwide is also ranked and rated by independent financial rating services, among which are Moody's, Standard & Poor's and A.M. Best Company. Nationwide may advertise these ratings. These ratings reflect Nationwide's financial strength or claims-paying ability. The ratings are not intended to reflect the investment experience or financial strength of the variable account.

Some Nationwide advertisements and endorsements may include lists of organizations, individuals or other parties that recommend Nationwide or the contract. Furthermore, Nationwide may occasionally advertise comparisons of currently taxable and tax deferred investment programs, based on selected tax brackets, or discussions of alternative investment vehicles and general economic conditions.

Historical Performance of the Sub-Accounts

Nationwide will advertise historical performance of the sub-accounts. Nationwide may advertise for the sub-account's standardized "average annual total return," calculated in a manner prescribed by the SEC, and nonstandardized "total return." Average annual total return shows the percentage rate of return of a hypothetical initial investment of $1,000 for the most recent one, five and ten year periods (or for a period covering the time the investment option has been available in the variable account if it has not been available for one of the prescribed periods). This calculation reflects the deduction of the maximum charges that could be assessed to the contract (1.45%), which includes the charge for the Enhanced Death Benefit, but does not reflect premium taxes, which may be imposed by certain states.

Nonstandardized "total return," calculated similar to standardized "average annual total return," shows the percentage rate of return of a hypothetical initial investment of $35,000 for the most recent one, five and ten year periods (or for a period covering the time the investment option has been in existence). For those investment options which have not been available for one of the prescribed periods, the nonstandardized total return illustrations will show the investment performance the investment options would have achieved (reduced by the same charges except the CDSC) had they been available in the variable account for one of the periods. The CDSC is not reflected because the contracts are designed for long term investment. The CDSC, if reflected, would decrease the level of performance shown. An initial investment of $35,000 is assumed because that amount is closer to the size of a typical contract than $1,000, which was used in calculating the standardized average annual total return.

The standardized average annual total return and nonstandardized total return quotations are calculated using data for the period ended December 31, 1998. However, Nationwide generally provides performance information more frequently. Information relating to performance of the sub-accounts is based on historical earnings and does not represent or guarantee future results.

                                   39 of 147

                         SUB-ACCOUNT PERFORMANCE SUMMARY

STANDARDIZED AVERAGE ANNUAL TOTAL RETURN

       ------------------------------------------------------------------------------------------------------------------
                                                                                              10 Years
                                                                                            or Date Fund
                                                                                            Available in    Date Fund
                                                                                            the Variable  Available in
                                                                 1 Year        5 Years         Account    the Variable
                        Sub-Account Option                     to 12/31/98    to 12/31/98    to 12/31/98     Account
       ------------------------------------------------------------------------------------------------------------------
       American Century Variable Portfolios, Inc. -              19.65%           N/A           20.97%         11/03/97
       American Century VP Income & Growth
       ------------------------------------------------------------------------------------------------------------------
       American Century Variable Portfolios, Inc. -              11.65%           N/A           10.78%         11/03/97
       American Century VP International
       ------------------------------------------------------------------------------------------------------------------
       American Century Variable Portfolios, Inc. -              -2.11%           N/A            0.76%         11/03/97
       American Century VP Value
       ------------------------------------------------------------------------------------------------------------------
       The Dreyfus Socially Responsible Growth Fund, Inc.        22.13%           N/A           20.59%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Dreyfus Stock Index Fund, Inc.                            20.99%           N/A           21.44%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Dreyfus Variable Investment Fund - Capital                22.96%           N/A           22.14%         11/03/97
       Appreciation Portfolio
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP Equity-Income Portfolio:  Service Class       4.53%           N/A            7.01%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP Growth Portfolio:  Service Class             32.00%           N/A           27.35%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP  High Income Portfolio:  Service Class      -10.87%           N/A           -8.54%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP Overseas Portfolio:  Service Class            5.61%           N/A            3.82%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP II Contrafund Portfolio:  Service Class      22.68%           N/A           18.74%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP III Growth Opportunities Portfolio:          17.32%           N/A           18.85%         11/03/97
       Service Class
       ------------------------------------------------------------------------------------------------------------------
       Morgan Stanley Dean Witter Universal Funds, Inc. -       -33.09%           N/A          -26.80%         11/03/97
       Emerging Markets Debt Portfolio
       ------------------------------------------------------------------------------------------------------------------
       NSAT Capital Appreciation Fund                            22.72%           N/A           23.39%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Government Bond Fund                                  1.95%           N/A            2.93%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Money Market Fund                                    -1.65%           N/A           -0.84%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Total Return Fund                                    10.98%           N/A           11.74%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Balanced Fund                              1.11%           N/A            2.08%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Equity Income Fund                         8.08%           N/A            8.43%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Global Equity Fund                        12.04%           N/A           11.25%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide High Income Bond Fund                     -1.13%           N/A            0.86%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Mid Cap Index Fund                         3.81%           N/A            2.50%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Multi-Sector Bond Fund                    -4.29%           N/A           -3.00%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Small Cap Value Fund                      -9.61%           N/A           -9.81%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Small Company Fund                        -5.83%           N/A           -8.28%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Strategic Growth Fund                      7.54%           N/A            8.37%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Strategic Value Fund                      -6.41%           N/A           -4.42%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Neuberger Berman AMT Guardian Portfolio                   24.39%           N/A           26.11%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Neuberger Berman AMT Mid-Cap Growth Portfolio             31.92%           N/A           46.13%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Neuberger Berman AMT Partners Portfolio                   -2.70%           N/A           -1.23%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Oppenheimer Variable Account Funds - Oppenheimer           5.37%           N/A            0.10%         11/03/97
       Aggressive Growth Fund/VA
       ------------------------------------------------------------------------------------------------------------------
       Oppenheimer Variable Account Funds - Oppenheimer          16.82%           N/A           12.50%         11/03/97
       Capital Appreciation Fund/VA
       ------------------------------------------------------------------------------------------------------------------

                                   40 of 147

STANDARDIZED AVERAGE ANNUAL TOTAL RETURN

       ------------------------------------------------------------------------------------------------------------------
                                                                                              10 Years
                                                                                            or Date Fund
                                                                                            Available in    Date Fund
                                                                                            the Variable  Available in
                                                                 1 Year        5 Years         Account    the Variable
                        Sub-Account Option                     to 12/31/98    to 12/31/98    to 12/31/98     Account
       ------------------------------------------------------------------------------------------------------------------
       Oppenheimer Variable Account Funds - Oppenheimer          -2.19%           N/A            0.35%         11/03/97
       Main Street Growth & Income Fund/VA
       ------------------------------------------------------------------------------------------------------------------
       Van Eck Worldwide Insurance Trust - Worldwide            -38.42%           N/A          -40.98%         11/03/97
       Emerging Markets Fund
       ------------------------------------------------------------------------------------------------------------------
       Van Eck Worldwide Insurance Trust - Worldwide Hard       -35.48%           N/A          -37.58%         11/03/97
       Assets Fund
       ------------------------------------------------------------------------------------------------------------------
       Van Kampen Life Investment Trust - Morgan Stanley        -17.54%           N/A          -12.95%         11/03/97
       Real Estate Securities Portfolio
       ------------------------------------------------------------------------------------------------------------------
       Warburg Pincus Trust - Growth & Income Portfolio           5.11%           N/A            7.86%         11/03/97
       ------------------------------------------------------------------------------------------------------------------



NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN

       ------------------------------------------------------------------------------------------------------------------
                                                                                              10 Years
                                                                                            to 12/31/98
                                                                 1 Year        5 Years      or Life of      Date Fund
                        Sub-Account Option                     to 12/31/98   to 12/31/98        Fund        Effective
       ------------------------------------------------------------------------------------------------------------------
       American Century Variable Portfolios, Inc. -              25.05%          N/A            28.84%         10/30/97
       American Century VP Income & Growth
       ------------------------------------------------------------------------------------------------------------------
       American Century Variable Portfolios, Inc. -              17.05%          N/A            10.69%         05/02/94
       American Century VP International
       ------------------------------------------------------------------------------------------------------------------
       American Century Variable Portfolios, Inc. -               3.29%          N/A            18.23%         05/01/96
       American Century VP Value
       ------------------------------------------------------------------------------------------------------------------
       The Dreyfus Socially Responsible Growth Fund, Inc.        27.53%         20.68%          21.22%         10/06/93
       ------------------------------------------------------------------------------------------------------------------
       Dreyfus Stock Index Fund, Inc.                            26.39%         21.59%          15.34%         09/29/89
       ------------------------------------------------------------------------------------------------------------------
       Dreyfus Variable Investment Fund - Capital                28.36%         21.55%          19.67%         04/05/93
       Appreciation Portfolio
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP Equity-Income Portfolio:  Service Class,      9.93%         17.04%          13.95%         10/09/86
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP Growth Portfolio:  Service Class             37.40%         19.97%          17.68%         10/09/86
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP  High Income Portfolio:  Service Class       -5.82%          7.19%           9.46%         09/19/85
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP Overseas Portfolio:  Service Class           11.01%          8.10%           8.48%         01/28/87
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP II Contrafund Portfolio:  Service Class      28.08%          N/A            26.78%         01/03/95
       ------------------------------------------------------------------------------------------------------------------
       Fidelity VIP III Growth Opportunities Portfolio:          22.72%          N/A            24.45%         01/03/95
       Service Class
       ------------------------------------------------------------------------------------------------------------------
       Morgan Stanley Dean Witter Universal Funds, Inc. -       -29.46%          N/A           -20.28%         06/19/97
       Emerging Markets Debt Portfolio
       ------------------------------------------------------------------------------------------------------------------
       NSAT Capital Appreciation Fund                            28.12%         21.34%          17.64%         04/15/92
       ------------------------------------------------------------------------------------------------------------------
       NSAT Government Bond Fund                                  7.35%          5.73%           7.78%         11/08/82
       ------------------------------------------------------------------------------------------------------------------
       NSAT Money Market Fund                                     3.75%          3.51%           3.89%         11/10/81
       ------------------------------------------------------------------------------------------------------------------
       NSAT Total Return Fund                                    16.38%         17.64%          13.74%         11/08/82
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Balanced Fund                              6.51%          N/A             6.65%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Equity Income Fund                        13.48%          N/A            12.91%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Global Equity Fund                        17.44%          N/A            15.69%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide High Income Bond Fund                      4.27%          N/A             5.45%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Mid Cap Index Fund                         9.21%          N/A             7.06%         10/31/97
       ------------------------------------------------------------------------------------------------------------------

                                   41 of 147

NON-STANDARDIZED AVERAGE ANNUAL TOTAL RETURN
       ------------------------------------------------------------------------------------------------------------------
                                                                                              10 Years
                                                                                            to 12/31/98
                                                                 1 Year        5 Years      or Life of      Date Fund
                        Sub-Account Option                     to 12/31/98   to 12/31/98        Fund        Effective
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Multi-Sector Bond Fund                     1.11%          N/A             1.64%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Small Cap Value Fund                      -4.48%          N/A            -5.39%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Small Company Fund                        -0.46%          N/A            15.65%         10/23/95
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Strategic Growth Fund                     12.94%          N/A            12.85%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       NSAT Nationwide Strategic Value Fund                      -1.07%          N/A             0.25%         10/31/97
       ------------------------------------------------------------------------------------------------------------------
       Neuberger Berman AMT Guardian Portfolio                   29.79%          N/A            30.60          11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Neuberger Berman AMT Mid-Cap Growth Portfolio             37.32%          N/A            50.51%         11/03/97
       ------------------------------------------------------------------------------------------------------------------
       Neuberger Berman AMT Partners Portfolio                    2.70%          N/A            18.01%         03/22/94
       ------------------------------------------------------------------------------------------------------------------
       Oppenheimer Variable Account Funds - Oppenheimer          10.77%         11.44%          14.46%         08/15/86
       Aggressive Growth Fund/VA
       ------------------------------------------------------------------------------------------------------------------
       Oppenheimer Variable Account Funds - Oppenheimer          22.22%         20.36%          15.18%         04/03/85
       Capital Appreciation Fund/VA
       ------------------------------------------------------------------------------------------------------------------
       Oppenheimer Variable Account Funds - Oppenheimer           3.21%          N/A            25.18%         07/05/95
       Main Street Growth & Income Fund/VA
       ------------------------------------------------------------------------------------------------------------------
       Van Eck Worldwide Insurance Trust - Worldwide            -35.13%          N/A           -11.16%         12/21/95
       Emerging Markets Fund
       ------------------------------------------------------------------------------------------------------------------
       Van Eck Worldwide Insurance Trust - Worldwide Hard       -32.00%         -4.68%           0.62%         09/01/89
       Assets Fund
       ------------------------------------------------------------------------------------------------------------------
       Van Kampen Life Investment Trust - Morgan Stanley        -12.92%          N/A            13.15%         07/03/95
       Real Estate Securities Portfolio
       ------------------------------------------------------------------------------------------------------------------
       Warburg Pincus Trust - Growth & Income Portfolio          10.51%          N/A            12.34%         10/31/97
       ------------------------------------------------------------------------------------------------------------------

The Federated Insurance Series - Federated Quality Bond Fund II and NSAT Nationwide Select Advisers Small Cap Growth Fund were added to the variable account May 1, 1999. Therefore, no sub-account performance is available.

The Dreyfus Investment Portfolios - European Equity Portfolio was added to the variable account September 27, 1999. Therefore, no sub-account performance is available.


            TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL INFORMATION

                                                                                                               PAGE
General Information and History...................................................................................1
Services..........................................................................................................1
Purchase of Securities Being Offered..............................................................................2
Underwriters......................................................................................................2
Calculations of Performance.......................................................................................2
Annuity Payments..................................................................................................3
Financial Statements..............................................................................................4

                                   42 of 147

APPENDIX A: OBJECTIVES FOR INVESTMENT OPTIONS

The underlying mutual funds listed below are designed primarily as investments for variable annuity contracts and variable life insurance policies issued by insurance companies.

There is no guarantee that the investment objectives will be met.

AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., A MEMBER OF THE AMERICAN
CENTURY(SM) FAMILY OF INVESTMENTS
American Century Variable Portfolios, Inc. was organized as a Maryland corporation in 1987. It is a diversified, open-end investment management company that offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. American Century Variable Portfolios, Inc. is managed by American Century Investment Management, Inc.

     AMERICAN CENTURY VP INCOME & GROWTH
     Investment Objective: Dividend growth, current income and capital appreciation. The Fund seeks to achieve its investment objective by investing in common stocks. The investment manager constructs the portfolio to match the risk characteristics of the S&P 500 Stock Index and then optimizes each portfolio to achieve the desired balance of risk and return potential. This includes targeting a dividend yield that exceeds that of the S&P 500. Such a management technique known as "portfolio optimization" may cause the Fund to be more heavily invested in some industries than in others. However, the Fund may not invest more than 25% of its total assets in companies whose principal business activities are in the same industry.

     AMERICAN CENTURY VP INTERNATIONAL
     Investment Objective: To seek capital growth. The Fund will seek to achieve its investment objective by investing primarily in securities of foreign companies that meet certain fundamental and technical standards of selection and, in the opinion of the investment manager, have potential for appreciation. Under normal conditions, the Fund will invest at least 65% of its assets in common stocks or other equity securities of issuers from at least three countries outside the United States. While securities of United States issuers may be included in the portfolio from time to time, it is the primary intent of the manager to diversify investments across a broad range of foreign issuers. Although the primary investment of the Fund will be common stocks (defined to include depository receipts for common stock and other equity equivalents), the Fund may also invest in other types of securities consistent with the Fund's objective. When the manager believes that the total capital growth potential of other securities equals or exceeds the potential return of common stocks, the Fund may invest up to 35% of its assets in such other securities. There can be no assurance that the Fund will achieve its objectives.

     AMERICAN CENTURY VP VALUE
     Investment Objective: The investment objective of the Fund is long-term capital growth; income is a secondary objective. The equity securities in which the Fund will invest will be primarily securities of well-established companies with intermediate-to-large market capitalizations that are believed by management to be undervalued at the time of purchase. Under normal market conditions, the Fund expects to invest at least 80% of the value of its total asset in equity securities, including common and preferred stock, convertible preferred stock and convertible debt obligations.


DREYFUS INVESTMENT PORTFOLIOS
Dreyfus Investment Portfolios (the "Fund") is an open-end, management investment company known as a mutual fund. Shares are offered only to variable annuity and variable life insurance separate accounts established by insurance companies to fund variable annuity contracts and variable life insurance policies and to qualified pension and retirement plans.

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Individuals may not purchase shares directly from the Fund. The Dreyfus Corporation serves as the Fund's investment adviser.

     EUROPEAN EQUITY PORTFOLIO
     Investment Objective: The Portfolio seeks long-term capital growth. To pursue this goal, the Portfolio generally invests at least 80% of its total assets in stocks included within the universe of the 300 largest European companies. The Portfolio may invest up to 10% of its total assets in the stocks of non-European companies. The Portfolio's stock investments may include common stocks, preferred stocks and convertible securities.


DREYFUS STOCK INDEX FUND, INC.
The Dreyfus Stock Index Fund, Inc. is an open-end, non-diversified, management investment company incorporated under Maryland law on January 24, 1989 and commenced operations on September 29, 1989. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. The Dreyfus Corporation ("Dreyfus") serves as the Fund's manager, while Mellon Equity Associates, an affiliate of Dreyfus, serves as the Fund's index manager. Dreyfus is a wholly owned subsidiary of Mellon Bank, N.A., which is a wholly owned subsidiary of Mellon Bank Corporation.

     Investment Objective: To provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.

DREYFUS VARIABLE INVESTMENT FUND
Dreyfus Variable Investment Fund is an open-end, management investment company. It was organized as an unincorporated business trust under the laws of the Commonwealth of Massachusetts on October 29, 1986 and commenced operations on August 31, 1990. The Fund offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. Dreyfus serves as the Fund's manager. Fayez Sarofim & Company serves as the sub-adviser and provides day-to-day management of the Portfolio.

     CAPITAL APPRECIATION PORTFOLIO
     Investment Objective: The Portfolio's primary investment objective is to provide long-term capital growth consistent with the preservation of capital; current income is a secondary investment objective. This Portfolio invests primarily in the common stocks of domestic and foreign issuers.

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
The Dreyfus Socially Responsible Growth Fund, Inc. is an open-end, diversified, management investment company incorporated under Maryland law on July 20, 1992 and commenced operations on October 7, 1993. The Fund offers its share only as investment vehicles for variable annuity and variable life insurance products of insurance companies. Dreyfus serves as the Fund's investment adviser. NCM Capital Management Group, Inc. serves as the Fund's sub-investment adviser and provides day-to-day management of the Fund's portfolio.

     Investment Objective: Capital growth through equity investment in companies that, in the opinion of the Fund's advisers, not only meet traditional investment standards, but which also show evidence that they conduct their business in a manner that contributes to the enhancement of the quality of life in America. Current income is secondary to the primary goal.

FEDERATED INSURANCE SERIES
Federated Insurance Series (the "Trust"), an Open-End Management Investment Company, was established as a Massachusetts business trust, under a Declaration of Trust dated September 15, 1993. The Trust offers its shares only as investment vehicles for variable annuity and variable life insurance products of insurance companies. Federated Advisers serves as the investment adviser.

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     FEDERATED QUALITY BOND FUND II
     Investment Objective: Current income by investing in investment grade fixed income securities.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND
The Fidelity Variable Insurance Products Fund (VIP) is an open-end, diversified, management investment company organized as a Massachusetts business trust on November 13, 1981. Shares of VIP are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. Fidelity Management & Research Company ("FMR") is the manager for VIP and its portfolios.

     VIP EQUITY-INCOME PORTFOLIO:  SERVICE CLASS
     Investment Objective: Reasonable income by investing primarily in income-producing equity securities. In choosing these securities FMR also will consider the potential for capital appreciation. The Portfolio's goal is to achieve a yield which exceeds the composite yield on the securities comprising the Standard & Poor's 500 Composite Stock Price Index.

     VIP GROWTH PORTFOLIO:  SERVICE CLASS
     Investment Objective: Capital appreciation. This Portfolio will invest in the securities of both well-known and established companies, and smaller, less well-known companies which may have a narrow product line or whose securities are thinly traded. These latter securities will often involve greater risk than may be found in the ordinary investment security. FMR's analysis and expertise plays an integral role in the selection of securities and, therefore, the performance of the Portfolio. Many securities which FMR believes would have the greatest potential may be regarded as speculative, and investment in the Portfolio may involve greater risk than is inherent in other underlying mutual funds. It is also important to point out that this Portfolio makes sense for you if you can afford to ride out changes in the stock market because it invests primarily in common stocks. FMR can also make temporary investments in securities such as investment-grade bonds, high-quality preferred stocks and short-term notes, for defensive purposes when it believes market conditions warrant.

     VIP HIGH INCOME PORTFOLIO:  SERVICE CLASS
     Investment Objective: High level of current income by investing primarily in high-risk, lower-rated, high-yielding, fixed-income securities, while also considering growth of capital. FMR will seek high current income normally by investing the Portfolio's assets as follows:

       - at least 65% in income-producing debt securities and preferred stocks, including convertible securities
       - up to 20% in common stocks and other equity securities when consistent with the Portfolio's primary objective or acquired as part of a unit combining fixed-income and equity securities

     Higher yields are usually available on securities that are lower-rated or that are unrated. Lower-rated securities are usually defined as Ba or lower by Moody's Investor Service, Inc. ("Moody's"); BB or lower by Standard & Poor's and may be deemed to be of a speculative nature. The Portfolio may also purchase lower-quality bonds such as those rated Ca3 by Moody's or C-by Standard & Poor's which provide poor protection for payment of principal and interest (commonly referred to as "junk bonds"). For a further discussion of lower-rated securities, please see the "Risks of Lower-Rated Debt Securities" section of the Portfolio's prospectus.

     VIP OVERSEAS PORTFOLIO:  SERVICE CLASS
     Investment Objective: Long-term capital growth primarily through investments in foreign securities. This Portfolio provides a means for investors to diversify their own portfolios by participating in companies and economies outside the United States.

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FIDELITY VARIABLE INSURANCE PRODUCTS FUND II
The Fidelity Variable Insurance Products Fund II (VIP II) is an open-end, diversified, management investment company organized as a Massachusetts business trust on March 21, 1988. VIP II's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. FMR is the manager of VIP II and its portfolios.

     VIP II CONTRAFUND PORTFOLIO:  SERVICE CLASS
     Investment Objective: To seek capital appreciation by investing primarily in companies that FMR believes to be undervalued due to an overly pessimistic appraisal by the public. This strategy can lead to investments in domestic or foreign companies, small and large, many of which may not be well known. The Portfolio primarily invests in common stock and securities convertible into common stock, but it has the flexibility to invest in any type of security that may produce capital appreciation.

FIDELITY VARIABLE INSURANCE PRODUCTS FUND III
The Fidelity Variable Insurance Products Fund III (VIP III) is an open-end, diversified, management investment company organized as a Massachusetts business trust on July 14, 1994. VIP III's shares are purchased by insurance companies to fund benefits under variable life insurance policies and variable annuity contracts. FMR is the manager of VIP III and it's portfolios.

     VIP III GROWTH OPPORTUNITIES PORTFOLIO:  SERVICE CLASS
     Investment Objective: Capital growth by investing primarily in common stocks and securities convertible into common stocks. The Portfolio, under normal conditions, will invest at least 65% of its total assets in securities of companies that FMR believes have long-term growth potential. Although the Portfolio invests primarily in common stock and securities convertible into common stock, it has the ability to purchase other securities, such as preferred stock and bonds, that may produce capital growth. The Portfolio may invest in foreign securities without limitation.

MORGAN STANLEY DEAN WITTER UNIVERSAL FUNDS, INC.
Morgan Stanley Dean Witter Universal Funds, Inc. is a mutual fund designed to provide investment vehicles for variable annuity contracts and variable life insurance policies and for certain tax-qualified investors. Its Emerging Markets Debt Portfolio is managed by Morgan Stanley Dean Witter Asset Management, Inc.

     EMERGING MARKETS DEBT PORTFOLIO
     Investment Objective: High total return by investing primarily in dollar and non-dollar denominated fixed income securities of government and government-related issuers located in emerging market countries, which securities provide a high level of current income, while at the same time holding the potential for capital appreciation if the perceived creditworthiness of the issuer improves due to improving economic, financial, political, social or other conditions in the country in which the issuer is located.


NATIONWIDE SEPARATE ACCOUNT TRUST
Nationwide Separate Account Trust ("NSAT") is a diversified open-end management investment company created under the laws of Massachusetts. NSAT offers shares in the mutual funds listed below, each with its own investment objectives. Shares of NSAT will be sold primarily to separate accounts to fund the benefits under variable life insurance policies and variable annuity contracts issued by life insurance companies. The assets of NSAT are managed by Villanova Mutual Fund Capital Trust ("Villanova MF"), an indirect subsidiary of Nationwide Financial Services, Inc.


     CAPITAL APPRECIATION FUND
     Investment Objective: Long-term growth by primarily investing in a diversified portfolio of the common stock of companies which

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     Villanova MF determines have a better-than-average potential for sustained capital growth over the long term.


     GOVERNMENT BOND FUND
     Investment Objective: As high a level of income as is consistent with the preservation of capital by investing in a diversified portfolio of securities issued or backed by the U.S. Government, its agencies or instrumentalities.

     MONEY MARKET FUND
     Investment Objective: As high a level of current income as is considered consistent with the preservation of capital and liquidity by investing primarily in money market instruments.


     TOTAL RETURN FUND
     Investment Objective: Capital growth by investing in common stocks of companies that Villanova MF believes will have above-average earnings or otherwise provide investors with above-average potential for capital appreciation. To maximize this potential, Villanova MF may also utilize from time to time, securities convertible into common stock, warrants and options to purchase such stocks.


     SUBADVISED NATIONWIDE FUNDS

       NATIONWIDE BALANCED FUND
       Subadviser:  Salomon Brothers Asset Management, Inc.
       Investment Objective: Primarily seeks above-average income compared to a portfolio entirely invested in equity securities. The Fund's secondary objective is to take advantage of opportunities for growth of capital and income. The Fund seeks its objective primarily through investments in a broad variety of securities, including equity securities, fixed-income securities and short-term obligations. Under normal market conditions, it is anticipated that the Fund will invest at least 40% of the Fund's total assets in equity securities and at least 25% in fixed-income senior securities. The Fund's subadviser, Salomon Brothers Asset Management, Inc., will have discretion to invest in the full range of maturities of fixed-income securities. Generally, most of the Fund's long-term debt investments will consist of "investment grade" securities, but the Fund may invest up to 20% of its net assets in non-convertible fixed-income securities rated below investment grade or determined by the subadviser to be of comparable quality. These securities are commonly known as junk bonds. In addition, the Fund may invest an unlimited amount in convertible securities rated below investment grade.

       NATIONWIDE EQUITY INCOME FUND
       Subadviser:  Federated Investment Counseling
       Investment Objective: Seeks above average income and capital appreciation by investing at least 65% of its assets in income-producing equity securities. Such equity securities include common stocks, preferred stocks, and securities (including debt securities) that are convertible into common stocks. The portion of the Fund's total assets invested in each type of equity security will vary according to the Fund's subadviser's assessment of market, economic conditions and outlook.

       NATIONWIDE GLOBAL EQUITY FUND
       Subadviser:  J. P. Morgan Investment Management Inc.
       Investment Objective: To provide high total return from a globally diversified portfolio of equity securities. Total return will consist of income plus realized and unrealized capital gains and losses. The Fund seeks its investment objective through country allocation, stock selection and management of currency exposure. Under normal market conditions, J.P. Morgan Investment Management Inc. intends to keep the Fund essentially fully invested with at least 65% of the value of its total assets in

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       equity securities consisting of common stocks and other securities with equity characteristics such as preferred stocks, warrants, rights, convertible securities, trust certificates, limited partnership interests and equity participations. The Fund's primary equity instruments are the common stock of companies based in the developed countries around the world. The assets of the Fund will ordinarily be invested in the securities of at least five different countries.

       NATIONWIDE HIGH INCOME BOND FUND
       Subadviser:  Federated Investment Counseling
       Investment Objective: Seeks to provide high current income by investing primarily in a professionally managed, diversified portfolio of fixed income securities. To meet its objective, the Fund intends to invest at least 65% of its assets in lower-rated fixed income securities such as preferred stocks, bonds, debentures, notes, equipment lease certificates and equipment trust certificates which are rated BBB or lower by Standard & Poor's or Fitch Investors Service or Baa or lower by Moody's (or if not rated, are determined by the Fund's subadviser to be of a comparable quality). Such investments are commonly referred to as "junk bonds." For a further discussion of lower-rated securities, please see the "High Yield Securities" section of the Fund's prospectus.


       NATIONWIDE MID CAP INDEX FUND
       Subadviser:  The Dreyfus Corporation
       Investment Objective: Capital appreciation. The Fund seeks to match the performance of the Standard & Poor's MidCap 400 Index. To pursue this goal, the Fund generally is fully invested in all 400 stocks included in this index in proportion to their weighting in the index, and in futures whose performance is tied to the index. The Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.


       NATIONWIDE MULTI SECTOR BOND  FUND
       Subadviser: Salomon Brothers Asset Management, Inc. with Salomon Brothers Asset Management Limited Investment Objective: Primarily seeks a high level of current income. Capital appreciation is a secondary objective. The Fund seeks to achieve its objectives by investing in a globally diverse portfolio of fixed-income investments and by giving the subadviser, Salomon Brothers Asset Management, Inc. broad discretion to deploy the Fund's assets among certain segments of the fixed-income market that the subadviser believes will best contribute to achievement of the Fund's investment objectives. The Fund reserves the right to invest predominantly in securities rated in medium or lower categories, or as determined by the subadviser to be of comparable quality, commonly referred to as "junk bonds." Although the subadviser has the ability to invest up to 100% of the Fund's assets in lower-rated securities, the subadviser does not anticipate investing in excess of 75% of the Fund's assets in such securities. The subadviser has entered into a subadvisory agreement with its London based affiliate, Salomon Brothers Asset Management Limited, pursuant to which the subadviser has delegated to Salomon Brothers Asset Management Limited responsibility for management of the Fund's investments in non-dollar denominated debt securities and currency transactions.

       NATIONWIDE SELECT ADVISERS SMALL CAP GROWTH FUND
       Subadvisers: Franklin Advisers, Inc., Miller Anderson & Sherrerd, LLP, Neuberger Berman, LLC Investment Objective: Seeks capital growth by investing in a broadly diversified portfolio of equity securities

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       issued by U.S. and foreign companies with market capitalizations in the range of companies represented by the Russell 2000, known has small cap companies. Under normal market conditions, the Fund will invest at least 65% of its total assets in the equity securities of small cap companies. The balance of the Fund's assets may be invested in equity securities of larger cap companies. The Fund may also invest in foreign securities.

       NATIONWIDE SMALL CAP VALUE FUND
       Subadviser:  The Dreyfus Corporation
       Investment Objective: Capital appreciation through investment in a diversified portfolio of equity securities of companies with a median market capitalization of approximately $1 billion. Under normal market conditions, at least 75% of the Fund's total assets will be invested in equity securities of companies with market capitalizations at the time of purchase of between $200 million and $2.5 billion. The Fund will invest in equity securities of domestic and foreign issuers characterized as "value" companies according to criteria established by The Dreyfus Corporation, the Fund's subadviser.


       NATIONWIDE SMALL COMPANY FUND
       Subadvisers: The Dreyfus Corporation, Neuberger & Berman, L.P., Lazard Asset Management, Strong Capital Management, Inc. and Credit Suisse Asset Management, LLP Investment Objective: Long-term growth of capital by investing primarily in equity securities of domestic and foreign companies with market capitalizations of less than $1 billion at the time of purchase. The subadvisers were chosen because they utilize a number of different investment styles when investing in small company stocks. By utilizing different investment styles, Villanova MF hopes to increase prospects for investment return and to reduce market risk and volatility.


       NATIONWIDE STRATEGIC GROWTH FUND
       Subadviser:  Strong Capital Management Inc.
       Investment Objective: Capital growth by investing primarily in equity securities that the Fund's subadviser believes have above-average growth prospects. The Fund will generally invest in companies whose earnings are believed to be in a relatively strong growth trend, and to a lesser extent, in companies in which significant further growth is not anticipated but whose market value is thought to be undervalued. Under normal market conditions, the Fund will invest at least 65% of its total assets in equity securities, including common stocks, preferred stocks, and securities convertible into common or preferred stocks, such as warrants and convertible bonds. The Fund may invest up to 35% of its total assets in debt obligations, including intermediate- to long-term corporate or U.S. Government debt securities.

       NATIONWIDE STRATEGIC VALUE FUND
       Subadviser: Strong Capital Management Inc./Schafer Capital Management Inc. Investment Objective: Primarily long-term capital appreciation; current income is a secondary objective. The Fund seeks to meet its objectives by investing in securities which are believed to offer the possibility of increase in value, primarily common stocks of established companies having a strong financial position and a low stock market valuation at the time of purchase in relation to investment value. Other than considered appropriate for cash reserves, the Fund will generally maintain a fully invested position in common stocks of publicly held companies, primarily in stocks of companies listed on a national securities exchange or other equity securities (common stock or securities convertible into common stock). Investments may also be made in debt securities which are

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       convertible into common stocks and in warrants or other rights to purchase common stock, which in such case are considered equity securities by the Fund. Strong Capital Management, Inc. has subcontracted with Schafer Capital Management, Inc. to subadvise the Fund.

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
Neuberger Berman Advisers Management Trust ("NB AMT") is an open-end, diversified management investment company consisting of several series. Shares of the series of NB AMT are offered in connection with certain variable annuity contracts and variable life insurance policies issued through life insurance company separate accounts and are also offered directly to qualified pension and retirement plans outside of the separate account context.

The Guardian, Partners and Mid-Cap Growth Portfolios of NB AMT invest all of their investable assets in a corresponding series of Advisers Managers Trust managed by Neuberger Berman Management Incorporated ("NB Management"). Each series then invests in securities in accordance with an investment objective, policies and limitations identical to those of the Portfolio. This "master/feeder fund" structure is different from that of many other investment companies which directly acquire and manage their own portfolios of securities. (For more information regarding "master/feeder fund" structure, see "Special Information Regarding Organization, Capitalization, and Other Matters" in the underlying mutual fund prospectus.) The investment adviser is NB Management.

     AMT GUARDIAN PORTFOLIO
     Investment Objective: Capital appreciation and secondarily, current income. The Portfolio and its corresponding series seek to achieve these objectives by investing in common stocks of long-established, high-quality companies. NB Management uses a value-oriented investment approach in selecting securities, looking for low price-to-earnings ratios, strong balance sheets, solid management, and consistent earnings.

     AMT MID-CAP GROWTH PORTFOLIO
     Investment Objective: Capital appreciation by investing in equity securities of medium-sized companies that NB Management believes have the potential for long-term, above-average capital appreciation. Medium-sized companies have market capitalizations form $300 million to $10 billion at the time of investment. The Portfolio and its corresponding series may invest up to 10% of its net assets, measured at the time of investment, in corporate debt securities that are below investment grade or, if unrated, deemed by NB Management to be of comparable quality. Securities that are below investment grade, as well as unrated securities, are often considered to be speculative and usually entail greater risk. As a part of the Portfolio's investment strategy, the Portfolio may invest up to 20% of its net assets in securities of issuers organized and doing business principally outside the United States. This limitation does not apply with respect to foreign securities that are denominated in U.S. dollars.

     AMT PARTNERS PORTFOLIO
     Investment Objective: Capital growth by investing primarily in the common stock of established companies. Its investment program seeks securities believed to be undervalued based on fundamentals such as low price-to-earnings ratios, consistent cash flows, and the company's track record through all parts of the market cycle.

OPPENHEIMER VARIABLE ACCOUNT FUNDS
The Oppenheimer variable account Funds are an open-end, diversified management investment company organized as a Massachusetts business trust in 1984. Shares of the Funds are sold to provide benefits under variable life insurance policies and variable annuity contracts. OppenheimerFunds, Inc. is the investment adviser.

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     OPPENHEIMER AGGRESSIVE GROWTH FUND/VA
     Investment Objective: Capital appreciation by investing in "growth type" companies. Such companies are believed to have relatively favorable long-term prospects for increasing demand for their goods or services, or to be developing new products, services or markets and normally retain a relatively larger portion of their earnings for research, development and investment in capital assets. The Fund may also invest in cyclical industries in "special situations" that OppenheimerFunds, Inc. believes present opportunities for capital growth.

     OPPENHEIMER CAPITAL APPRECIATION FUND/VA
     Investment Objective: Capital appreciation by investing in securities of well-known established companies. Such securities generally have a history of earnings and dividends and are issued by seasoned companies (companies which have an operating history of at least five years including predecessors). Current income is a secondary consideration in the selection of the Fund's portfolio securities.

     OPPENHEIMER MAIN STREET GROWTH & INCOME FUND/VA
     Investment Objective: High total return, which stocks, preferred stocks, convertible securities and warrants. Debt investments will include bonds, participation includes growth in the value of its shares as well as current income from quality and debt securities. In seeking its investment objectives, the Fund may invest in equity and debt securities. Equity investments will include common interests, asset-backed securities, private-label mortgage-backed securities and CMOs, zero coupon securities and U.S. debt obligations, and cash and cash equivalents. From time to time, the Fund may focus on small to medium capitalization issuers, the securities of which may be subject to greater price volatility than those of larger capitalized issuers.

VAN ECK WORLDWIDE INSURANCE TRUST
Van Eck Worldwide Insurance Trust is an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts on January 7, 1987. Shares of Van Eck Trust are offered only to separate accounts of insurance companies to fund the benefits of variable life insurance policies and variable annuity contracts. The investment adviser and manager is Van Eck Associates Corporation.

     WORLDWIDE EMERGING MARKETS FUND
     Investment Objective: Seeks long-term capital appreciation by investing primarily in equity securities in emerging markets around the world. The Fund emphasizes investment in countries that, compared to the world's major economies, exhibit relatively low gross national product per capita, as well as the potential for rapid economic growth.

     WORLDWIDE HARD ASSETS FUND
     Investment Objective: Long-term capital appreciation by investing primarily in "Hard Asset Securities." For the Fund's purpose, "Hard Assets" are real estate, energy, timber, and industrial and precious metals. Income is a secondary consideration.

VAN KAMPEN LIFE INVESTMENT TRUST
Van Kampen Life Investment Trust is an open-end diversified management investment company organized as a Delaware business trust. Shares are offered in separate portfolios which are sold only to insurance companies to provide funding for variable life insurance policies and variable annuity contracts. Van Kampen Asset Management Inc. serves as the Fund's investment adviser.

     MORGAN STANLEY REAL ESTATE SECURITIES PORTFOLIO
     Investment Objective: Long-term capital growth by investing principally in a diversified portfolio of securities of companies operating in the real estate

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     industry ("Real Estate Securities"). Current income is a secondary consideration. Real Estate Securities include equity securities, including common stocks and convertible securities, as well as non-convertible preferred stocks and debt securities of real estate industry companies. A "real estate industry company" is a company that derives at least 50% of its assets (marked to market), gross income or net profits from the ownership, construction, management or sale of residential, commercial or industrial real estate. Under normal market conditions, at least 65% of the Fund's total assets will be invested in Real Estate Securities, primarily equity securities of real estate investment trusts. The Portfolio may invest up to 25% of its total assets in securities issued by foreign issuers, some or all of which may also be Real Estate Securities.


WARBURG PINCUS TRUST
The Warburg Pincus Trust is an open-end management investment company organized in March 1995 as a business trust under the laws of The Commonwealth of Massachusetts. The Trust offers its shares to insurance companies for allocation to separate accounts for the purpose of funding variable annuity and variable life contracts. Portfolios are managed by Credit Suisse Asset Management, LLP ("Credit Suisse").

     GROWTH & INCOME PORTFOLIO
     Investment Objective: Long-term growth of capital and income by investing primarily in dividend-paying equity securities. Under normal market conditions, the Portfolio will invest substantially all of its asset in equity securities that Credit Suisse considers to be relatively undervalued based upon research and analysis, taking into account factors such as price/book ratio, price/cash flow ratio, earnings growth, debt/capital ratio and multiples of earnings of comparable securities. Although the Portfolio may hold securities of any size, it currently expects to focus on companies with market capitalizations of $1 billion or greater at the time of initial purchase.

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APPENDIX B:  FIXED ANNUITY PAYMENTS


The contracts described in this prospectus are combination fixed and variable immediate annuity contracts. This appendix discusses those interests under the contracts that relate to fixed annuity payments.

Interests in fixed annuity payments purchased under the contracts are supported by Nationwide's general account. In reliance on certain exemptions provided for under the Securities Act of 1933, such interests have not been registered with the SEC, and the following disclosures have not been reviewed by the SEC.

FIXED ANNUITY PAYMENT ALLOCATIONS UNDER THE CONTRACT

Contract owners not allocating all of their single purchase payment to the variable account for the purchase of variable annuity payments may allocate their single purchase payment to Nationwide's general account for the purchase of fixed annuity payments. Alternatively, contract owners may allocate their single purchase payment to the general account and the variable account for the purchase of a combination of fixed and variable annuity payments.

Amounts originally allocated for the purchase of variable annuity payments may not be reallocated to the general account to purchase fixed annuity payments; similarly, amounts originally allocated for the purchase of fixed annuity payments may not be reallocated to the variable account to purchase variable annuity payments.

DETERMINATION OF FIXED ANNUITY PAYMENTS

Fixed annuity payments are level, meaning that each payment received will be the same as long as no (non-annuity payment) withdrawals are taken as permitted under some term certain annuity income options. Fixed annuity payments may also be reduced under the terms of the income option elected. For example, under the joint and last survivor income option, annuity payments continuing to a survivor after the death of either the annuitant or joint annuitant may be reduced if the contract owner selected a continuation percentage of less than 100%. Other income options may provide for similar reductions in fixed annuity payments.

When the contract owner allocates all or part of the single purchase payment for the purchase of fixed annuity payments, the amount of such payments will be determined by Nationwide, based on the following factors:

    - The amount/portion of the single purchase payment allocated for the purchase of fixed annuity payments;

    - The age and sex of the annuitant (and joint annuitant, if any);

    - The income option elected;

    - The frequency of annuity payments (monthly, quarterly, etc.);

    - The income start date;

    - The deduction of applicable premium taxes; and

    - The date the contract was issued.


These factors will allow Nationwide to determine the level of fixed annuity payments it is able to guarantee on the basis of its expense, mortality, and normal profit assumptions.


FIXED ANNUITY PAYMENTS AND THE ANNUITY INCOME OPTIONS

Fixed annuity payments may be purchased in conjunction with any of the income options available under the contract.

COMMUTATION VALUE OF FIXED ANNUITY PAYMENTS

Under certain circumstances, it may be necessary to "commute" the value of fixed annuity payments. The commutation value of fixed annuity payments is the value of future guaranteed fixed annuity payments that are converted mathematically into a lump sum. This is commonly referred to as a "present

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value" calculation. There are two basic purposes for which it may be necessary to calculate the commutation value of fixed annuity payments.

First, under term certain income options, the contract owner has the right to make withdrawals from the contract that are in addition to regularly scheduled annuity payments. In order to know what can be withdrawn from allocations for fixed annuity payments, it is necessary to know the commutation value of fixed annuity payments at the time the withdrawal is taken. (It is important to understand that partial withdrawals of this nature will reduce on-going fixed annuity payments subsequent to the withdrawal, and a Contingent Deferred Sales Charge may apply as well - see the following section.)


Second, for those income options that provide a death benefit based on commutation values, the commutation value of remaining fixed annuity payments will equal the lump sum death benefit to which a beneficiary is entitled, insofar as fixed annuity payments are concerned.


It may also be necessary to calculate the commutation value of fixed annuity payments when a contract owner and/or annuitant dies prior to the income start date.

The Adjusted Contract Rate

For purposes of calculating the commutation value of guaranteed fixed annuity payments, Nationwide calculates the present value of such payments, using the adjusted contract rate.

The adjusted contract rate is equal to the commutation value interest rate (which is a rate of interest established and identified in the contract specification pages which are provided to all contract owners upon the purchase of a contract), plus the interest rate adjustment.



The interest rate adjustment is equal to

                             CMT(c) - CMT(i), where

CMT(c) = the 10-year Constant Maturity Treasury (CMT) rate in effect on the date the request for withdrawal is received (or on the date of a death benefit calculation), and

CMT(i) = the 10-year Constant Maturity Treasury (CMT) rate in effect on the date of issue of the contract.

The CMT rates are interest rate quotations for various maturity durations published by the Federal Reserve Board on a regular basis. These rates represent a readily available and consistently reliable interest rate benchmark in financial markets.

If the Federal Reserve Board halts publication of CMT rates, or if for any reason the CMT rates become unavailable, Nationwide will use appropriate rates based on Treasury bond yields.

CONTINGENT DEFERRED SALES CHARGES (CDSC)

Under term certain income options (including the term certain with enhanced death benefit option) withdrawals in addition to regularly scheduled annuity payments may be taken. Nationwide may assess a CDSC if such withdrawals are taken.

The CDSC is calculated by multiplying the applicable CDSC percentage by the amount that is withdrawn. The applicable CDSC will not be applied to any amount in excess of the single purchase payment.

CDSC may be assessed based on amounts withdrawn from variable annuity payment allocations as well as fixed annuity payment allocations. The CDSC table is set forth in the prospectus - see "Summary of Contract Expenses" and "Standard Charges and Deductions."

                                   54 of 147

APPENDIX C:  ILLUSTRATION OF VARIABLE ANNUITY INCOME

The following charts demonstrate how the assumed investment return (AIR) selected, and how different levels of investment performance, would affect variable annuity income over time. Variable income will increase from one income start date anniversary to the next if the annualized net rate of return during that time is greater than the AIR chosen. Variable income will decrease if the annualized net rate of return is less than the AIR. The first variable annuity payment will be lower if the contract owner selected a 3.5% AIR than if the contract owner selected a 5.0% AIR. However, subsequent variable annuity payments will increase more rapidly (or decrease more slowly) with a 3.5% AIR than with a 5.0% AIR.

Each of the three charts below shows the variable annuity income amounts for a contract with a 3.5% AIR, a contract with a 5.0% AIR, and a contract with a 6.0% AIR. The 6.0% AIR may not be available in all states. (Check with your registered representative regarding availability.) The first chart is based on a 0% constant investment return before expenses, the second is based on a 6% return, and the third is based on a 12% return. These are hypothetical rates of return. Nationwide does not guarantee that the contract will earn these returns. The charts are for illustrative purposes only. They do not represent past or future investment returns.

A contract owner's variable annuity income will differ from the income shown if the actual returns of the investment options selected are different than those shown below. Since it is very likely that investment returns will fluctuate over time, the amount of variable annuity income actually received will also fluctuate. The total amount of variable annuity income actually received will depend on the cumulative investment returns of the investment options chosen, the contract owner's life span, and the income option chosen.

The variable income amounts shown reflect the deduction of all fees and expenses. Actual investment option fees and expenses will vary from year to year and from investment option to investment option. Actual expenses may be higher or lower than the rate used in the illustrations. The illustrations assume that each investment option will incur expenses at an average annual rate of 0.95% of the average daily net assets of the investment option. The insurance charges are calculated at an annual rate of 1.25% of the average daily net assets of the variable account. After taking these expenses and charges into consideration, the illustrated gross investment returns of 0%, 6%, and 12% are approximately equal to the net rates (which means after expenses have been deducted) of -2.19%, 3.68%, and 9.55%, respectively.

                                   55 of 147

                                  ASSUMPTIONS:
                             Annuitant: Male, Age 70
                             Date of Birth: 01/01/30
                        Annuity Purchase Amount: $100,000
             Income Option: Single Life with a 10 Year Term Certain
                           Income Start Date: 01/01/00
                        Variable Annuity Percentage: 100%
                           Payment Frequency: Monthly
                               [GRAPHIC OMITTED]

                          ASSUMED GROSS RETURN: 0.00%

     YEAR            AIR 3.5%       AIR 5.0%       AIR 6.0%
      1                 643            726           783
      2                 608            676           723
      3                 574            630           667
      4                 543            587           615
      5                 513            547           568
      6                 485            509           524
      7                 458            474           483
      8                 433            442           446
      9                 409            412           412
      10                387            383           380
      11                365            357           350
      12                345            333           323
      13                326            310           298
      14                308            289           275
      15                291            269           254
      16                275            251           234
      17                260            233           216
      18                246            217           200
      19                232            203           184
      20                220            189           170
      21                208            176           157
      22                196            164           145
      23                185            153           134
      24                175            142           123
      25                166            132           114

                          ASSUMED GROSS RETURN: 6.00%

     YEAR                AIR 3.5%       AIR 5.0%       AIR 6.0%
      1                     643            726            783
      2                     644            717            766
      3                     645            708            749
      4                     646            699            733
      5                     647            690            717
      6                     649            682            701
      7                     650            673            686
      8                     651            664            671
      9                     652            656            656
      10                    653            648            642
      11                    654            640            628
      12                    655            632            614
      13                    657            624            600
      14                    658            616            587
      15                    659            608            574
      16                    660            601            562
      17                    661            593            550
      18                    662            586            538
      19                    663            578            526
      20                    665            571            514
      21                    666            564            503
      22                    667            557            492
      23                    668            550            481
      24                    669            543            471
      25                    670            536            460

                                   56 of 147

                   ASSUMED GROSS RETURN: 12.00%

     YEAR            AIR 3.5%       AIR 5.0%       AIR 6.0%
      1                643            726            783
      2                681            757            809
      3                720            790            836
      4                762            825            864
      5                807            860            893
      6                854            898            923
      7                904            936            954
      8                957            977            986
      9               1013           1019           1019
      10              1072           1063           1053
      11              1135           1110           1088
      12              1201           1158           1125
      13              1271           1208           1163
      14              1346           1260           1201
      15              1424           1315           1242
      16              1507           1372           1283
      17              1596           1431           1326
      18              1689           1493           1371
      19              1788           1558           1417
      20              1892           1625           1464
      21              2003           1696           1513
      22              2120           1769           1564
      23              2244           1846           1616
      24              2375           1926           1670
      25              2513           2009           1726

                                   57 of 147

APPENDIX D: DETERMINATION OF THE HIGHEST VARIABLE PAYMENT AMOUNT FOR THE ENHANCED DEATH BENEFIT CALCULATION WHEN PARTIAL WITHDRAWALS HAVE BEEN TAKEN


The following scenario sets forth how the highest annuity payment is determined for purposes of calculating the enhanced death benefit. In the example, the contract owner takes 2 partial withdrawals after the income start date. Note: the partial withdrawal amounts stated have not yet been reduced for any applicable CDSC.

Assume the following sequence of events:

1) Nationwide pays the first five variable annuity payments to the annuitant as scheduled. Just after the fifth variable annuity payment is made, the contract owner's variable account value is $80,000.

2) The contract owner takes a partial withdrawal of $20,000 from the variable account value. As a result of the withdrawal, Nationwide reduces subsequent variable annuity payments proportionally.

3) Nationwide pays the sixth and seventh variable annuity payments. Just after the seventh variable annuity payment is made, the contract owner's variable account value is $59,000.

4) The contract owner takes a partial withdrawal of $5,000 from the variable account value. As a result of the withdrawal, Nationwide reduces subsequent variable annuity payments proportionally.

5)   Nationwide pays the eighth and ninth variable annuity payments.

6) The annuitant dies at age 79 just after Nationwide pays the ninth variable annuity payment.

In order to find the highest adjusted variable annuity payment, the actual variable annuity payments are proportionally reduced to reflect the partial withdrawals. Consequently, the following adjustments would be made to the variable annuity payments:

1) Variable Annuity Payments 1 through 5: The actual variable annuity payment amount would be multiplied by [(1 - $20,000/$80,000) x (1 -
     $5,000/$59,000)]. For example, the calculation for variable annuity payment 1 would be $500.00 x [(1 - 0.25) x (1 - 0.084745)] or $500.00 x 0.686441 or
     $343.22.

2) Variable Annuity Payments 6 and 7: The actual variable annuity payment amount would be multiplied by (1 - $5,000/$59,000). For example, the calculation for variable annuity payment 6 would be $386.25 x (1 - 0.084745) or $386.25 x 0.915255 or $353.52.



---------------------------------- ---------------------------------------- -----------------------------------------
                                                                                 Adjusted Variable Annuity Payment
      Variable Annuity Payment                 Variable Annuity                Amount for Death Benefit Calculation
              Number                           Payment Amount
---------------------------------- ---------------------------------------- -----------------------------------------
                1                                   $500.00                                   $343.22
---------------------------------- ---------------------------------------- -----------------------------------------
                2                                   $515.00                                   $353.52
---------------------------------- ---------------------------------------- -----------------------------------------
                3                                   $505.00                                   $346.65
---------------------------------- ---------------------------------------- -----------------------------------------
                4                                   $510.00                                   $350.08
---------------------------------- ---------------------------------------- -----------------------------------------
                5                                   $520.00                                   $356.95
---------------------------------- ---------------------------------------- -----------------------------------------
                6                                   $386.25                                   $353.52
---------------------------------- ---------------------------------------- -----------------------------------------
                7                                   $393.75                                   $360.38
---------------------------------- ---------------------------------------- -----------------------------------------
                8                                   $363.81                                   $363.81
---------------------------------- ---------------------------------------- -----------------------------------------
                9                                   $356.95                                   $356.95
---------------------------------- ---------------------------------------- -----------------------------------------

Thus, the highest variable annuity payment to be used for calculating the enhanced death benefit in this example is $363.81.

                                   58 of 147

                       STATEMENT OF ADDITIONAL INFORMATION

                               SEPTEMBER 27, 1999

         Individual Single Premium Immediate Variable Annuity Contracts

   Issued by Nationwide Life Insurance Company through its Nationwide Variable
                                   Account-9


This Statement of Additional Information is not a prospectus. It contains information in addition to and more detailed than set forth in the prospectus and should be read in conjunction with the prospectus dated September 27, 1999. The prospectus may be obtained from Nationwide Life Insurance Company by writing One Nationwide Plaza 01-05-P1, Columbus, Ohio 43215-2220, or calling 1-800-243-6295, TDD 1-800-238-3035.


                                TABLE OF CONTENTS

                                                                                                               PAGE
General Information and History...................................................................................1
Services..........................................................................................................1
Purchase of Securities Being Offered..............................................................................2
Underwriters......................................................................................................2
Calculations of Performance.......................................................................................2
Annuity Payments..................................................................................................3
Financial Statements..............................................................................................4

GENERAL INFORMATION AND HISTORY

The Nationwide Variable Account-9 is a separate investment account of Nationwide Life Insurance Company ("Nationwide"). Nationwide is a member of the Nationwide Insurance Enterprise. All of Nationwide's common stock is owned by Nationwide Financial Services, Inc. ("NFS"), a holding company. NFS has two classes of common stock outstanding with different voting rights enabling Nationwide Corporation (the holder of all of the outstanding Class B Common Stock) to control NFS. Nationwide Corporation is a holding company, as well. All of its common stock is held by Nationwide Mutual Insurance Company (95.24%) and Nationwide Mutual Fire Insurance Company (4.76%), the ultimate controlling persons of Nationwide Insurance Enterprise. The Nationwide Insurance Enterprise is one of America's largest insurance and financial services family of companies, with combined assets of over $98.28 billion as of December 31, 1998.

SERVICES

Nationwide, which has responsibility for administration of the contracts and the variable account, maintains records of the name, address, taxpayer identification number, and other pertinent information for each contract owner and the number and type of contract issued to each contract owner and records with respect to the contract/commutation value.

The custodian of the assets of the variable account is Nationwide. Nationwide will maintain a record of all purchases and redemptions of shares of the investment options. Nationwide, or affiliates of Nationwide, may have entered into agreements with either the investment adviser or distributor for the investment options. The agreements relate to administrative services furnished by Nationwide or an affiliate of Nationwide and provide for an annual fee based on the average aggregate net assets of the variable account (and other separate accounts of Nationwide or life insurance company subsidiaries of Nationwide) invested in particular underlying mutual funds. These fees in no way affect the net asset value of the underlying mutual funds or fees paid by the contract owner.

                                   59 of 147

The audited financial statements have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, Two Nationwide Plaza, Columbus, Ohio 43215, and upon the authority of said firm as experts in accounting and auditing.

PURCHASE OF SECURITIES BEING OFFERED

The contracts will be sold by licensed insurance agents in the states where the contracts may be lawfully sold. Such agents will be registered representatives of broker-dealers registered under the Securities Exchange Act of 1934 who are members of the National Association of Securities Dealers, Inc. ("NASD").

UNDERWRITERS

The contracts, which are offered continuously, are distributed by Nationwide Advisory Services, Inc. ("NAS"), One Nationwide Plaza, Columbus, Ohio 43215, a wholly owned subsidiary of Nationwide. During the fiscal years ended December 31, 1998, 1997 and 1996, no underwriting commissions were paid by Nationwide to NAS.

CALCULATIONS OF PERFORMANCE

Any current yield quotations of the NSAT Money Market Fund, subject to Rule 482 of the Securities Act of 1933, will consist of a seven calendar day historical yield, carried at least to the nearest hundredth of a percent. The yield will be calculated by determining the net change, exclusive of capital changes, in the value of hypothetical pre-existing account having a balance of one accumulation unit at the beginning of the base period, subtracting a hypothetical charge reflecting deductions from contract owner accounts, and dividing the net change in account value by the value of the account at the beginning of the period to obtain a base period return, and multiplying the base period return by (365/7) or (366/7) in a leap year. The NSAT Money Market Fund's effective yield is computed similarly, but includes the effect of assumed compounding on an annualized basis of the current unit value yield quotations of the NSAT Money Market Fund.

The NSAT Money Market Fund's yield and effective yield will fluctuate daily. Actual yields will depend on factors such as the type of instruments in the fund's portfolio, portfolio quality and average maturity, changes in interest rates, and the fund's expenses. Although the NSAT Money Market Fund determines its yield on the basis of a seven day period, it may use a different time period on occasion. The yield quotes may reflect the expense limitation described "Investment Manager and Other Services" in the NSAT Money Market Fund's Statement of Additional Information. There is no assurance that the yields quoted on any given occasion will remain in effect for any period of time and there is no guarantee that the net asset values will remain constant. It should be noted that a contract owner's investment in the NSAT Money Market Fund is not guaranteed or insured. Yield of other money market funds may not be comparable if a different base period or another method of calculation is used.

All performance advertising will include quotations of standardized average annual total return, calculated in accordance with a standard method prescribed by rules of the SEC. Standardized average annual total return is found by taking a hypothetical $1,000 investment in each of the sub-accounts' units on the first day of the period at the offering price, which is the accumulation unit value per unit ("initial investment") and computing the ending redeemable value ("redeemable value") of that investment at the end of the period. The redeemable value is then divided by the initial investment and this quotient is taken to the Nth root (N represents the number of years in the period) and 1 is subtracted from the result which is then expressed as a percentage, carried to at least the nearest hundredth of a percent. Standardized average annual total return reflects the maximum CDSC and the deduction of variable account charges, except for premium taxes, which may be imposed by certain states. Nonstandardized total return may also be advertised, and is calculated in a manner similar to standardized average annual

                                   60 of 147
total return except the nonstandardized total return is based on a hypothetical initial investment of $35,000. An assumed initial investment of $35,000 will be used because that figure more closely approximates the size of a typical contract than does the $1,000 figure used in calculating the standardized average annual total return quotations.

The standardized average annual total return and nonstandardized average annual total return quotations will be current to the last day of the calendar quarter preceding the date on which an advertisement is submitted for publication. The standardized average annual return will be based on rolling calendar quarters and will cover periods of one, five, and ten years, or a period covering the time the underlying mutual fund has been available in the variable account if the underlying mutual fund has not been available for one of the prescribed periods. Nonstandardized average annual total return will based on rolling calendar quarters and will cover periods of one, five and ten years, or a period covering the time the underlying mutual fund has been in existence.

Quotations of average annual total return and total return are based upon historical earnings and will fluctuate. Any quotation of performance, is not a guarantee of future performance. Factors affecting a sub-account's performance include general market conditions, operating expenses and investment management. A contract owner's account when redeemed may be more or less than the original cost.

ANNUITY PAYMENTS

See "Frequency and Amount of Annuity Payments" located in the prospectus.


--------------------------------------------------------------------------------
America's Income Annuity(sm) commenced sales in September, 1999. Therefore, the following financial statements do not reflect performance for America's Income Annuity(sm). However, the financial statements do reflect performance for other annuity contracts issued through the Nationwide Variable Account-9.
--------------------------------------------------------------------------------

                                   61 of 147

                          Independent Auditors' Report

The Board of Directors of Nationwide Life Insurance Company and Contract Owners of Nationwide Variable Account-9:

      We have audited the accompanying statement of assets, liabilities and contract owners' equity of Nationwide Variable Account-9 as of December 31, 1998, and the related statements of operations and changes in contract owners' equity for the year then ended and the period November 3, 1997 (commencement of operations) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998, by correspondence with the transfer agents of the underlying mutual funds. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Variable Account-9 as of December 31, 1998, and the results of its operations and its changes in contract owners' equity for the year then ended and the period November 3, 1997 (commencement of operations) through December 31, 1997, in conformity with generally accepted accounting principles.

                                                                        KPMG LLP

Columbus, Ohio

February 5, 1999

                          NATIONWIDE VARIABLE ACCOUNT-9
          STATEMENT OF ASSETS, LIABILITIES AND CONTRACT OWNERS' EQUITY
                                DECEMBER 31, 1998


ASSETS:
   Investments at market value:
      American Century VP - American Century VP Income & Growth (ACVPIncGr)
         6,808,423 shares (cost $41,583,538) ........................................   $   46,161,106
      American Century VP - American Century VP International (ACVPInt)
         6,855,908 shares (cost $51,855,024) ........................................       52,242,021
      American Century VP - American Century VP Value (ACVPValue)
         3,217,095 shares (cost $21,777,436) ........................................       21,651,051
      The Dreyfus Socially Responsible Growth Fund, Inc. (DrySRGro)
         1,248,565 shares (cost $35,462,984) ........................................       38,805,415
      Dreyfus Stock Index Fund (DryStkIx)
         9,577,288 shares (cost $279,024,199) .......................................      311,453,398
      Dreyfus VIF - Capital Appreciation Portfolio (DryCapAp)
         1,589,914 shares (cost $52,116,562) ........................................       57,411,798
      Fidelity VIP - Equity-Income Portfolio - Service Class (FidVIPEIS)
         7,742,140 shares (cost $188,934,420) .......................................      196,572,937
      Fidelity VIP - Growth Portfolio - Service Class (FidVIPGrS)
         2,439,295 shares (cost $92,723,883) ........................................      109,329,206
      Fidelity VIP - High Income Portfolio - Service Class (FidVIPHIS)
         8,982,394 shares (cost $109,103,276) .......................................      103,387,351
      Fidelity VIP - Overseas Portfolio - Service Class (FidVIPOvS)
         1,311,658 shares (cost $25,776,988) ........................................       26,272,515
      Fidelity VIP-II - Contrafund Portfolio - Service Class (FidVIPConS)
         5,268,891 shares (cost $110,700,033) .......................................      128,666,318
      Fidelity VIP-III - Growth Opportunities Portfolio - Service Class (FidVIPGrOpS)
         4,400,750 shares (cost $88,712,986) ........................................      100,601,146
      Morgan Stanley - Emerging Markets Debt Portfolio (MSEmMkt)
         533,017 shares (cost $4,220,740) ...........................................        3,251,406
      Nationwide SAT - Balanced Fund (NSATBal)
         3,702,529 shares (cost $38,838,888) ........................................       39,172,762
      Nationwide SAT - Capital Appreciation Fund (NSATCapAp)
         7,353,398 shares (cost $180,569,944) .......................................      195,526,840
      Nationwide SAT - Equity Income Fund (NSATEqInc)
         1,115,255 shares (cost $11,913,630) ........................................       12,791,978
      Nationwide SAT - Global Equity Fund (NSATGlobEq)
         1,278,862 shares (cost $14,086,471) ........................................       15,026,629
      Nationwide SAT - Government Bond Fund (NSATGvtBd)
         11,611,591 shares (cost $135,670,425) ......................................      135,739,496
      Nationwide SAT - High Income Bond Fund (NSATHIncBd)
         2,988,003 shares (cost $30,639,154) ........................................       29,999,551
      Nationwide SAT - Money Market Fund (NSATMyMkt)
         190,044,189 shares (cost $190,044,189) .....................................      190,044,189

      Nationwide SAT - Multi Sector Bond Fund (NSATMSecBd)
         3,559,456 shares (cost $35,711,253) ..................................       34,953,863
      Nationwide SAT - Select Advisers Mid Cap Fund (NSATMidCap)
         663,376 shares (cost $6,840,714) .....................................        7,244,064
      Nationwide SAT - Small Cap Value Fund (NSATSmCapV)
         3,132,624 shares (cost $29,764,563) ..................................       29,728,605
      Nationwide SAT - Small Company Fund (NSATSmCo)
         2,686,535 shares (cost $42,607,479) ..................................       43,011,428
      Nationwide SAT - Strategic Growth Fund (NSATStrGro)
         746,793 shares (cost $7,919,572) .....................................        8,737,474
      Nationwide SAT - Strategic Value Fund (NSATStrVal)
         1,344,546 shares (cost $13,728,595) ..................................       13,606,806
      Nationwide SAT - Total Return Fund (NSATTotRe)
         15,536,927 shares (cost $281,022,843) ................................      285,879,460
      Neuberger & Berman AMT - Guardian Portfolio (NBAMTGuard)
         2,338,020 shares (cost $31,751,426) ..................................       32,358,203
      Neuberger & Berman AMT - Mid-Cap Growth Portfolio (NBAMTMCGr)
         1,748,395 shares (cost $23,894,825) ..................................       28,358,964
      Neuberger & Berman AMT - Partners Portfolio (NBAMTPart)
         5,754,650 shares (cost $111,859,485) .................................      108,935,530
      Oppenheimer VAF - Aggressive Growth Fund (OppAggGro)
         610,901 shares (cost $25,670,049) ....................................       27,386,693
      Oppenheimer VAF - Growth Fund (OppGro)
         1,127,365 shares (cost $37,003,995) ..................................       41,340,470
      Oppenheimer VAF - Growth & Income Fund (OppGrInc)
         2,521,659 shares (cost $51,774,563) ..................................       51,643,569
      Van Eck WIT - Worldwide Emerging Markets Fund (VEWrldEMkt)
         664,975 shares (cost $5,629,404) .....................................        4,734,621
      Van Eck WIT - Worldwide Hard Assets Fund (VEWrldHAs)
         222,585 shares (cost $2,130,378) .....................................        2,047,778
      Van Kampen American Capital LIT -
      Morgan Stanley Real Estate Securities Portfolio (VKMSRESec)
         1,308,962 shares (cost $19,243,692) ..................................       18,011,317
      Warburg Pincus Trust - Growth & Income Portfolio (WPGrInc)
         1,140,740 shares (cost $12,673,239) ..................................       13,095,697
      Warburg Pincus Trust - International Equity Portfolio (WPIntEq)
         1,439,870 shares (cost $16,523,314) ..................................       15,824,169
      Warburg Pincus Trust - Post Venture Capital Portfolio (WPPVenCap)
         552,506 shares (cost $6,237,564) .....................................        6,508,526
                                                                                  --------------
            Total investments .................................................    2,587,514,350
   Accounts receivable ........................................................        1,282,585
                                                                                  --------------
            Total assets ......................................................    2,588,796,935
ACCOUNTS PAYABLE ..............................................................               --
                                                                                  --------------
CONTRACT OWNERS' EQUITY (NOTE 4) ..............................................   $2,588,796,935
                                                                                  ==============


See accompanying notes to financial statements.

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                                 TOTAL                                ACVPIncGr
                                                   ----------------------------------    ----------------------------------
                                                         1998               1997               1998               1997
                                                   ---------------    ---------------    ---------------    ---------------

INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $    20,037,926            184,101            220,567                 --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (6,687,096)           (26,321)          (104,919)              (119)
    Asset fee @ 1.00% rate .....................        (4,480,001)           (13,431)           (64,746)               (83)
    Asset fee @ 1.05% rate .....................        (1,009,646)            (4,753)           (13,006)               (29)
    Asset fee @ 1.10% rate .....................              (909)                --                (46)                --
    Asset fee @ 1.15% rate .....................              (244)                --                (14)                --
    Asset fee @ 1.20% rate .....................            (1,510)                --                (19)                --
    Asset fee @ 1.25% rate .....................              (131)                --                 --                 --
    Asset fee @ 1.30% rate .....................               (50)                --                 --                 --
    Asset fee @ 1.35% rate .....................               (37)                --                 --                 --
                                                   ---------------    ---------------    ---------------    ---------------
  Net investment activity ......................         7,858,302            139,596             37,817               (231)
                                                   ---------------    ---------------    ---------------    ---------------

 Proceeds from mutual fund shares sold .........       147,138,081          1,928,035            299,469              3,255
 Cost of mutual fund shares sold ...............      (151,277,931)        (1,932,025)          (260,801)            (3,092)
                                                   ---------------    ---------------    ---------------    ---------------
  Realized gain (loss) on investments ..........        (4,139,850)            (3,990)            38,668                163
 Change in unrealized gain (loss) on investments       121,513,304            259,323          4,570,573              6,996
                                                   ---------------    ---------------    ---------------    ---------------
  Net gain (loss) on investments ...............       117,373,454            255,333          4,609,241              7,159
                                                   ---------------    ---------------    ---------------    ---------------
 Reinvested capital gains ......................        27,066,537            478,503              9,256                 --
                                                   ---------------    ---------------    ---------------    ---------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........       152,298,293            873,432          4,656,314              6,928
                                                   ---------------    ---------------    ---------------    ---------------

EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     2,421,579,829         81,649,336         34,231,141            389,541
 Transfers between funds .......................                --                 --          7,880,597             61,740
 Redemptions ...................................       (66,628,531)          (339,129)        (1,021,174)              (635)
 Contingent deferred sales charges (note 2) ....          (676,512)              (409)            (7,094)                --
 Adjustments to maintain reserves ..............            38,184              2,442            (27,089)                 5
                                                   ---------------    ---------------    ---------------    ---------------
    Net equity transactions ....................     2,354,312,970         81,312,240         41,056,381            450,651
                                                   ---------------    ---------------    ---------------    ---------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     2,506,611,263         82,185,672         45,712,695            457,579
Contract owners' equity beginning of period ....        82,185,672                 --            457,579                 --
                                                   ---------------    ---------------    ---------------    ---------------
Contract owners' equity end of period ..........   $ 2,588,796,935         82,185,672         46,170,274            457,579
                                                   ===============    ===============    ===============    ===============


                                                                ACVPInt                               ACVPValue
                                                   ----------------------------------    ----------------------------------
                                                         1998               1997               1998               1997
                                                   ---------------    ---------------    ---------------    ---------------

INVESTMENT ACTIVITY:
 Reinvested dividends ..........................            26,394                 --             28,096                 --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................          (135,323)              (169)           (68,970)              (235)
    Asset fee @ 1.00% rate .....................           (74,971)               (58)           (44,443)              (348)
    Asset fee @ 1.05% rate .....................           (14,635)               (20)            (8,106)               (55)
    Asset fee @ 1.10% rate .....................                (9)                --                 (4)                --
    Asset fee @ 1.15% rate .....................                (9)                --                 --                 --
    Asset fee @ 1.20% rate .....................                (2)                --                (24)                --
    Asset fee @ 1.25% rate .....................                --                 --                 (2)                --
    Asset fee @ 1.30% rate .....................                --                 --                 --                 --
    Asset fee @ 1.35% rate .....................                (4)                --                 --                 --
                                                   ---------------    ---------------    ---------------    ---------------
  Net investment activity ......................          (198,559)              (247)           (93,453)              (638)
                                                   ---------------    ---------------    ---------------    ---------------

 Proceeds from mutual fund shares sold .........         2,580,905                 --          1,595,103                 --
 Cost of mutual fund shares sold ...............        (2,610,970)                --         (1,678,560)                --
                                                   ---------------    ---------------    ---------------    ---------------
  Realized gain (loss) on investments ..........           (30,065)                --            (83,457)                --
 Change in unrealized gain (loss) on investments           379,163              7,835           (147,770)            21,385
                                                   ---------------    ---------------    ---------------    ---------------
  Net gain (loss) on investments ...............           349,098              7,835           (231,227)            21,385
                                                   ---------------    ---------------    ---------------    ---------------
 Reinvested capital gains ......................           270,951                 --            335,441                 --
                                                   ---------------    ---------------    ---------------    ---------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........           421,490              7,588             10,761             20,747
                                                   ---------------    ---------------    ---------------    ---------------

EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................        39,680,086            451,373         19,091,612            929,382
 Transfers between funds .......................        12,597,519             90,951          1,715,026            410,117
 Redemptions ...................................        (1,031,134)               (18)          (518,275)              (856)
 Contingent deferred sales charges (note 2) ....            (7,206)                --             (7,315)                --
 Adjustments to maintain reserves ..............            31,510                  4               (218)                 8
                                                   ---------------    ---------------    ---------------    ---------------
    Net equity transactions ....................        51,270,775            542,310         20,280,830          1,338,651
                                                   ---------------    ---------------    ---------------    ---------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........        51,692,265            549,898         20,291,591          1,359,398
Contract owners' equity beginning of period ....           549,898                 --          1,359,398                 --
                                                   ---------------    ---------------    ---------------    ---------------
Contract owners' equity end of period ..........        52,242,163            549,898         21,650,989          1,359,398
                                                   ===============    ===============    ===============    ===============

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                             DrySRGro                       DryStkix
                                                   ----------------------------    ----------------------------
                                                       1998            1997            1998            1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $     60,373           2,537       2,203,648          19,230
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (87,632)           (245)       (736,785)         (1,875)
    Asset fee @ 1.00% rate .....................        (63,281)           (157)       (495,327)           (946)
    Asset fee @ 1.05% rate .....................        (13,367)            (30)       (102,440)           (152)
    Asset fee @ 1.10% rate .....................            (51)             --            (137)             --
    Asset fee @ 1.15% rate .....................            (15)             --             (51)             --
    Asset fee @ 1.20% rate .....................            (13)             --            (305)             --
    Asset fee @ 1.25% rate .....................            (15)             --             (30)             --
    Asset fee @ 1.30% rate .....................             (6)             --              (2)             --
    Asset fee @ 1.35% rate .....................             --              --              (5)             --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................       (104,007)          2,105         868,566          16,257
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........        777,497              --       3,532,880          53,202
 Cost of mutual fund shares sold ...............       (725,553)             --      (3,554,666)        (55,328)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........         51,944              --         (21,786)         (2,126)
 Change in unrealized gain (loss) on investments      3,346,139          (3,707)     32,439,748         (10,549)
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............      3,398,083          (3,707)     32,417,962         (12,675)
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................      1,392,227          20,741         435,046          83,330
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........      4,686,303          19,139      33,721,574          86,912
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     29,765,433         806,446     242,868,858       5,885,293
 Transfers between funds .......................      4,305,104          32,713      34,854,129         151,175
 Redemptions ...................................       (803,449)         (1,570)     (6,057,535)         (3,783)
 Contingent deferred sales charges (note 2) ....         (4,582)             --         (83,383)             --
 Adjustments to maintain reserves ..............             66              (4)         30,385           1,038
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     33,262,572         837,585     271,612,454       6,033,723
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     37,948,875         856,724     305,334,028       6,120,635
Contract owners' equity beginning of period ....        856,724              --       6,120,635              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........   $ 38,805,599         856,724     311,454,663       6,120,635
                                                   ============    ============    ============    ============


                                                            DryCapAp                        FidVIPEIS
                                                   ---------------------------    -----------------------------
                                                       1998            1997            1998            1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................        296,317           4,948         217,564              --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................       (111,207)           (267)       (505,712)         (1,422)
    Asset fee @ 1.00% rate .....................        (62,252)           (133)       (395,500)           (815)
    Asset fee @ 1.05% rate .....................        (17,737)            (30)        (90,638)           (339)
    Asset fee @ 1.10% rate .....................            (62)             --             (58)             --
    Asset fee @ 1.15% rate .....................            (27)             --              (7)             --
    Asset fee @ 1.20% rate .....................            (19)             --             (41)             --
    Asset fee @ 1.25% rate .....................             --              --             (22)             --
    Asset fee @ 1.30% rate .....................             (4)             --             (14)             --
    Asset fee @ 1.35% rate .....................             (4)             --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................        105,005           4,518        (774,428)         (2,576)
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........        692,754              --         628,613          72,868
 Cost of mutual fund shares sold ...............       (632,372)             --        (599,673)        (74,460)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........         60,382              --          28,940          (1,592)
 Change in unrealized gain (loss) on investments      5,296,793          (1,557)      7,558,663          79,853
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............      5,357,175          (1,557)      7,587,603          78,261
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................          1,464             414         774,271              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........      5,463,644           3,375       7,587,446          75,685
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     37,281,447         894,637     175,676,909       4,978,409
 Transfers between funds .......................     14,756,161          34,011      13,491,409         268,956
 Redemptions ...................................       (999,653)             --      (5,441,684)         (7,395)
 Contingent deferred sales charges (note 2) ....        (11,014)             --         (54,879)             --
 Adjustments to maintain reserves ..............        (10,617)             (1)         (2,947)          1,150
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     51,016,324         928,647     183,668,808       5,241,120
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     56,479,968         932,022     191,256,254       5,316,805
Contract owners' equity beginning of period ....        932,022              --       5,316,805              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........     57,411,990         932,022     196,573,059       5,316,805
                                                   ============    ============    ============    ============

                                                                     (Continued)

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                              FidVIPGrS                         FidVIPHIS
                                                   ------------------------------    ------------------------------
                                                       1998             1997             1998             1997
                                                   -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $      27,645               --          609,157               --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (212,170)            (572)        (294,475)          (1,047)
    Asset fee @ 1.00% rate .....................        (166,839)            (312)        (193,581)            (382)
    Asset fee @ 1.05% rate .....................         (35,112)             (72)         (58,296)            (139)
    Asset fee @ 1.10% rate .....................             (51)              --              (22)              --
    Asset fee @ 1.15% rate .....................             (10)              --               (5)              --
    Asset fee @ 1.20% rate .....................             (99)              --              (16)              --
    Asset fee @ 1.25% rate .....................              (6)              --               --               --
    Asset fee @ 1.30% rate .....................              (1)              --               --               --
    Asset fee @ 1.35% rate .....................              --               --               (4)              --
                                                   -------------    -------------    -------------    -------------
  Net investment activity ......................        (386,643)            (956)          62,758           (1,568)
                                                   -------------    -------------    -------------    -------------

 Proceeds from mutual fund shares sold .........       1,691,790           24,231        5,911,230               --
 Cost of mutual fund shares sold ...............      (1,783,855)         (24,000)      (7,053,926)              --
                                                   -------------    -------------    -------------    -------------
  Realized gain (loss) on investments ..........         (92,065)             231       (1,142,696)              --
 Change in unrealized gain (loss) on investments      16,582,085           23,237       (5,732,014)          16,089
                                                   -------------    -------------    -------------    -------------
  Net gain (loss) on investments ...............      16,490,020           23,468       (6,874,710)          16,089
                                                   -------------    -------------    -------------    -------------
 Reinvested capital gains ......................         723,135               --          387,069               --
                                                   -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........      16,826,512           22,512       (6,424,883)          14,521
                                                   -------------    -------------    -------------    -------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................      71,107,684        1,981,907      106,687,268        2,761,595
 Transfers between funds .......................      21,283,689            1,697        3,713,555          132,705
 Redemptions ...................................      (1,868,105)            (577)      (3,477,421)            (954)
 Contingent deferred sales charges (note 2) ....         (25,533)              --          (19,045)              --
 Adjustments to maintain reserves ..............             198             (111)            (220)              (1)
                                                   -------------    -------------    -------------    -------------
    Net equity transactions ....................      90,497,933        1,982,916      106,904,137        2,893,345
                                                   -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     107,324,445        2,005,428      100,479,254        2,907,866
Contract owners' equity beginning of period ....       2,005,428               --        2,907,866               --
                                                   -------------    -------------    -------------    -------------
Contract owners' equity end of period ..........   $ 109,329,873        2,005,428      103,387,120        2,907,866
                                                   =============    =============    =============    =============


                                                              FidVIPOvS                      FidVIPConS
                                                   ------------------------------    ------------------------------
                                                       1998              1997             1998             1997
                                                   -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................          39,473               --           56,795               --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................         (70,614)            (303)        (299,506)          (1,607)
    Asset fee @ 1.00% rate .....................         (42,096)             (95)        (193,026)            (564)
    Asset fee @ 1.05% rate .....................         (13,142)             (40)         (37,910)            (160)
    Asset fee @ 1.10% rate .....................              --               --              (67)              --
    Asset fee @ 1.15% rate .....................              (2)              --              (15)              --
    Asset fee @ 1.20% rate .....................             (32)              --             (115)              --
    Asset fee @ 1.25% rate .....................              --               --               --               --
    Asset fee @ 1.30% rate .....................              --               --               (2)              --
    Asset fee @ 1.35% rate .....................              --               --               --               --
                                                   -------------    -------------    -------------    -------------
  Net investment activity ......................         (86,413)            (438)        (473,846)          (2,331)
                                                   -------------    -------------    -------------    -------------

 Proceeds from mutual fund shares sold .........       4,459,537            5,931          389,637               --
 Cost of mutual fund shares sold ...............      (4,576,878)          (5,843)        (408,471)              --
                                                   -------------    -------------    -------------    -------------
  Realized gain (loss) on investments ..........        (117,341)              88          (18,834)              --
 Change in unrealized gain (loss) on investments         489,713            5,814       17,909,633           56,652
                                                   -------------    -------------    -------------    -------------
  Net gain (loss) on investments ...............         372,372            5,902       17,890,799           56,652
                                                   -------------    -------------    -------------    -------------
 Reinvested capital gains ......................         116,340               --          417,852               --
                                                   -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........         402,299            5,464       17,834,805           54,321
                                                   -------------    -------------    -------------    -------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................      21,535,431          757,896       95,817,883        3,573,555
 Transfers between funds .......................       3,800,935          157,648       13,757,369           83,693
 Redemptions ...................................        (383,762)              --       (2,362,374)             (70)
 Contingent deferred sales charges (note 2) ....          (3,534)              --          (32,976)              --
 Adjustments to maintain reserves ..............             163               (2)         (59,196)               7
                                                   -------------    -------------    -------------    -------------
    Net equity transactions ....................      24,949,233          915,542      107,120,706        3,657,185
                                                   -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........      25,351,532          921,006      124,955,511        3,711,506
Contract owners' equity beginning of period ....         921,006               --        3,711,506               --
                                                   -------------    -------------    -------------    -------------
Contract owners' equity end of period ..........      26,272,538          921,006      128,667,017        3,711,506
                                                   =============    =============    =============    =============

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
 Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                             FidVIPGrOpS                         MSEmMkt
                                                   ------------------------------    ------------------------------
                                                       1998             1997             1998             1997
                                                   -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $      67,013               --          387,439            3,740
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (225,407)            (596)         (13,756)             (54)
    Asset fee @ 1.00% rate .....................        (198,453)            (418)          (5,701)             (40)
    Asset fee @ 1.05% rate .....................         (34,785)            (123)          (1,939)             (16)
    Asset fee @ 1.10% rate .....................             (23)              --               --               --
    Asset fee @ 1.15% rate .....................              --               --               --               --
    Asset fee @ 1.20% rate .....................              (7)              --               (8)              --
    Asset fee @ 1.25% rate .....................              --               --               (1)              --
    Asset fee @ 1.30% rate .....................              --               --               --               --
    Asset fee @ 1.35% rate .....................              --               --               --               --
                                                   -------------    -------------    -------------    -------------
  Net investment activity ......................        (391,662)          (1,137)         366,034            3,630
                                                   -------------    -------------    -------------    -------------

 Proceeds from mutual fund shares sold .........         312,351                3        1,077,168              810
 Cost of mutual fund shares sold ...............        (318,329)              (3)      (1,547,782)            (823)
                                                   -------------    -------------    -------------    -------------
  Realized gain (loss) on investments ..........          (5,978)              --         (470,614)             (13)
 Change in unrealized gain (loss) on investments      11,843,161           44,999         (967,487)          (1,847)
                                                   -------------    -------------    -------------    -------------
  Net gain (loss) on investments ...............      11,837,183           44,999       (1,438,101)          (1,860)
                                                   -------------    -------------    -------------    -------------
 Reinvested capital gains ......................         232,948               --               --            1,623
                                                   -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........      11,678,469           43,862       (1,072,067)           3,393
                                                   -------------    -------------    -------------    -------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................      79,527,836        2,201,875        3,872,593          185,958
 Transfers between funds .......................       8,581,600          332,841          313,112            6,858
 Redemptions ...................................      (1,722,323)            (304)         (58,191)              --
 Contingent deferred sales charges (note 2) ....         (20,999)              --             (253)              --
 Adjustments to maintain reserves ..............         (21,308)              (4)             (62)              (1)
                                                   -------------    -------------    -------------    -------------
    Net equity transactions ....................      86,344,806        2,534,408        4,127,199          192,815
                                                   -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........      98,023,275        2,578,270        3,055,132          196,208
Contract owners' equity beginning of period ....       2,578,270               --          196,208               --
                                                   -------------    -------------    -------------    -------------
Contract owners' equity end of period ..........   $ 100,601,545        2,578,270        3,251,340          196,208
                                                   =============    =============    =============    =============


                                                              NSATBal                          NSATCapAp
                                                   ------------------------------    ------------------------------
                                                        1998            1997             1998              1997
                                                   -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................         683,468            3,951          750,851            5,462
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................         (90,403)            (195)        (465,341)            (739)
    Asset fee @ 1.00% rate .....................         (70,281)            (154)        (270,821)            (447)
    Asset fee @ 1.05% rate .....................         (15,676)            (110)         (52,969)            (244)
    Asset fee @ 1.10% rate .....................             (11)              --              (81)              --
    Asset fee @ 1.15% rate .....................              (7)              --              (20)              --
    Asset fee @ 1.20% rate .....................              (9)              --              (17)              --
    Asset fee @ 1.25% rate .....................              --               --               --               --
    Asset fee @ 1.30% rate .....................              (1)              --               --               --
    Asset fee @ 1.35% rate .....................              --               --               --               --
                                                   -------------    -------------    -------------    -------------
  Net investment activity ......................         507,080            3,492          (38,398)           4,032
                                                   -------------    -------------    -------------    -------------

 Proceeds from mutual fund shares sold .........         181,876               --        2,717,344               --
 Cost of mutual fund shares sold ...............        (178,647)              --       (2,728,836)              --
                                                   -------------    -------------    -------------    -------------
  Realized gain (loss) on investments ..........           3,229               --          (11,492)              --
 Change in unrealized gain (loss) on investments         328,826            5,048       14,966,388           (9,492)
                                                   -------------    -------------    -------------    -------------
  Net gain (loss) on investments ...............         332,055            5,048       14,954,896           (9,492)
                                                   -------------    -------------    -------------    -------------
 Reinvested capital gains ......................         115,971               --        5,341,096           52,894
                                                   -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........         955,106            8,540       20,257,594           47,434
                                                   -------------    -------------    -------------    -------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................      33,253,731          818,465      150,374,491        2,528,751
 Transfers between funds .......................       4,913,679           65,644       25,963,419           88,972
 Redemptions ...................................        (833,930)             (90)      (3,752,392)          (3,756)
 Contingent deferred sales charges (note 2) ....          (8,225)              --          (30,248)              --
 Adjustments to maintain reserves ..............             177              (26)          53,212                4
                                                   -------------    -------------    -------------    -------------
    Net equity transactions ....................      37,325,432          883,993      172,608,482        2,613,971
                                                   -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........      38,280,538          892,533      192,866,076        2,661,405
Contract owners' equity beginning of period ....         892,533               --        2,661,405               --
                                                   -------------    -------------    -------------    -------------
Contract owners' equity end of period ..........      39,173,071          892,533      195,527,481        2,661,405
                                                   =============    =============    =============    =============

                                                                     (Continued)

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                             NSATEqinc                      NSATGlobEq
                                                   ----------------------------    ----------------------------
                                                       1998            1997            1998            1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $     75,504             989         141,975             871
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (34,439)           (265)        (39,570)           (165)
    Asset fee @ 1.00% rate .....................        (27,139)           (116)        (28,746)           (116)
    Asset fee @ 1.05% rate .....................         (5,129)            (30)         (8,199)            (45)
    Asset fee @ 1.10% rate .....................             --              --              (5)             --
    Asset fee @ 1.15% rate .....................             (1)             --              --              --
    Asset fee @ 1.20% rate .....................            (18)             --              --              --
    Asset fee @ 1.25% rate .....................             --              --              (2)             --
    Asset fee @ 1.30% rate .....................             --              --              --              --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................          8,778             578          65,453             545
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........        376,534               2         685,356              --
 Cost of mutual fund shares sold ...............       (366,898)             (3)       (668,251)             --
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........          9,636              (1)         17,105              --
 Change in unrealized gain (loss) on investments        869,248           9,100         936,891           3,267
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............        878,884           9,099         953,996           3,267
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................        137,183              --          98,132              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........      1,024,845           9,677       1,117,581           3,812
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     10,836,292         524,315      12,466,313         505,387
 Transfers between funds .......................        736,897          58,870       1,290,714           4,389
 Redemptions ...................................       (392,814)           (135)       (359,325)             --
 Contingent deferred sales charges (note 2) ....         (5,629)             --          (2,129)             --
 Adjustments to maintain reserves ..............           (359)             14              35            (105)
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     11,174,387         583,064      13,395,608         509,671
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     12,199,232         592,741      14,513,189         513,483
Contract owners' equity beginning of period ....        592,741              --         513,483              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........   $ 12,791,973         592,741      15,026,672         513,483
                                                   ============    ============    ============    ============


                                                            NSATGvtBd                       NSATHIncBd
                                                   ----------------------------    ----------------------------
                                                       1998            1997           1998             1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................      4,068,221          46,514       1,175,418           9,587
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................       (325,601)         (1,060)        (70,627)           (359)
    Asset fee @ 1.00% rate .....................       (228,102)           (369)        (51,930)           (153)
    Asset fee @ 1.05% rate .....................        (64,068)           (301)        (17,784)           (125)
    Asset fee @ 1.10% rate .....................            (51)             --              --              --
    Asset fee @ 1.15% rate .....................            (13)             --              --              --
    Asset fee @ 1.20% rate .....................            (11)             --             (14)             --
    Asset fee @ 1.25% rate .....................            (14)             --              (1)             --
    Asset fee @ 1.30% rate .....................             (1)             --              --              --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................      3,450,360          44,784       1,035,062           8,950
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........      6,875,359          24,775       1,434,798             663
 Cost of mutual fund shares sold ...............     (6,712,656)        (24,775)     (1,454,954)           (653)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........        162,703              --         (20,156)             10
 Change in unrealized gain (loss) on investments         96,330         (27,259)       (637,940)         (1,663)
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............        259,033         (27,259)       (658,096)         (1,653)
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................        644,842              --              --              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........      4,354,235          17,525         376,966           7,297
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................    135,535,861       3,147,571      26,481,762         762,946
 Transfers between funds .......................     (2,966,402)          4,912       2,932,999         144,381
 Redemptions ...................................     (4,331,237)             --        (701,614)           (643)
 Contingent deferred sales charges (note 2) ....        (23,933)             --          (4,542)             --
 Adjustments to maintain reserves ..............          1,128               1             (12)             --
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................    128,215,417       3,152,484      28,708,593         906,684
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........    132,569,652       3,170,009      29,085,559         913,981
Contract owners' equity beginning of period ....      3,170,009              --         913,981              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........    135,739,661       3,170,009      29,999,540         913,981
                                                   ============    ============    ============    ============

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997



                                                              NSATMyMkt                        NSATSecBd
                                                   ------------------------------    ------------------------------
                                                       1998             1997             1998             1997
                                                   -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $   5,541,671           35,527        1,155,410            5,220
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (597,802)          (4,055)         (95,878)            (353)
    Asset fee @ 1.00% rate .....................        (367,633)          (1,841)         (61,058)            (186)
    Asset fee @ 1.05% rate .....................        (112,880)          (1,142)         (20,762)             (71)
    Asset fee @ 1.10% rate .....................             (56)              --               (2)              --
    Asset fee @ 1.15% rate .....................              (1)              --               --               --
    Asset fee @ 1.20% rate .....................            (530)              --              (20)              --
    Asset fee @ 1.25% rate .....................              --               --               (1)              --
    Asset fee @ 1.30% rate .....................              --               --               (1)              --
    Asset fee @ 1.35% rate .....................             (16)              --               --               --
                                                   -------------    -------------    -------------    -------------
  Net investment activity ......................       4,462,753           28,489          977,688            4,610
                                                   -------------    -------------    -------------    -------------

 Proceeds from mutual fund shares sold .........      74,592,150          772,983          474,327                3
 Cost of mutual fund shares sold ...............     (74,592,150)        (772,983)        (482,830)              (3)
                                                   -------------    -------------    -------------    -------------
  Realized gain (loss) on investments ..........              --               --           (8,503)              --
 Change in unrealized gain (loss) on investments              --               --         (757,239)            (151)
                                                   -------------    -------------    -------------    -------------
  Net gain (loss) on investments ...............              --               --         (765,742)            (151)
                                                   -------------    -------------    -------------    -------------
 Reinvested capital gains ......................              --               --           31,361               --
                                                   -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........       4,462,753           28,489          243,307            4,459
                                                   -------------    -------------    -------------    -------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     406,622,866       16,698,066       29,533,663          862,594
 Transfers between funds .......................    (219,515,750)      (3,252,991)       4,903,909          174,229
 Redemptions ...................................     (13,347,779)        (289,851)        (761,323)              --
 Contingent deferred sales charges (note 2) ....        (133,217)            (409)          (7,092)              --
 Adjustments to maintain reserves ..............          36,549            2,636               78               14
                                                   -------------    -------------    -------------    -------------
    Net equity transactions ....................     173,662,669       13,157,451       33,669,235        1,036,837
                                                   -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     178,125,422       13,185,940       33,912,542        1,041,296
Contract owners' equity beginning of period ....      13,185,940               --        1,041,296               --
                                                   -------------    -------------    -------------    -------------
Contract owners' equity end of period ..........   $ 191,311,362       13,185,940       34,953,838        1,041,296
                                                   =============    =============    =============    =============


                                                             NSATMidCap                       NSATSmCapV
                                                   ------------------------------    ------------------------------
                                                        1998            1997             1998              1997
                                                   -------------    -------------    -------------    -------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................          40,624              535               --              590
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................         (20,251)             (37)         (83,736)            (376)
    Asset fee @ 1.00% rate .....................         (14,445)             (62)         (45,868)            (190)
    Asset fee @ 1.05% rate .....................          (4,536)             (22)          (9,629)             (37)
    Asset fee @ 1.10% rate .....................              (9)              --               (7)              --
    Asset fee @ 1.15% rate .....................              --               --               (4)              --
    Asset fee @ 1.20% rate .....................              --               --              (35)              --
    Asset fee @ 1.25% rate .....................              --               --               (2)              --
    Asset fee @ 1.30% rate .....................              --               --               --               --
    Asset fee @ 1.35% rate .....................              --               --               --               --
                                                   -------------    -------------    -------------    -------------
  Net investment activity ......................           1,383              414         (139,281)             (13)
                                                   -------------    -------------    -------------    -------------

 Proceeds from mutual fund shares sold .........       1,063,903               --        2,135,282               --
 Cost of mutual fund shares sold ...............      (1,093,420)              --       (2,330,458)              --
                                                   -------------    -------------    -------------    -------------
  Realized gain (loss) on investments ..........         (29,517)              --         (195,176)              --
 Change in unrealized gain (loss) on investments         397,911            5,439          (40,635)           4,678
                                                   -------------    -------------    -------------    -------------
  Net gain (loss) on investments ...............         368,394            5,439         (235,811)           4,678
                                                   -------------    -------------    -------------    -------------
 Reinvested capital gains ......................              --               --               --            4,611
                                                   -------------    -------------    -------------    -------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........         369,777            5,853         (375,092)           9,276
                                                   -------------    -------------    -------------    -------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................       6,187,234          205,427       24,448,985        1,082,589
 Transfers between funds .......................         558,871           20,348        5,269,520           65,401
 Redemptions ...................................         (98,756)          (2,559)        (761,878)              --
 Contingent deferred sales charges (note 2) ....          (2,133)              --          (10,195)              --
 Adjustments to maintain reserves ..............               6               (7)              49             (112)
                                                   -------------    -------------    -------------    -------------
    Net equity transactions ....................       6,645,222          223,209       28,946,481        1,147,878
                                                   -------------    -------------    -------------    -------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........       7,014,999          229,062       28,571,389        1,157,154
Contract owners' equity beginning of period ....         229,062               --        1,157,154               --
                                                   -------------    -------------    -------------    -------------
Contract owners' equity end of period ..........       7,244,061          229,062       29,728,543        1,157,154
                                                   =============    =============    =============    =============

                                                                     (Continued)

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                             NSATSmCo                      NSATStrGro
                                                   ----------------------------    ----------------------------
                                                       1998            1997            1998            1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $         --              --              --             301
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................       (117,084)           (473)        (27,226)            (83)
    Asset fee @ 1.00% rate .....................        (81,828)           (380)        (13,699)            (44)
    Asset fee @ 1.05% rate .....................        (15,866)            (83)         (3,029)            (23)
    Asset fee @ 1.10% rate .....................             (7)             --             (12)             --
    Asset fee @ 1.15% rate .....................             --              --              --              --
    Asset fee @ 1.20% rate .....................             --              --              --              --
    Asset fee @ 1.25% rate .....................             --              --              --              --
    Asset fee @ 1.30% rate .....................             --              --              (1)             --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................       (214,785)           (936)        (43,967)            151
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........      1,735,242              --         487,613               1
 Cost of mutual fund shares sold ...............     (1,907,541)             --        (466,818)             (1)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........       (172,299)             --          20,795              --
 Change in unrealized gain (loss) on investments        424,838         (20,889)        809,463           8,439
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............        252,539         (20,889)        830,258           8,439
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................             --          39,296              --              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........         37,754          17,471         786,291           8,590
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     35,742,935       1,396,707       7,304,155         310,341
 Transfers between funds .......................      6,599,455         144,223         441,689           7,111
 Redemptions ...................................       (919,776)            (19)       (118,200)             --
 Contingent deferred sales charges (note 2) ....         (7,264)             --          (2,477)             --
 Adjustments to maintain reserves ..............              6             (67)            (24)             --
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     41,415,356       1,540,844       7,625,143         317,452
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     41,453,110       1,558,315       8,411,434         326,042
Contract owners' equity beginning of period ....      1,558,315              --         326,042              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........   $ 43,011,425       1,558,315       8,737,476         326,042
                                                   ============    ============    ============    ============


                                                            NSATStrVal                      NSATTotRe
                                                   ----------------------------    ----------------------------
                                                        1998           1997            1998             1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................         63,791             542       1,708,752          15,396
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (41,771)           (125)       (790,615)         (2,108)
    Asset fee @ 1.00% rate .....................        (23,731)            (66)       (504,264)           (945)
    Asset fee @ 1.05% rate .....................         (7,171)            (31)        (88,737)           (369)
    Asset fee @ 1.10% rate .....................             (1)             --             (65)             --
    Asset fee @ 1.15% rate .....................             --              --             (29)             --
    Asset fee @ 1.20% rate .....................             (9)             --             (28)             --
    Asset fee @ 1.25% rate .....................             --              --              (9)             --
    Asset fee @ 1.30% rate .....................             --              --              (8)             --
    Asset fee @ 1.35% rate .....................             --              --              (4)             --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................         (8,892)            320         324,993          11,974
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........      1,450,301              --         467,344              --
 Cost of mutual fund shares sold ...............     (1,513,062)             --        (439,529)             --
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........        (62,761)             --          27,815              --
 Change in unrealized gain (loss) on investments       (125,831)          4,042       4,936,630         (80,013)
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............       (188,592)          4,042       4,964,445         (80,013)
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................             --              --      11,040,291         175,028
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........       (197,484)          4,362      16,329,729         106,989
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     12,996,713         364,129     262,212,521       5,708,934
 Transfers between funds .......................        616,493         114,972       8,063,395         247,938
 Redemptions ...................................       (291,210)             --      (6,698,439)         (5,049)
 Contingent deferred sales charges (note 2) ....         (1,123)             --         (83,262)             --
 Adjustments to maintain reserves ..............           (115)             --            (796)           (666)
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     13,320,758         479,101     263,493,419       5,951,157
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     13,123,274         483,463     279,823,148       6,058,146
Contract owners' equity beginning of period ....        483,463              --       6,058,146              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........     13,606,737         483,463     285,881,294       6,058,146
                                                   ============    ============    ============    ============

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                            NBAMTGuard                     NBAMTMCGr
                                                   ----------------------------    ----------------------------
                                                       1998            1997            1998            1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $      1,976              --           2,804              --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (72,339)           (110)        (60,842)           (183)
    Asset fee @ 1.00% rate .....................        (65,593)           (158)        (55,230)           (427)
    Asset fee @ 1.05% rate .....................        (12,071)            (54)        (11,986)            (92)
    Asset fee @ 1.10% rate .....................            (10)             --              (1)             --
    Asset fee @ 1.15% rate .....................             --              --              --              --
    Asset fee @ 1.20% rate .....................             --              --              (4)             --
    Asset fee @ 1.25% rate .....................             --              --              --              --
    Asset fee @ 1.30% rate .....................             --              --              --              --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................       (148,037)           (322)       (125,259)           (702)
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........      3,798,426              34       2,635,124               2
 Cost of mutual fund shares sold ...............     (3,492,087)            (32)     (2,223,804)             (2)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........        306,339               2         411,320              --
 Change in unrealized gain (loss) on investments        594,984          11,793       4,390,487          73,651
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............        901,323          11,795       4,801,807          73,651
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................             --              --          19,626              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........        753,286          11,473       4,696,174          72,949
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     24,467,744         399,649      18,933,486       1,023,027
 Transfers between funds .......................      7,388,132          51,821       3,753,367         488,359
 Redemptions ...................................       (704,350)             --        (610,060)         (3,016)
 Contingent deferred sales charges (note 2) ....         (8,663)             --          (5,247)             --
 Adjustments to maintain reserves ..............            (16)           (876)         10,095               3
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     31,142,847         450,594      22,081,641       1,508,373
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     31,896,133         462,067      26,777,815       1,581,322
Contract owners' equity beginning of period ....        462,067              --       1,581,322              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........   $ 32,358,200         462,067      28,359,137       1,581,322
                                                   ============    ============    ============    ============


                                                             NBAMTPart                      OppAggGro
                                                   ----------------------------    ----------------------------
                                                        1998           1997            1998             1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................        110,164              --           9,456              --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................       (403,079)         (5,247)        (66,368)           (275)
    Asset fee @ 1.00% rate .....................       (264,681)         (1,929)        (43,278)           (120)
    Asset fee @ 1.05% rate .....................        (43,176)           (298)         (9,592)            (83)
    Asset fee @ 1.10% rate .....................            (16)             --              (7)             --
    Asset fee @ 1.15% rate .....................             (3)             --              (2)             --
    Asset fee @ 1.20% rate .....................            (17)             --             (26)             --
    Asset fee @ 1.25% rate .....................             (3)             --              (5)             --
    Asset fee @ 1.30% rate .....................             --              --              (4)             --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................       (600,811)         (7,474)       (109,826)           (478)
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........     11,129,126           8,557       1,420,396           1,564
 Cost of mutual fund shares sold ...............    (12,460,209)         (8,600)     (1,460,125)         (1,616)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........     (1,331,083)            (43)        (39,729)            (52)
 Change in unrealized gain (loss) on investments     (3,000,603)         76,648       1,711,620           5,023
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............     (4,331,686)         76,605       1,671,891           4,971
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................      3,470,168              --          97,107              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........     (1,462,329)         69,131       1,659,172           4,493
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................    107,647,557      12,820,732      21,395,189         690,779
 Transfers between funds .......................     (8,050,973)        483,875       4,014,156          25,316
 Redemptions ...................................     (2,536,518)        (12,173)       (398,429)           (192)
 Contingent deferred sales charges (note 2) ....        (22,496)             --          (3,886)             --
 Adjustments to maintain reserves ..............         (1,292)             21              66              45
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     97,036,278      13,292,455      25,007,096         715,948
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     95,573,949      13,361,586      26,666,268         720,441
Contract owners' equity beginning of period ....     13,361,586              --         720,441              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........    108,935,535      13,361,586      27,386,709         720,441
                                                   ============    ============    ============    ============

                                                                     (Continued)

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                             OppGro                          OppGrInc
                                                   ----------------------------    ----------------------------
                                                       1998            1997            1998            1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $     37,971              --          15,499           1,975
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (97,646)           (182)       (118,139)           (341)
    Asset fee @ 1.00% rate .....................        (61,251)           (193)        (87,278)           (204)
    Asset fee @ 1.05% rate .....................        (15,113)            (94)        (21,510)           (129)
    Asset fee @ 1.10% rate .....................             (5)             --             (18)             --
    Asset fee @ 1.15% rate .....................             (2)             --              (5)             --
    Asset fee @ 1.20% rate .....................             (6)             --             (26)             --
    Asset fee @ 1.25% rate .....................             (6)             --              --              --
    Asset fee @ 1.30% rate .....................             (1)             --              (4)             --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................       (136,059)           (469)       (211,481)          1,301
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........        597,638              --       1,051,542               8
 Cost of mutual fund shares sold ...............       (673,390)             --      (1,137,377)             (8)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........        (75,752)             --         (85,835)             --
 Change in unrealized gain (loss) on investments      4,326,733           9,743        (156,268)         25,274
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............      4,250,981           9,743        (242,103)         25,274
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................        458,139              --         341,298              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........      4,573,061           9,274        (112,286)         26,575
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     34,076,956         933,456      47,098,256         953,722
 Transfers between funds .......................      2,552,479           7,668       4,855,602         104,635
 Redemptions ...................................       (796,810)            (27)     (1,267,689)           (199)
 Contingent deferred sales charges (note 2) ....        (15,293)             --         (14,711)             --
 Adjustments to maintain reserves ..............             (7)           (138)              6            (358)
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     35,817,325         940,959      50,671,464       1,057,800
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     40,390,386         950,233      50,559,178       1,084,375
Contract owners' equity beginning of period ....        950,233              --       1,084,375              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........   $ 41,340,619         950,233      51,643,553       1,084,375
                                                   ============    ============    ============    ============


                                                             VEWrldEMkt                     VEWrldHAs
                                                   ----------------------------    ----------------------------
                                                        1998           1997            1998             1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................         10,120              --           2,513              --
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (15,766)           (204)         (8,058)            (79)
    Asset fee @ 1.00% rate .....................        (11,953)           (380)         (3,644)            (15)
    Asset fee @ 1.05% rate .....................         (2,830)             (6)         (1,503)            (17)
    Asset fee @ 1.10% rate .....................             --              --              (5)             --
    Asset fee @ 1.15% rate .....................             --              --              --              --
    Asset fee @ 1.20% rate .....................            (14)             --              --              --
    Asset fee @ 1.25% rate .....................             --              --              --              --
    Asset fee @ 1.30% rate .....................             --              --              --              --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................        (20,443)           (590)        (10,697)           (111)
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........      1,437,687         505,309       1,320,656              --
 Cost of mutual fund shares sold ...............     (1,801,946)       (492,562)     (1,839,705)             --
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........       (364,259)         12,747        (519,049)             --
 Change in unrealized gain (loss) on investments       (898,926)          4,143         (85,920)          3,319
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............     (1,263,185)         16,890        (604,969)          3,319
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................          8,995              --          61,720              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........     (1,274,633)         16,300        (553,946)          3,208
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................      5,631,777       1,193,031       2,371,551         178,412
 Transfers between funds .......................       (119,473)       (549,841)        111,448          38,553
 Redemptions ...................................       (159,609)         (1,956)       (100,995)             --
 Contingent deferred sales charges (note 2) ....           (976)             --            (454)             --
 Adjustments to maintain reserves ..............            120               2            (228)              6
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................      5,351,839         641,236       2,381,322         216,971
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........      4,077,206         657,536       1,827,376         220,179
Contract owners' equity beginning of period ....        657,536              --         220,179              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........      4,734,742         657,536       2,047,555         220,179
                                                   ============    ============    ============    ============

                        NATIONWIDE VARIABLE ACCOUNT - 9
                      STATEMENTS OF OPERATIONS AND CHANGES
                           IN CONTRACT OWNERS' EQUITY
        Year Ended December 31, 1998 and For the Period November 3, 1997
             (commencement of operations) Through December 31, 1997


                                                            VKMSRESec                         WPGrinc
                                                   ----------------------------    ----------------------------
                                                       1998            1997            1998            1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................   $     10,631          19,701         108,063           1,508
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (67,026)           (302)        (39,367)            (61)
    Asset fee @ 1.00% rate .....................        (39,789)           (166)        (19,708)           (130)
    Asset fee @ 1.05% rate .....................         (7,635)            (77)         (6,454)            (28)
    Asset fee @ 1.10% rate .....................             (8)             --              (2)             --
    Asset fee @ 1.15% rate .....................             (2)             --              --              --
    Asset fee @ 1.20% rate .....................            (26)             --              --              --
    Asset fee @ 1.25% rate .....................             --              --              (6)             --
    Asset fee @ 1.30% rate .....................             --              --              --              --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................       (103,855)         19,156          42,526           1,289
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........      1,342,798              --         492,211              --
 Cost of mutual fund shares sold ...............     (1,619,581)             --        (462,324)             --
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........       (276,783)             --          29,887              --
 Change in unrealized gain (loss) on investments     (1,172,272)        (60,104)        416,403           6,055
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............     (1,449,055)        (60,104)        446,290           6,055
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................        104,608          66,235              --              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........     (1,448,302)         25,287         488,816           7,344
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     17,955,980         917,137      11,279,862         402,032
 Transfers between funds .......................        861,422         117,890       1,072,048          25,646
 Redemptions ...................................       (416,792)             --        (178,134)             --
 Contingent deferred sales charges (note 2) ....         (1,112)             --          (1,134)             --
 Adjustments to maintain reserves ..............           (276)            (46)           (786)             (2)
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     18,399,222       1,034,981      12,171,856         427,676
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     16,950,920       1,060,268      12,660,672         435,020
Contract owners' equity beginning of period ....      1,060,268              --         435,020              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........   $ 18,011,188       1,060,268      13,095,692         435,020
                                                   ============    ============    ============    ============


                                                              WPIntEq                        WPPVenCap
                                                   ----------------------------    ----------------------------
                                                        1998           1997            1998             1997
                                                   ------------    ------------    ------------    ------------
INVESTMENT ACTIVITY:
 Reinvested dividends ..........................         82,563           4,961              --              16
 Mortality and expense risk charges (note 2):
    Asset fee @ 0.95% rate .....................        (53,651)           (325)        (17,995)           (108)
    Asset fee @ 1.00% rate .....................        (28,614)           (112)         (9,221)           (177)
    Asset fee @ 1.05% rate .....................         (7,209)            (32)         (3,019)             (5)
    Asset fee @ 1.10% rate .....................             --              --              --              --
    Asset fee @ 1.15% rate .....................             --              --              --              --
    Asset fee @ 1.20% rate .....................             --              --              --              --
    Asset fee @ 1.25% rate .....................             --              --              (6)             --
    Asset fee @ 1.30% rate .....................             --              --              --              --
    Asset fee @ 1.35% rate .....................             --              --              --              --
                                                   ------------    ------------    ------------    ------------
  Net investment activity ......................         (6,911)          4,492         (30,241)           (274)
                                                   ------------    ------------    ------------    ------------

 Proceeds from mutual fund shares sold .........      2,101,509           5,961       1,184,605         447,873
 Cost of mutual fund shares sold ...............     (2,099,792)         (6,534)     (1,319,705)       (460,704)
                                                   ------------    ------------    ------------    ------------
  Realized gain (loss) on investments ..........          1,717            (573)       (135,100)        (12,831)
 Change in unrealized gain (loss) on investments       (655,153)        (43,991)        268,939           2,023
                                                   ------------    ------------    ------------    ------------
  Net gain (loss) on investments ...............       (653,436)        (44,564)        133,839         (10,808)
                                                   ------------    ------------    ------------    ------------
 Reinvested capital gains ......................             --          34,331              --              --
                                                   ------------    ------------    ------------    ------------
    Net increase (decrease) in contract owners'
      equity resulting from operations .........       (660,347)         (5,741)        103,598         (11,082)
                                                   ------------    ------------    ------------    ------------
EQUITY TRANSACTIONS:
 Purchase payments received from
  contract owners ..............................     14,240,840         838,600       5,338,928         584,670
 Transfers between funds .......................      1,644,029         (19,613)      1,058,670        (427,813)
 Redemptions ...................................       (211,060)             --        (134,332)         (3,302)
 Contingent deferred sales charges (note 2) ....         (2,448)             --            (810)             --
 Adjustments to maintain reserves ..............           (112)             11              15              --
                                                   ------------    ------------    ------------    ------------
    Net equity transactions ....................     15,671,249         818,998       6,262,471         153,555
                                                   ------------    ------------    ------------    ------------

NET CHANGE IN CONTRACT OWNERS' EQUITY ..........     15,010,902         813,257       6,366,069         142,473
Contract owners' equity beginning of period ....        813,257              --         142,473              --
                                                   ------------    ------------    ------------    ------------
Contract owners' equity end of period ..........     15,824,159         813,257       6,508,542         142,473
                                                   ============    ============    ============    ============



See accompanying notes to financial statements.

                          NATIONWIDE VARIABLE ACCOUNT-9

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Organization and Nature of Operations

         The Nationwide Variable Account-9 (the Account) was established pursuant to a resolution of the Board of Directors of Nationwide Life Insurance Company (the Company) on May 22, 1997. The Account has been registered as a unit investment trust under the Investment Company Act of 1940.

         The Company offers tax qualified and non-tax qualified Modified Single Premium Deferred Variable Annuity Contracts through the Account. The primary distribution for the contracts is through the brokerage community; however, other distributors are utilized.

     (b) The Contracts

         Only contracts without a front-end sales charge, but with a contingent deferred sales charge and certain other fees are offered for purchase. See note 2 for a discussion of contract expenses.

         With certain exceptions, contract owners in either the accumulation or the payout phase may invest in the following:

              Portfolios of the American Century Variable Portfolios, Inc.
                (American Century VP);
                American Century VP - American Century VP Income & Growth
                  (ACVPIncGr)
                American Century VP - American Century VP International
                  (ACVPInt)
                American Century VP - American Century VP Value (ACVPValue)

              The Dreyfus Socially Responsible Growth Fund, Inc. (DrySRGro)

              Dreyfus Stock Index Fund (DryStkIx)

              Portfolio of the Dreyfus Variable Investment Fund (Dreyfus VIF);
                Dreyfus VIF - Capital Appreciation Portfolio (DryCapAp)

              Portfolios of the Fidelity Variable Insurance Products Fund
                (Fidelity VIPS);
                Fidelity VIP - Equity-Income Portfolio - Service Class
                  (FidVIPEIS)
                Fidelity VIP - Growth Portfolio - Service Class (FidVIPGrS) Fidelity VIP - High Income Portfolio - Service Class
                  (FidVIPHIS)
                Fidelity VIP - Overseas Portfolio - Service Class (FidVIPOvS)

              Portfolio of the Fidelity Variable Insurance Products Fund II (Fidelity VIP-II);
                Fidelity VIP-II - Contrafund Portfolio - Service Class
                  (FidVIPConS)

              Portfolio of the Fidelity Variable Insurance Products Fund III (Fidelity VIP-III);
                Fidelity VIP-III - Growth Opportunities Portfolio - Service
                  Class (FidVIPGrOpS)

              Portfolio of the Morgan Stanley Universal Funds, Inc. (Morgan Stanley);
                Morgan Stanley - Emerging Markets Debt Portfolio (MSEmMkt)

              Funds of the Nationwide Separate Account Trust (Nationwide SAT) (managed for a fee by an affiliated investment advisor);
                Nationwide SAT - Balanced Fund (NSATBal)
                Nationwide SAT - Capital Appreciation Fund (NSATCapAp) Nationwide SAT - Equity Income Fund (NSATEqInc)
                Nationwide SAT - Global Equity Fund (NSATGlobEq)
                Nationwide SAT - Government Bond Fund (NSATGvtBd)
                Nationwide SAT - High Income Bond Fund (NSATHIncBd) Nationwide SAT - Money Market Fund (NSATMyMkt)
                Nationwide SAT - Multi Sector Bond Fund (NSATMSecBd) Nationwide SAT - Select Advisers Mid Cap Fund (NSATMidCap)

                Nationwide SAT - Small Cap Value Fund (NSATSmCapV) Nationwide SAT - Small Company Fund (NSATSmCo) Nationwide SAT - Strategic Growth Fund (NSATStrGro) Nationwide SAT - Strategic Value Fund (NSATStrVal) Nationwide SAT - Total Return Fund (NSATTotRe)

              Portfolios of the Neuberger & Berman Advisers Management Trust (Neuberger &Berman AMT);
                Neuberger & Berman AMT - Guardian Portfolio (NBAMTGuard) Neuberger & Berman AMT - Mid-Cap Growth Portfolio (NBAMTMCGr) Neuberger & Berman AMT - Partners Portfolio (NBAMTPart)

              Funds of the Oppenheimer Variable Account Funds (Oppenheimer VAF);
                Oppenheimer VAF - Aggressive Growth Fund (OppAggGro)
                  (formerly Oppenheimer VAF - Capital Appreciation Fund)
                Oppenheimer VAF - Growth Fund (OppGro)
                Oppenheimer VAF - Growth & Income Fund (OppGrInc)

              Funds of the Van Eck Worldwide Insurance Trust (Van Eck WIT);
                Van Eck WIT - Worldwide Emerging Markets Fund (VEWrldEMkt) Van Eck WIT - Worldwide Hard Assets Fund (VEWrldHAs)

              Portfolio of the Van Kampen American Capital Life Investment Trust (Van Kampen American Capital LIT);
                Van Kampen American Capital LIT - Morgan Stanley Real Estate
                  Securities Portfolio (VKMSRESec)

              Portfolios of the Warburg Pincus Trust;
                Warburg Pincus Trust - Growth & Income Portfolio (WPGrInc) Warburg Pincus Trust - International Equity Portfolio (WPIntEq) Warburg Pincus Trust - Post Venture Capital Portfolio
                  (WPPVenCap)

         At December 31, 1998, contract owners have invested in all of the above funds. The contract owners' equity is affected by the investment results of each fund, equity transactions by contract owners and certain contract expenses (see note 2).

         The accompanying financial statements include only contract owners' purchase payments pertaining to the variable portions of their contracts and exclude any purchase payments for fixed dollar benefits, the latter being included in the accounts of the Company.

         A contract owner may choose from among a number of different underlying mutual fund options. The underlying mutual fund options are not available to the general public directly. The underlying mutual funds are available as investment options in variable life insurance policies or variable annuity contracts issued by life insurance companies or, in some cases, through participation in certain qualified pension or retirement plans.

         Some of the underlying mutual funds have been established by investment advisers which manage publicly traded mutual funds having similar names and investment objectives. While some of the underlying mutual funds may be similar to, and may in fact be modeled after, publicly traded mutual funds, the underlying mutual funds are not otherwise directly related to any publicly traded mutual fund. Consequently, the investment performance of publicly traded mutual funds and any corresponding underlying mutual funds may differ substantially.

     (c) Security Valuation, Transactions and Related Investment Income

         The market value of the underlying mutual funds is based on the closing net asset value per share at December 31, 1998. The cost of investments sold is determined on the specific identification basis. Investment transactions are accounted for on the trade date (date the order to buy or sell is executed) and dividend income is recorded on the ex-dividend date.

     (d) Federal Income Taxes

         Operations of the Account form a part of, and are taxed with, operations of the Company which is taxed as a life insurance company under the Internal Revenue Code.

         The Company does not provide for income taxes within the Account. Taxes are the responsibility of the contract owner upon termination or withdrawal.

     (e) Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles may require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, if any, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  EXPENSES

     (a) Sales Charges

         The Company does not deduct a sales charge from purchase payments received from the contract owners. However, if any part of the contract value of such contracts is surrendered the Company will, with certain exceptions, deduct from a contract owner's contract value a contingent deferred sales charge not to exceed 7% of the lesser of purchase payments or the amount surrendered, such charge declining 1% per year, to 0% after the purchase payment has been held in the contract for 84 months. On NEA Valuebuilder Select Roth IRA and BOA V Roth IRA contracts, for an additional charge of 0.15% of the daily net assets, such charge will decline to 0%, after the purchases payment has been held in the contract for 60 months.

         For all contracts, except BOA Exclusive II, which have elected a death benefit option at the time of application, the following long term care facility provisions also apply. Beginning at the third contract anniversary, surrender charges on withdrawals will not apply if a contract owner is diagnosed with a terminal illness or has been confined to a long term care facility or hospital for a continuous 90 day period which has commenced any time after the date of issue.

         No sales charges are deducted on BOA Exclusive II contracts and no sales charges are deducted on redemptions used to purchase units in the fixed investment options of the Company.

     (b) Mortality and Expense Risk Charges

         The Company deducts a mortality and expense risk charge assessed through the daily unit value calculation. Refer to the following table to determine the mortality and risk expense associated with each of the products offered in the Account:

                                                                      ASSET FEE RATE
                                          -----------------------------------------------------------------------
                                          0.95%   1.00%    1.05%   1.10%   1.15%   1.20%    1.25%   1.30%   1.35%
                                          -----   -----    -----   -----   -----   -----    -----   -----   -----
BOA Future/NEA Valuebuilder Future .......  X
  Optional long term care facility
  with a stepped up death benefit ................  X
  Optional long term care facility
  with a 5% enhanced death benefit ........................  X

BOA V/NEA Valuebuilder Select .....................................  X
  Optional long term care facility
  with a stepped up death benefit .........................................  X
  Optional long term care facility
  with a 5% enhanced death benefit ................................................  X

BOA Choice/BOA Vision II ..........................................................  X
  Optional long term care facility
  with a 5% enhanced death benefit .........................................................  X

BOA Exclusive II ..................................................................  X
  Optional long term care facility
  with a stepped up death benefit ..................................................................  X
  Optional long term care facility
  with a 5% enhanced death benefit ........................................................................  X

(3)  RELATED PARTY TRANSACTIONS

     The Company performs various services on behalf of the Mutual Fund Companies in which the Account invests and may receive fees for the services performed. These services include, among other things, shareholder communications, preparation, postage, fund transfer agency and various other record keeping and customer service functions. These fees are paid to an affiliate of the Company.

(4)  COMPONENTS OF CONTRACT OWNERS' EQUITY

     The following is a summary of contract owners' equity at December 31, 1998.

                                                                                                                   ANNUAL
 Contract owners' equity represented by:                                UNITS      UNIT VALUE                     RETURN(b)
                                                                      ---------    -----------                    ---------
   Contracts in accumulation phase:

      Asset fee @ 0.95% rate:
         American Century VP -
         American Century VP Income & Growth:
            Tax qualified ........................................      954,865    $13.081019       $12,490,607     26%
            Non-tax qualified ....................................    1,156,159     13.081019        15,123,738     26%
         American Century VP -
         American Century VP International:
            Tax qualified ........................................    1,231,761     11.866841        14,617,112     18%
            Non-tax qualified ....................................    1,439,143     11.866841        17,078,081     18%
         American Century VP -
         American Century VP Value:
            Tax qualified ........................................      628,798     10.689857         6,721,761      4%
            Non-tax qualified ....................................      591,188     10.689857         6,319,715      4%
         The Dreyfus Socially Responsible
         Growth Fund, Inc.:
            Tax qualified ........................................      897,734     13.034607        11,701,610     28%
            Non-tax qualified ....................................      729,174     13.034607         9,504,497     28%
         Dreyfus Stock Index Fund:
            Tax qualified ........................................    6,530,360     13.135997        85,782,789     27%
            Non-tax qualified ....................................    6,930,101     13.135997        91,033,786     27%
         Dreyfus VIF -
         Capital Appreciation Portfolio:
            Tax qualified ........................................      994,159     13.220513        13,143,292     29%
            Non-tax qualified ....................................    1,635,130     13.220513        21,617,257     29%
         Fidelity VIP - Equity-Income Portfolio -
         Service Class:
            Tax qualified ........................................    4,652,014     11.422130        53,135,909     10%
            Non-tax qualified ....................................    4,431,491     11.422130        50,617,066     10%
         Fidelity VIP - Growth Portfolio -
         Service Class:
            Tax qualified ........................................    2,225,770     13.848033        30,822,536     38%
            Non-tax qualified ....................................    1,962,518     13.848033        27,177,014     38%
         Fidelity VIP - High Income Portfolio -
         Service Class:
            Tax qualified ........................................    3,021,525      9.586675        28,966,378     (5)%
            Non-tax qualified ....................................    3,109,107      9.586675        29,805,998     (5)%
         Fidelity VIP - Overseas Portfolio -
         Service Class:
            Tax qualified ........................................      630,058     11.047878         6,960,804     12%
            Non-tax qualified ....................................      759,889     11.047878         8,395,161     12%
         Fidelity VIP-II - Contrafund Portfolio -
         Service Class:
            Tax qualified ........................................    2,868,661     12.812355        36,754,303     29%
            Non-tax qualified ....................................    2,993,987     12.812355        38,360,024     29%

         Fidelity VIP-III - Growth Opportunities
         Portfolio - Service Class:
            Tax qualified .......................    2,015,088    12.826216    25,845,954     23%
            Non-tax qualified ...................    2,029,092    12.826216    26,025,572     23%
         Morgan Stanley -
         Emerging Markets Debt Portfolio:
            Tax qualified .......................      148,936     7.395794     1,101,500    (29)%
            Non-tax qualified ...................      152,995     7.395794     1,131,520    (29)%
         Nationwide SAT - Balanced Fund:
            Tax qualified .......................    1,042,085    10.844036    11,300,407      7%
            Non-tax qualified ...................      927,751    10.844036    10,060,565      7%
         Nationwide SAT -
         Capital Appreciation Fund:
            Tax qualified .......................    4,235,753    13.369463    56,629,743     29%
            Non-tax qualified ...................    4,697,136    13.369463    62,798,186     29%
         Nationwide SAT - Equity Income Fund:
            Tax qualified .......................      237,366    11.588459     2,750,706     14%
            Non-tax qualified ...................      340,149    11.588459     3,941,803     14%
         Nationwide SAT - Global Equity Fund:
            Tax qualified .......................      296,907    11.921445     3,539,560     18%
            Non-tax qualified ...................      382,578    11.921445     4,560,883     18%
         Nationwide SAT - Government Bond Fund:
            Tax qualified .......................    3,607,650    10.941842    39,474,336      8%
            Non-tax qualified ...................    3,232,045    10.941842    35,364,526      8%
         Nationwide SAT - High Income Bond Fund:
            Tax qualified .......................      656,370    10.701912     7,024,414      5%
            Non-tax qualified ...................      709,535    10.701912     7,593,381      5%
         Nationwide SAT - Money Market Fund:
            Tax qualified .......................    4,931,150    10.504509    51,799,310      4%
            Non-tax qualified ...................    5,513,782    10.504509    57,919,573      4%
         Nationwide SAT - Multi Sector Bond Fund:
            Tax qualified .......................      915,760    10.252876     9,389,174      2%
            Non-tax qualified ...................      934,096    10.252876     9,577,170      2%
         Nationwide SAT -
         Select Advisers Mid Cap Fund:
            Tax qualified .......................      171,632    10.919701     1,874,170     10%
            Non-tax qualified ...................      185,246    10.919701     2,022,831     10%
         Nationwide SAT - Small Cap Value Fund:
            Tax qualified .......................      930,565     9.432351     8,777,416     (4)%
            Non-tax qualified ...................    1,021,664     9.432351     9,636,693     (4)%
         Nationwide SAT - Small Company Fund:
            Tax qualified .......................    1,269,546     9.617964    12,210,448      0%
            Non-tax qualified ...................    1,253,383     9.617964    12,054,993      0%
         Nationwide SAT - Strategic Growth Fund:
            Tax qualified .......................      265,377    11.582258     3,073,665     14%
            Non-tax qualified ...................      223,704    11.582258     2,590,997     14%
         Nationwide SAT - Strategic Value Fund:
            Tax qualified .......................      345,847    10.090240     3,489,679     (1)%
            Non-tax qualified ...................      505,486    10.090240     5,100,475     (1)%

                                                                     (Continued)

         Nationwide SAT - Total Return Fund:
            Tax qualified ..................    8,225,066    11.979444    98,531,718     17%
            Non-tax qualified ..............    5,639,031    11.979444    67,552,456     17%
         Neuberger & Berman AMT -
         Guardian Portfolio:
            Tax qualified ..................      578,032    13.699229     7,918,593     30%
            Non-tax qualified ..............      609,746    13.699229     8,353,050     30%
         Neuberger & Berman AMT -
         Mid-Cap Growth Portfolio:
            Tax qualified ..................      436,579    16.144809     7,048,485     38%
            Non-tax qualified ..............      449,661    16.144809     7,259,691     38%
         Neuberger & Berman AMT -
         Partners Portfolio:
            Tax qualified ..................    3,020,772    10.458607    31,593,067      3%
            Non-tax qualified ..............    2,842,880    10.458607    29,732,565      3%
         Oppenheimer VAF -
         Aggressive Growth Fund:
            Tax qualified ..................      787,398    10.609896     8,354,211     11%
            Non-tax qualified ..............      753,325    10.609896     7,992,700     11%
         Oppenheimer VAF - Growth Fund:
            Tax qualified ..................      916,203    12.070167    11,058,723     23%
            Non-tax qualified ..............    1,094,091    12.070167    13,205,861     23%
         Oppenheimer VAF -
         Growth & Income Fund:
            Tax qualified ..................    1,242,544    10.639805    13,220,426      4%
            Non-tax qualified ..............    1,352,028    10.639805    14,385,314      4%
         Van Eck WIT -
         Worldwide Emerging Markets Fund:
            Tax qualified ..................      217,873     5.751082     1,253,005    (35)%
            Non-tax qualified ..............      279,325     5.751082     1,606,421    (35)%
         Van Eck WIT -
         Worldwide Hard Assets Fund:
            Tax qualified ..................       82,690     6.139717       507,693    (32)%
            Non-tax qualified ..............      115,681     6.139717       710,249    (32)%
         Van Kampen American Capital LIT -
         Morgan Stanley Real Estate
         Securities Portfolio:
            Tax qualified ..................      646,017     9.050353     5,846,682    (12)%
            Non-tax qualified ..............      606,338     9.050353     5,487,573    (12)%
         Warburg Pincus Trust -
         Growth & Income Portfolio:
            Tax qualified ..................      373,962    11.521372     4,308,555     11%
            Non-tax qualified ..............      328,455    11.521372     3,784,252     11%
         Warburg Pincus Trust -
         International Equity Portfolio:
            Tax qualified ..................      479,917     9.865775     4,734,753      4%
            Non-tax qualified ..............      496,472     9.865775     4,898,081      4%
         Warburg Pincus Trust -
         Post Venture Capital Portfolio:
            Tax qualified ..................      192,595    10.394476     2,001,924      5%
            Non-tax qualified ..............      209,056    10.394476     2,173,028      5%

      Asset fee @ 1.00% rate:

         American Century VP -
         American Century VP Income & Growth:
            Tax qualified .......................      583,554    13.073386     7,629,027     26%
            Non-tax qualified ...................      612,111    13.073386     8,002,363     26%
         American Century VP -
         American Century VP International:
            Tax qualified .......................      667,671    11.859906     7,918,515     18%
            Non-tax qualified ...................      795,739    11.859906     9,437,390     18%
         American Century VP -
         American Century VP Value:
            Tax qualified .......................      355,592    10.683601     3,799,003      4%
            Non-tax qualified ...................      298,758    10.683601     3,191,811      4%
         The Dreyfus Socially Responsible
         Growth Fund, Inc.:
            Tax qualified .......................      570,245    13.026995     7,428,579     28%
            Non-tax qualified ...................      538,134    13.026995     7,010,269     28%
         Dreyfus Stock Index Fund:
            Tax qualified .......................    4,403,681    13.128325    57,812,955     27%
            Non-tax qualified ...................    4,086,832    13.128325    53,653,259     27%
         Dreyfus VIF -
         Capital Appreciation Portfolio:
            Tax qualified .......................      620,733    13.212796     8,201,618     29%
            Non-tax qualified ...................      689,993    13.212796     9,116,737     29%
         Fidelity VIP - Equity-Income Portfolio -
         Service Class:
            Tax qualified .......................    3,163,281    11.415454    36,110,289     10%
            Non-tax qualified ...................    3,558,258    11.415454    40,619,131     10%
         Fidelity VIP - Growth Portfolio -
         Service Class:
            Tax qualified .......................    1,633,140    13.839948    22,602,573     38%
            Non-tax qualified ...................    1,450,527    13.839948    20,075,218     38%
         Fidelity VIP - High Income Portfolio -
         Service Class:
            Tax qualified .......................    1,716,342     9.581067    16,444,388     (5)%
            Non-tax qualified ...................    1,953,504     9.581067    18,716,653     (5)%
         Fidelity VIP - Overseas Portfolio -
         Service Class:
            Tax qualified .......................      390,759    11.041416     4,314,533     12%
            Non-tax qualified ...................      364,389    11.041416     4,023,371     12%
         Fidelity VIP-II - Contrafund Portfolio -
         Service Class:
            Tax qualified .......................    1,744,153    12.804877    22,333,665     29%
            Non-tax qualified ...................    1,750,402    12.804877    22,413,682     29%
         Fidelity VIP-III - Growth Opportunities
         Portfolio - Service Class:
            Tax qualified .......................    1,566,691    12.818700    20,082,942     23%
            Non-tax qualified ...................    1,701,741    12.818700    21,814,107     23%

                                                                     (Continued)

         Morgan Stanley -
         Emerging Markets Debt Portfolio:
            Tax qualified .......................        50,958     7.391460      376,654    (29)%
            Non-tax qualified ...................        56,822     7.391460      419,998    (29)%
         Nationwide SAT - Balanced Fund:
            Tax qualified .......................       724,101    10.837697    7,847,587      7%
            Non-tax qualified ...................       641,839    10.837697    6,956,057      7%
         Nationwide SAT -
         Capital Appreciation Fund:
            Tax qualified .......................     2,719,427    13.361662   36,336,064     29%
            Non-tax qualified ...................     2,067,286    13.361662   27,622,377     29%
         Nationwide SAT - Equity Income Fund:
            Tax qualified .......................       182,603    11.581699    2,114,853     14%
            Non-tax qualified ...................       263,284    11.581699    3,049,276     14%
         Nationwide SAT - Global Equity Fund:
            Tax qualified .......................       209,682    11.914478    2,498,252     18%
            Non-tax qualified ...................       265,967    11.914478    3,168,858     18%
         Nationwide SAT - Government Bond Fund:
            Tax qualified .......................     2,389,465    10.935440   26,129,851      8%
            Non-tax qualified ...................     2,162,208    10.935440   23,644,696      8%
         Nationwide SAT - High Income Bond Fund:
            Tax qualified .......................       563,880    10.695657    6,031,067      5%
            Non-tax qualified ...................       507,316    10.695657    5,426,078      5%
         Nationwide SAT - Money Market Fund:
            Tax qualified .......................     3,146,947    10.498325   33,037,672      4%
            Non-tax qualified ...................     2,859,923    10.498325   30,024,401      4%
         Nationwide SAT - Multi Sector Bond Fund:
            Tax qualified .......................       628,805    10.246882    6,443,291      2%
            Non-tax qualified ...................       548,001    10.246882    5,615,302      2%
         Nationwide SAT -
         Select Advisers Mid Cap Fund:
            Tax qualified .......................       124,451    10.913315    1,358,173     10%
            Non-tax qualified ...................       125,175    10.913315    1,366,074     10%
         Nationwide SAT - Small Cap Value Fund:
            Tax qualified .......................       502,680     9.426837    4,738,682     (4)%
            Non-tax qualified ...................       467,220     9.426837    4,404,407     (4)%
         Nationwide SAT - Small Company Fund:
            Tax qualified .......................       832,015     9.612340    7,997,611      0%
            Non-tax qualified ...................       830,194     9.612340    7,980,107      0%
         Nationwide SAT - Strategic Growth Fund:
            Tax qualified .......................       105,819    11.575478    1,224,906     13%
            Non-tax qualified ...................       115,940    11.575478    1,342,061     13%
         Nationwide SAT - Strategic Value Fund:
            Tax qualified .......................       134,335    10.084334    1,354,679     (1)%
            Non-tax qualified ...................       239,315    10.084334    2,413,332     (1)%
         Nationwide SAT - Total Return Fund:
            Tax qualified .......................     4,784,644    11.972436   57,283,844     17%
            Non-tax qualified ...................     3,784,283    11.972436   45,307,086     17%

         Neuberger & Berman AMT -
         Guardian Portfolio:
            Tax qualified ................      519,550    13.691238     7,113,283     30%
            Non-tax qualified ............      425,826    13.691238     5,830,085     30%
         Neuberger & Berman AMT -
         Mid-Cap Growth Portfolio:
            Tax qualified ................      347,143    16.135377     5,601,283     38%
            Non-tax qualified ............      372,662    16.135377     6,013,042     38%
         Neuberger & Berman AMT -
         Partners Portfolio:
            Tax qualified ................    1,949,091    10.452498    20,372,870      3%
            Non-tax qualified ............    1,997,553    10.452498    20,879,419      3%
         Oppenheimer VAF -
         Aggressive Growth Fund:
            Tax qualified ................      395,607    10.603692     4,194,895     11%
            Non-tax qualified ............      446,338    10.603692     4,732,831     11%
         Oppenheimer VAF - Growth Fund:
            Tax qualified ................      587,304    12.063121     7,084,719     23%
            Non-tax qualified ............      591,561    12.063121     7,136,072     23%
         Oppenheimer VAF -
         Growth & Income Fund:
            Tax qualified ................      825,742    10.633592     8,780,604      4%
            Non-tax qualified ............    1,013,404    10.633592    10,776,125      4%
         Van Eck WIT -
         Worldwide Emerging Markets Fund:
            Tax qualified ................      141,469     5.747723       813,125    (35)%
            Non-tax qualified ............      104,323     5.747723       599,620    (35)%
         Van Eck WIT -
         Worldwide Hard Assets Fund:
            Tax qualified ................       69,784     6.136113       428,203    (32)%
            Non-tax qualified ............       36,296     6.136113       222,716    (32)%
         Van Kampen American Capital LIT -
         Morgan Stanley Real Estate
         Securities Portfolio:
            Tax qualified ................      372,172     9.045055     3,366,316    (13)%
            Non-tax qualified ............      250,104     9.045055     2,262,204    (13)%
         Warburg Pincus Trust -
         Growth & Income Portfolio:
            Tax qualified ................      150,366    11.514627     1,731,408     11%
            Non-tax qualified ............      193,659    11.514627     2,229,911     11%
         Warburg Pincus Trust -
         International Equity Portfolio:
            Tax qualified ................      216,678     9.860001     2,136,445      4%
            Non-tax qualified ............      284,936     9.860001     2,809,469      4%
         Warburg Pincus Trust -
         Post Venture Capital Portfolio:
            Tax qualified ................       92,766    10.388404       963,691      5%
            Non-tax qualified ............       59,430    10.388404       617,383      5%

                                                                     (Continued)

      Asset fee @ 1.05% rate:

American Century VP -
American Century VP Income & Growth:
   Tax qualified .......................     81,928    13.065728     1,070,449     26%
   Non-tax qualified ...................    128,629    13.065728     1,680,632     26%
American Century VP -
American Century VP International:
   Tax qualified .......................     99,298    11.852979     1,176,977     18%
   Non-tax qualified ...................    165,809    11.852979     1,965,331     18%
American Century VP -
American Century VP Value:
   Tax qualified .......................     77,126    10.677353       823,502      4%
   Non-tax qualified ...................     72,329    10.677353       772,282      4%
The Dreyfus Socially Responsible
Growth Fund, Inc.:
   Tax qualified .......................     89,640    13.019372     1,167,057     28%
   Non-tax qualified ...................    135,100    13.019372     1,758,917     28%
Dreyfus Stock Index Fund:
   Tax qualified .......................    783,466    13.120640    10,279,575     27%
   Non-tax qualified ...................    913,818    13.120640    11,989,877     27%
Dreyfus VIF -
Capital Appreciation Portfolio:
   Tax qualified .......................    131,684    13.205079     1,738,898     29%
   Non-tax qualified ...................    246,123    13.205079     3,250,074     29%
Fidelity VIP - Equity-Income Portfolio -
Service Class:
   Tax qualified .......................    524,588    11.408770     5,984,904     10%
   Non-tax qualified ...................    864,765    11.408770     9,865,905     10%
Fidelity VIP - Growth Portfolio -
Service Class:
   Tax qualified .......................    253,263    13.831860     3,503,098     38%
   Non-tax qualified ...................    343,224    13.831860     4,747,426     38%
Fidelity VIP - High Income Portfolio -
Service Class:
   Tax qualified .......................    376,294     9.575458     3,603,187     (5)%
   Non-tax qualified ...................    598,620     9.575458     5,732,061     (5)%
Fidelity VIP - Overseas Portfolio -
Service Class:
   Tax qualified .......................     91,010    11.034969     1,004,293     11%
   Non-tax qualified ...................    137,943    11.034969     1,522,197     11%
Fidelity VIP-II - Contrafund Portfolio -
Service Class:
   Tax qualified .......................    214,618    12.797393     2,746,551     29%
   Non-tax qualified ...................    446,178    12.797393     5,709,915     29%
Fidelity VIP-III - Growth Opportunities
Portfolio - Service Class:
   Tax qualified .......................    231,845    12.811215     2,970,216     23%
   Non-tax qualified ...................    295,189    12.811215     3,781,730     23%

         Morgan Stanley -
         Emerging Markets Debt Portfolio:
            Tax qualified .......................      9,703     7.387124       71,677    (29)%
            Non-tax qualified ...................     19,124     7.387124      141,271    (29)%
         Nationwide SAT - Balanced Fund:
            Tax qualified .......................    123,286    10.831355    1,335,354      7%
            Non-tax qualified ...................    149,449    10.831355    1,618,735      7%
         Nationwide SAT -
         Capital Appreciation Fund:
            Tax qualified .......................    391,203    13.353842    5,224,063     29%
            Non-tax qualified ...................    499,622    13.353842    6,671,873     29%
         Nationwide SAT - Equity Income Fund:
            Tax qualified .......................     32,573    11.574924      377,030     14%
            Non-tax qualified ...................     46,558    11.574924      538,905     14%
         Nationwide SAT - Global Equity Fund:
            Tax qualified .......................     52,138    11.907510      620,834     18%
            Non-tax qualified ...................     52,521    11.907510      625,394     18%
         Nationwide SAT - Government Bond Fund:
            Tax qualified .......................    425,444    10.929045    4,649,697      8%
            Non-tax qualified ...................    578,467    10.929045    6,322,092      8%
         Nationwide SAT - High Income Bond Fund:
            Tax qualified .......................    168,923    10.689393    1,805,684      5%
            Non-tax qualified ...................    196,834    10.689393    2,104,036      5%
         Nationwide SAT - Money Market Fund:
            Tax qualified .......................    773,874    10.492136    8,119,591      4%
            Non-tax qualified ...................    932,153    10.492136    9,780,276      4%
         Nationwide SAT - Multi Sector Bond Fund:
            Tax qualified .......................    180,699    10.240891    1,850,519      2%
            Non-tax qualified ...................    200,225    10.240891    2,050,482      2%
         Nationwide SAT -
         Select Advisers Mid Cap Fund:
            Tax qualified .......................     20,280    10.906928      221,192     10%
            Non-tax qualified ...................     35,289    10.906928      384,895     10%
         Nationwide SAT - Small Cap Value Fund:
            Tax qualified .......................     73,139     9.421309      689,065     (4)%
            Non-tax qualified ...................    149,068     9.421309    1,404,416     (4)%
         Nationwide SAT - Small Company Fund:
            Tax qualified .......................    103,212     9.606706      991,527      0%
            Non-tax qualified ...................    182,983     9.606706    1,757,864      0%
         Nationwide SAT - Strategic Growth Fund:
            Tax qualified .......................     28,004    11.568711      323,970     13%
            Non-tax qualified ...................     14,539    11.568711      168,197     13%
         Nationwide SAT - Strategic Value Fund:
            Tax qualified .......................     36,418    10.078441      367,037     (1)%
            Non-tax qualified ...................     85,804    10.078441      864,771     (1)%
         Nationwide SAT - Total Return Fund:
            Tax qualified .......................    705,982    11.965436    8,447,382     17%
            Non-tax qualified ...................    695,165    11.965436    8,317,952     17%

                                                                     (Continued)

Neuberger & Berman AMT -
Guardian Portfolio:
   Tax qualified ................     66,839    13.683246      914,574     30%
   Non-tax qualified ............    161,709    13.683246    2,212,704     30%
Neuberger & Berman AMT -
Mid-Cap Growth Portfolio:
   Tax qualified ................     41,741    16.125954      673,113     38%
   Non-tax qualified ............    107,495    16.125954    1,733,459     38%
Neuberger & Berman AMT -
Partners Portfolio:
   Tax qualified ................    269,744    10.446379    2,817,848      3%
   Non-tax qualified ............    330,876    10.446379    3,456,456      3%
Oppenheimer VAF -
Aggressive Growth Fund:
   Tax qualified ................     75,188    10.597477      796,803     11%
   Non-tax qualified ............    118,302    10.597477    1,253,703     11%
Oppenheimer VAF - Growth Fund:
   Tax qualified ................    110,392    12.056049    1,330,891     23%
   Non-tax qualified ............    122,036    12.056049    1,471,272     23%
Oppenheimer VAF -
Growth & Income Fund:
   Tax qualified ................    155,966    10.627355    1,657,506      4%
   Non-tax qualified ............    254,947    10.627355    2,709,412      4%
Van Eck WIT -
Worldwide Emerging Markets Fund:
   Tax qualified ................     31,317     5.744349      179,896    (35)%
   Non-tax qualified ............     46,981     5.744349      269,875    (35)%
Van Eck WIT -
Worldwide Hard Assets Fund:
   Tax qualified ................     10,468     6.132522       64,195    (32)%
   Non-tax qualified ............     17,880     6.132522      109,649    (32)%
Van Kampen American Capital LIT -
Morgan Stanley Real Estate
Securities Portfolio:
   Tax qualified ................     40,468     9.039759      365,821    (13)%
   Non-tax qualified ............     71,613     9.039759      647,364    (13)%
Warburg Pincus Trust -
Growth & Income Portfolio:
   Tax qualified ................     18,436    11.507907      212,160     11%
   Non-tax qualified ............     71,280    11.507907      820,284     11%
Warburg Pincus Trust -
International Equity Portfolio:
   Tax qualified ................     43,919     9.854235      432,788      4%
   Non-tax qualified ............     82,462     9.854235      812,600      4%
Warburg Pincus Trust -
Post Venture Capital Portfolio:
   Tax qualified ................     32,373    10.382320      336,107      5%
   Non-tax qualified ............     39,431    10.382320      409,385      5%

      Asset fee @ 1.10% rate:

         American Century VP -
         American Century VP Income & Growth:
            Tax qualified .......................     7,515    12.515499     94,054    25%(a)
            Non-tax qualified ...................       411    12.515499      5,144    25%(a)
         American Century VP -
         American Century VP International:
            Non-tax qualified ...................     1,791    12.062037     21,603    21%(a)
         American Century VP -
         American Century VP Value:
            Tax qualified .......................       360    11.279817      4,061    13%(a)
         The Dreyfus Socially Responsible
         Growth Fund, Inc.:
            Tax qualified .......................    10,035    12.784895    128,296    28%(a)
            Non-tax qualified ...................       706    12.784895      9,026    28%(a)
         Dreyfus Stock Index Fund:
            Tax qualified .......................    29,563    12.464249    368,481    25%(a)
            Non-tax qualified ...................     1,760    12.464249     21,937    25%(a)
         Dreyfus VIF -
         Capital Appreciation Portfolio:
            Tax qualified .......................    19,433    12.389971    240,774    24%(a)
            Non-tax qualified ...................       366    12.389971      4,535    24%(a)
         Fidelity VIP - Equity-Income Portfolio -
         Service Class:
            Tax qualified .......................     8,946    11.809798    105,650    18%(a)
            Non-tax qualified ...................       384    11.809798      4,535    18%(a)
         Fidelity VIP - Growth Portfolio -
         Service Class:
            Tax qualified .......................    17,524    12.914475    226,313    29%(a)
            Non-tax qualified ...................       382    12.914475      4,933    29%(a)
         Fidelity VIP - High Income Portfolio -
         Service Class:
            Tax qualified .......................     7,652    10.530579     80,580     5%(a)
            Non-tax qualified ...................        71    10.530579        748     5%(a)
         Fidelity VIP - Overseas Portfolio -
         Service Class:
            Tax qualified .......................       171    12.187321      2,084    22%(a)
         Fidelity VIP-II - Contrafund Portfolio -
         Service Class:
            Tax qualified .......................    12,351    12.797152    158,058    28%(a)
            Non-tax qualified ...................        54    12.797152        691    28%(a)
         Fidelity VIP-III - Growth Opportunities
         Portfolio - Service Class:
            Tax qualified .......................     3,636    12.309512     44,757    23%(a)
            Non-tax qualified ...................       534    12.309512      6,573    23%(a)
         Morgan Stanley -
         Emerging Markets Debt Portfolio:
            Tax qualified .......................        18    11.395495        205    14%(a)
         Nationwide SAT - Balanced Fund:
            Tax qualified .......................     2,359    10.677473     25,188     7%(a)

                                                                     (Continued)

         Nationwide SAT -
         Capital Appreciation Fund:
            Tax qualified .......................    12,023    12.439602    149,561    24%(a)
            Non-tax qualified ...................     1,118    12.439602     13,907    24%(a)
         Nationwide SAT - Equity Income Fund:
            Tax qualified .......................        17    11.846282        201    18%(a)
         Nationwide SAT - Global Equity Fund:
            Tax qualified .......................       586    12.212250      7,156    22%(a)
            Non-tax qualified ...................        86    12.212250      1,050    22%(a)
         Nationwide SAT - Government Bond Fund:
            Tax qualified .......................     9,774     9.853072     96,304    (1)%(a)
            Non-tax qualified ...................       345     9.853072      3,399    (1)%(a)
         Nationwide SAT - High Income Bond Fund:
            Tax qualified .......................        85    10.339812        879     3%(a)
         Nationwide SAT - Money Market Fund:
            Tax qualified .......................     9,288    10.095781     93,770     1%(a)
         Nationwide SAT - Multi Sector Bond Fund:
            Tax qualified .......................       338    10.245831      3,463     2%(a)
         Nationwide SAT -
         Select Advisers Mid Cap Fund:
            Tax qualified .......................     1,248    12.253848     15,293    23%(a)
            Non-tax qualified ...................        36    12.253848        441    23%(a)
         Nationwide SAT - Small Cap Value Fund:
            Tax qualified .......................     1,427    12.964349     18,500    30%(a)
         Nationwide SAT - Small Company Fund:
            Tax qualified .......................     1,394    12.123056     16,900    21%(a)
            Non-tax qualified ...................        89    12.123056      1,079    21%(a)
         Nationwide SAT - Strategic Growth Fund:
            Tax qualified .......................       896    12.668723     11,351    27%(a)
         Nationwide SAT - Strategic Value Fund:
            Tax qualified .......................       184    13.028676      2,397    30%(a)
         Nationwide SAT - Total Return Fund:
            Tax qualified .......................    24,285    11.993303    291,257    20%(a)
            Non-tax qualified ...................     1,477    11.993303     17,714    20%(a)
         Neuberger & Berman AMT -
         Guardian Portfolio:
            Tax qualified .......................     1,095    12.887023     14,111    29%(a)
         Neuberger & Berman AMT -
         Mid-Cap Growth Portfolio:
            Tax qualified .......................       318    14.077949      4,477    41%(a)
         Neuberger & Berman AMT -
         Partners Portfolio:
            Tax qualified .......................     2,949    11.858021     34,969    19%(a)
         Oppenheimer VAF -
         Aggressive Growth Fund:
            Tax qualified .......................     1,583    13.191805     20,883    32%(a)
         Oppenheimer VAF - Growth Fund:
            Tax qualified .......................       591    13.244991      7,828    32%(a)
            Non-tax qualified ...................       199    13.244991      2,636    32%(a)

         Oppenheimer VAF -
         Growth & Income Fund:
            Tax qualified .......................    4,829    12.340636    59,593    23%(a)
            Non-tax qualified ...................      274    12.340636     3,381    23%(a)
         Van Eck WIT -
         Worldwide Emerging Markets Fund:
            Tax qualified .......................       18    12.634284       227    26%(a)
         Van Eck WIT -
         Worldwide Hard Assets Fund:
            Tax qualified .......................      489     9.918535     4,850    (1)%(a)
         Van Kampen American Capital LIT -
         Morgan Stanley Real Estate
         Securities Portfolio:
            Tax qualified .......................      883    10.411332     9,193     4%(a)
         Warburg Pincus Trust -
         Growth & Income Portfolio:
            Tax qualified .......................      252    11.896081     2,998    19%(a)
         Warburg Pincus Trust -
         International Equity Portfolio:
            Tax qualified .......................        2    11.551939        23    16%(a)
         Warburg Pincus Trust -
         Post Venture Capital Portfolio:
            Tax qualified .......................       61    12.839012       783    28%(a)
      Asset fee @ 1.15% rate:
         American Century VP -
         American Century VP Income & Growth:
            Tax qualified .......................    1,887    12.513926    23,614    25%(a)
            Non-tax qualified ...................    1,522    12.513926    19,046    25%(a)
         American Century VP -
         American Century VP International:
            Tax qualified .......................    1,080    12.060517    13,025    21%(a)
            Non-tax qualified ...................      698    12.060517     8,418    21%(a)
         American Century VP -
         American Century VP Value:
            Tax qualified .......................        9    11.278389       102    13%(a)
         The Dreyfus Socially Responsible
         Growth Fund, Inc.:
            Tax qualified .......................    2,027    12.783289    25,912    28%(a)
            Non-tax qualified ...................      662    12.783289     8,463    28%(a)
         Dreyfus Stock Index Fund:
            Tax qualified .......................    6,396    12.462691    79,711    25%(a)
            Non-tax qualified ...................      964    12.462691    12,014    25%(a)
         Dreyfus VIF -
         Capital Appreciation Portfolio:
            Tax qualified .......................    2,784    12.388419    34,489    24%(a)
            Non-tax qualified ...................    1,343    12.388419    16,638    24%(a)
         Fidelity VIP - Equity-Income Portfolio -
         Service Class:
            Tax qualified .......................    1,580    11.808307    18,657    18%(a)
            Non-tax qualified ...................      324    11.808307     3,826    18%(a)

                                                                     (Continued)

         Fidelity VIP - Growth Portfolio -
         Service Class:
            Tax qualified .......................      667    12.912859     8,613    29%(a)
            Non-tax qualified ...................      670    12.912859     8,652    29%(a)
         Fidelity VIP - High Income Portfolio -
         Service Class:
            Tax qualified .......................      852    10.529250     8,971     5%(a)
            Non-tax qualified ...................      168    10.529250     1,769     5%(a)
         Fidelity VIP - Overseas Portfolio -
         Service Class:
            Tax qualified .......................      221    12.185792     2,693    22%(a)
         Fidelity VIP-II - Contrafund Portfolio -
         Service Class:
            Tax qualified .......................    1,632    12.795546    20,882    28%(a)
            Non-tax qualified ...................      887    12.795546    11,350    28%(a)
         Fidelity VIP-III - Growth Opportunities
         Portfolio - Service Class:
            Tax qualified .......................       52    12.307964       640    23%(a)
         Nationwide SAT - Balanced Fund:
            Tax qualified .......................      798    10.676123     8,520     7%(a)
         Nationwide SAT -
         Capital Appreciation Fund:
            Tax qualified .......................    2,994    12.438039    37,239    24%(a)
            Non-tax qualified ...................      573    12.438039     7,127    24%(a)
         Nationwide SAT - Equity Income Fund:
            Tax qualified .......................       58    11.844786       687    18%(a)
         Nationwide SAT - Global Equity Fund:
            Tax qualified .......................       97    12.210713     1,184    22%(a)
         Nationwide SAT - Government Bond Fund:
            Tax qualified .......................    2,196     9.851828    21,635    (1)%(a)
            Non-tax qualified ...................      346     9.851828     3,409    (1)%(a)
         Nationwide SAT - High Income Bond Fund:
            Tax qualified .......................        2    10.338506        21     3%(a)
         Nationwide SAT - Money Market Fund:
            Tax qualified .......................       99    10.094495       999     1%(a)
         Nationwide SAT - Multi Sector Bond Fund:
            Tax qualified .......................      367    10.244538     3,760     2%(a)
         Nationwide SAT -
         Select Advisers Mid Cap Fund:
            Tax qualified .......................       81    12.252304       992    23%(a)
         Nationwide SAT - Small Cap Value Fund:
            Tax qualified .......................      757    12.962717     9,813    30%(a)
         Nationwide SAT - Small Company Fund:
            Tax qualified .......................       67    12.121529       812    21%(a)
         Nationwide SAT - Strategic Growth Fund:
            Tax qualified .......................       52    12.667131       659    27%(a)
         Nationwide SAT - Strategic Value Fund:
            Tax qualified .......................      283    13.027042     3,687    30%(a)

         Nationwide SAT - Total Return Fund:
            Tax qualified ...................     4,692    11.991803     56,266    20%(a)
            Non-tax qualified ...............       645    11.991803      7,735    20%(a)
         Neuberger & Berman AMT -
         Guardian Portfolio:
            Tax qualified ...................       110    12.885403      1,417    29%(a)
            Non-tax qualified ...............         2    12.885403         26    29%(a)
         Neuberger & Berman AMT -
         Mid-Cap Growth Portfolio:
            Tax qualified ...................       120    14.076184      1,689    41%(a)
         Neuberger & Berman AMT -
         Partners Portfolio:
            Tax qualified ...................       392    11.856528      4,648    19%(a)
            Non-tax qualified ...............       110    11.856528      1,304    19%(a)
         Oppenheimer VAF -
         Aggressive Growth Fund:
            Tax qualified ...................       461    13.190143      6,081    32%(a)
         Oppenheimer VAF - Growth Fund:
            Tax qualified ...................       206    13.243332      2,728    32%(a)
         Oppenheimer VAF -
         Growth & Income Fund:
            Tax qualified ...................     1,075    12.339083     13,265    23%(a)
         Van Eck WIT -
         Worldwide Emerging Markets Fund:
            Tax qualified ...................        20    12.632701        253    26%(a)
         Van Kampen American Capital LIT -
         Morgan Stanley Real Estate
         Securities Portfolio:
            Tax qualified ...................       227    10.410018      2,363     4%(a)
      Asset fee @ 1.20% rate:
         American Century VP -
         American Century VP Income & Growth:
            Tax qualified ...................     1,366    12.431326     16,981    24%(a)
            Non-tax qualified ...............     1,176    12.431326     14,619    24%(a)
         American Century VP -
         American Century VP International:
            Non-tax qualified ...............       223    10.904652      2,432     9%(a)
         American Century VP -
         American Century VP Value:
            Tax qualified ...................         3    11.497731         34    15%(a)
            Non-tax qualified ...............     1,306    11.497731     15,016    15%(a)
         The Dreyfus Socially Responsible
         Growth Fund, Inc.:
            Tax qualified ...................       925    12.758878     11,802    28%(a)
            Non-tax qualified ...............     2,098    12.758878     26,768    28%(a)
         Dreyfus Stock Index Fund:
            Tax qualified ...................     3,618    12.367188     44,744    24%(a)
            Non-tax qualified ...............    26,086    12.367188    322,610    24%(a)

                                                                     (Continued)

         Dreyfus VIF --
         Capital Appreciation Portfolio:
            Tax qualified .......................       390    12.207586      4,761    22%(a)
            Non-tax qualified ...................     2,910    12.207586     35,524    22%(a)
         Fidelity VIP - Equity-Income Portfolio -
         Service Class:
            Tax qualified .......................     3,974    11.850451     47,094    19%(a)
            Non-tax qualified ...................       776    11.850451      9,196    19%(a)
         Fidelity VIP - Growth Portfolio -
         Service Class:
            Tax qualified .......................    10,429    13.015101    135,734    30%(a)
         Fidelity VIP - High Income Portfolio -
         Service Class:
            Tax qualified .......................       991    10.384114     10,291     4%(a)
            Non-tax qualified ...................     1,251    10.384114     12,991     4%(a)
         Fidelity VIP - Overseas Portfolio -
         Service Class:
            Tax qualified .......................     3,385    11.296846     38,240    13%(a)
            Non-tax qualified ...................       811    11.296846      9,162    13%(a)
         Fidelity VIP-II - Contrafund Portfolio -
         Service Class:
            Tax qualified .......................     1,641    12.602507     20,681    26%(a)
            Non-tax qualified ...................    10,719    12.602507    135,086    26%(a)
         Fidelity VIP-III - Growth Opportunities
         Portfolio - Service Class:
            Tax qualified .......................         1    12.421717         12    24%(a)
            Non-tax qualified ...................     2,338    12.421717     29,042    24%(a)
         Morgan Stanley -
         Emerging Markets Debt Portfolio:
            Non-tax qualified ...................       593    11.400149      6,760    14%(a)
         Nationwide SAT - Balanced Fund:
            Tax qualified .......................         2    10.772545         22     8%(a)
            Non-tax qualified ...................       842    10.772545      9,070     8%(a)
         Nationwide SAT -
         Capital Appreciation Fund:
            Tax qualified .......................        35    12.392954        434    24%(a)
            Non-tax qualified ...................     2,724    12.392954     33,758    24%(a)
         Nationwide SAT - Equity Income Fund:
            Non-tax qualified ...................     1,552    11.927845     18,512    19%(a)
         Nationwide SAT - Government Bond Fund:
            Tax qualified .......................        10    10.174058        102     2%(a)
            Non-tax qualified ...................     1,172    10.174058     11,924     2%(a)
         Nationwide SAT - High Income Bond Fund:
            Tax qualified .......................        19    10.558563        201     6%(a)
            Non-tax qualified ...................     1,154    10.558563     12,185     6%(a)
         Nationwide SAT - Money Market Fund:
            Non-tax qualified ...................    48,756    10.126097    493,708     1%(a)
         Nationwide SAT - Multi Sector Bond Fund:
            Non-tax qualified ...................     1,706    10.475252     17,871     5%(a)

         Nationwide SAT - Small Cap Value Fund:
            Tax qualified .....................    1,749    12.586199    22,013    26%(a)
            Non-tax qualified .................    1,878    12.586199    23,637    26%(a)
         Nationwide SAT - Small Company Fund:
            Tax qualified .....................        3    12.016781        36    20%(a)
         Nationwide SAT - Strategic Value Fund:
            Tax qualified .....................      853    12.477330    10,643    25%(a)
         Nationwide SAT - Total Return Fund:
            Tax qualified .....................      335    11.968910     4,010    20%(a)
            Non-tax qualified .................    2,349    11.968910    28,115    20%(a)
         Neuberger & Berman AMT -
         Guardian Portfolio:
            Tax qualified .....................       29    12.307946       357    23%(a)
         Neuberger & Berman AMT -
         Mid-Cap Growth Portfolio:
            Non-tax qualified .................    1,744    13.702754    23,898    37%(a)
         Neuberger & Berman AMT -
         Partners Portfolio:
            Tax qualified .....................      874    11.821068    10,332    18%(a)
            Non-tax qualified .................    1,913    11.821068    22,614    18%(a)
         Oppenheimer VAF -
         Aggressive Growth Fund:
            Tax qualified .....................       47    12.961315       609    30%(a)
            Non-tax qualified .................    1,383    12.961315    17,925    30%(a)
         Oppenheimer VAF - Growth Fund:
            Tax qualified .....................        1    12.752843        13    28%(a)
            Non-tax qualified .................    2,543    12.752843    32,430    28%(a)
         Oppenheimer VAF -
         Growth & Income Fund:
            Tax qualified .....................      806    12.149185     9,792    21%(a)
            Non-tax qualified .................    1,940    12.149185    23,569    21%(a)
         Van Eck WIT -
         Worldwide Emerging Markets Fund:
            Non-tax qualified .................    1,018    12.101814    12,320    21%(a)
         Van Kampen American Capital LIT -
         Morgan Stanley Real Estate
         Securities Portfolio:
            Tax qualified .....................        3    10.740684        32     7%(a)
            Non-tax qualified .................    2,201    10.740684    23,640     7%(a)
         Warburg Pincus Trust -
         Growth & Income Portfolio:
            Tax qualified .....................       25    11.688738       292    17%(a)
         Warburg Pincus Trust -
         Post Venture Capital Portfolio:
            Tax qualified .....................        3    12.739606        38    27%(a)

                                                                     (Continued)

Asset fee @ 1.25% rate:
   American Century VP --
   American Century VP Value:
      Non-tax qualified ...................      322    11.495807     3,702    15%(a)
   The Dreyfus Socially Responsible
   Growth Fund, Inc.:
      Tax qualified .......................    1,342    12.756741    17,120    28%(a)
   Dreyfus Stock Index Fund:
      Tax qualified .......................    1,241    12.365124    15,345    24%(a)
      Non-tax qualified ...................    1,686    12.365124    20,848    24%(a)
   Fidelity VIP - Equity-Income Portfolio -
   Service Class:
      Tax qualified .......................      739    11.848469     8,756    18%(a)
      Non-tax qualified ...................    1,549    11.848469    18,353    18%(a)
   Fidelity VIP - Growth Portfolio -
   Service Class:
      Tax qualified .......................       41    13.012933       534    30%(a)
      Non-tax qualified ...................    1,201    13.012933    15,629    30%(a)
   Morgan Stanley -
   Emerging Markets Debt Portfolio:
      Tax qualified .......................      154    11.398245     1,755    14%(a)
   Nationwide SAT -
   Capital Appreciation Fund:
      Tax qualified .......................      203    12.390885     2,515    24%(a)
   Nationwide SAT - Global Equity Fund:
      Tax qualified .......................      155    11.745400     1,821    17%(a)
      Non-tax qualified ...................      143    11.745400     1,680    17%(a)
   Nationwide SAT - Government Bond Fund:
      Tax qualified .......................      997    10.172348    10,142     2%(a)
      Non-tax qualified ...................      598    10.172348     6,083     2%(a)
   Nationwide SAT - High Income Bond Fund:
      Non-tax qualified ...................      151    10.556787     1,594     6%(a)
   Nationwide SAT - Multi Sector Bond Fund:
      Non-tax qualified ...................      153    10.473496     1,602     5%(a)
   Nationwide SAT - Small Cap Value Fund:
      Non-tax qualified ...................      310    12.584102     3,901    26%(a)
   Nationwide SAT - Total Return Fund:
      Tax qualified .......................    1,038    11.966903    12,422    20%(a)
      Non-tax qualified ...................      137    11.966903     1,639    20%(a)
   Neuberger & Berman AMT -
   Partners Portfolio:
      Tax qualified .......................        7    11.819096        83    18%(a)
      Non-tax qualified ...................      789    11.819096     9,325    18%(a)
   Oppenheimer VAF -
   Aggressive Growth Fund:
      Tax qualified .......................      147    12.959156     1,905    30%(a)
      Non-tax qualified ...................      678    12.959156     8,786    30%(a)
   Oppenheimer VAF - Growth Fund:
      Tax qualified .......................      482    12.750719     6,146    28%(a)

         Oppenheimer VAF -
         Growth & Income Fund:
            Tax qualified .......................        9    12.147153       109    21%(a)
         Warburg Pincus Trust -
         Growth & Income Portfolio:
            Tax qualified .......................      499    11.686779     5,832    17%(a)
         Warburg Pincus Trust -
         Post Venture Capital Portfolio:
            Tax qualified .......................      487    12.737475     6,203    27%(a)
      Asset fee @ 1.30% rate:
         The Dreyfus Socially Responsible
         Growth Fund, Inc.:
            Tax qualified .......................      571    12.754610     7,283    28%(a)
         Dreyfus Stock Index Fund:
            Tax qualified .......................    1,040    12.363055    12,858    24%(a)
         Dreyfus VIF  -
         Capital Appreciation Portfolio:
            Tax qualified .......................      343    12.203505     4,186    22%(a)
         Fidelity VIP - Equity-Income Portfolio -
         Service Class:
            Tax qualified .......................    2,008    11.846486    23,788    18%(a)
         Fidelity VIP - Growth Portfolio -
         Service Class:
            Tax qualified .......................      123    13.010755     1,600    30%(a)
         Fidelity VIP-II - Contrafund Portfolio -
         Service Class:
            Tax qualified .......................      169    12.598299     2,129    26%(a)
         Nationwide SAT - Balanced Fund:
            Tax qualified .......................    1,074    10.768931    11,566     8%(a)
         Nationwide SAT - Government Bond Fund:
            Tax qualified .......................      144    10.170644     1,465     2%(a)
         Nationwide SAT - Multi Sector Bond Fund:
            Tax qualified .......................      115    10.471735     1,204     5%(a)
         Nationwide SAT - Small Company Fund:
            Tax qualified .......................        4    12.012761        48    20%(a)
         Nationwide SAT - Strategic Growth Fund:
            Tax qualified .......................      134    12.459415     1,670    25%(a)
         Nationwide SAT - Strategic Value Fund:
            Tax qualified .......................        3    12.473162        37    25%(a)
         Nationwide SAT - Total Return Fund:
            Tax qualified .......................    1,548    11.964909    18,522    20%(a)
         Neuberger & Berman AMT -
         Partners Portfolio:
            Tax qualified .......................        3    11.817120        35    18%(a)
         Oppenheimer VAF -
         Aggressive Growth Fund:
            Tax qualified .......................      415    12.956986     5,377    30%(a)

                                                                     (Continued)

         Oppenheimer VAF - Growth Fund:
            Tax qualified .....................      102           12.748581                1,300       27%(a)
         Oppenheimer VAF -
         Growth & Income Fund:
            Tax qualified .....................      367           12.145122                4,457       21%(a)
      Asset fee @ 1.35% rate:
         American Century VP -
         American Century VP International:
            Tax qualified .....................      272           12.054452                3,279       21%(a)
         Dreyfus Stock Index Fund:
            Tax qualified .....................      311           12.456413                3,874       25%(a)
         Dreyfus VIF -
         Capital Appreciation Portfolio:
            Tax qualified .....................      259           12.382184                3,207       24%(a)
         Fidelity VIP - High Income Portfolio -
         Service Class:
            Tax qualified .....................      295           10.523939                3,105        5%(a)
         Nationwide SAT -
         Capital Appreciation Fund:
            Tax qualified .....................       51           12.431774                  634       24%(a)
         Nationwide SAT - Money Market Fund:
            Tax qualified .....................    4,169           10.089342               42,062        1%(a)
         Nationwide SAT - Total Return Fund:
            Tax qualified .....................      265           11.985762                3,176       20%(a)
                                                   =====           =========
                                                                                   $2,588,796,935
                                                                                   ==============

(a) This investment option was not being utilized for the entire period. Accordingly, the annual return was computed for such period as the investment option was utilized.

(b) The annual return does not include contract charges satisfied by surrendering units.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Nationwide Life Insurance Company:

We have audited the accompanying consolidated balance sheets of Nationwide Life Insurance Company and subsidiaries (collectively the Company), a wholly owned subsidiary of Nationwide Financial Services, Inc., as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholder's equity and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nationwide Life Insurance Company and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                                                        KPMG LLP


Columbus, Ohio
January 29, 1999

                     NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
             (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                 Consolidated Balance Sheets

                     (in millions of dollars, except per share amounts)


                                                                          December 31,
                                                                    -----------------------
                                        Assets                        1998          1997
                                        ------                      ---------     ---------
Investments:
  Securities available-for-sale, at fair value:
    Fixed maturity securities                                       $14,245.1     $13,204.1
    Equity securities                                                   127.2          80.4
  Mortgage loans on real estate, net                                  5,328.4       5,181.6
  Real estate, net                                                      243.6         311.4
  Policy loans                                                          464.3         415.3
  Other long-term investments                                            44.0          25.2
  Short-term investments                                                289.1         358.4
                                                                    ---------     ---------
                                                                     20,741.7      19,576.4
                                                                    ---------     ---------

Cash                                                                      3.4         175.6
Accrued investment income                                               218.7         210.5
Deferred policy acquisition costs                                     2,022.2       1,665.4
Other assets                                                            420.3         438.4
Assets held in separate accounts                                     50,935.8      37,724.4
                                                                    ---------     ---------
                                                                    $74,342.1     $59,790.7
                                                                    =========     =========

                         Liabilities and Shareholder's Equity
                         ------------------------------------
Future policy benefits and claims                                   $19,767.1     $18,702.8
Other liabilities                                                       866.1         885.6
Liabilities related to separate accounts                             50,935.8      37,724.4
                                                                    ---------     ---------
                                                                     71,569.0      57,312.8
                                                                    ---------     ---------

Commitments and contingencies (notes 7 and 12)

Shareholder's equity:
  Common stock, $1 par value.  Authorized 5.0 million shares;
    3.8 million shares issued and outstanding                             3.8           3.8
  Additional paid-in capital                                            914.7         914.7
  Retained earnings                                                   1,579.0       1,312.3
  Accumulated other comprehensive income                                275.6         247.1
                                                                    ---------     ---------
                                                                      2,773.1       2,477.9
                                                                    ---------     ---------
                                                                    $74,342.1     $59,790.7
                                                                    =========     =========

See accompanying notes to consolidated financial statements.

                                NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                         Consolidated Statements of Income

                                             (in millions of dollars)


                                                                                    Years ended December 31,
                                                                              -----------------------------------
                                                                                 1998         1997        1996
                                                                              --------     --------     ---------
Revenues:
  Policy charges                                                              $  698.9     $  545.2     $  400.9
  Life insurance premiums                                                        200.0        205.4        198.6
  Net investment income                                                        1,481.6      1,409.2      1,357.8
  Realized gains (losses) on investments                                          28.4         11.1         (0.3)
  Other                                                                           66.8         46.5         35.9
                                                                              --------     --------     --------
                                                                               2,475.7      2,217.4      1,992.9
                                                                              --------     --------     --------
Benefits and expenses:
  Interest credited to policyholder account balances                           1,069.0      1,016.6        982.3
  Other benefits and claims                                                      175.8        178.2        178.3
  Policyholder dividends on participating policies                                39.6         40.6         41.0
  Amortization of deferred policy acquisition costs                              214.5        167.2        133.4
  Other operating expenses                                                       419.7        384.9        342.4
                                                                              --------     --------     --------
                                                                               1,918.6      1,787.5      1,677.4
                                                                              --------     --------     --------

    Income from continuing operations before federal income tax expense          557.1        429.9        315.5

Federal income tax expense                                                       190.4        150.2        110.9
                                                                              --------     --------     --------

    Income from continuing operations                                            366.7        279.7        204.6

Income from discontinued operations (less federal income tax expense
  of $4.5 in 1996)                                                                --           --           11.3
                                                                              --------     --------     --------

    Net income                                                                $  366.7     $  279.7     $  215.9
                                                                              ========     ========     ========

See accompanying notes to consolidated financial statements.

                             NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                    (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                              Consolidated Statements of Shareholder's Equity

                                Years ended December 31, 1998, 1997 and 1996
                                         (in millions of dollars)


                                                                                  Accumulated
                                                         Additional                  other         Total
                                              Common      paid-in      Retained  comprehensive  shareholder's
                                              stock       capital      earnings      income        equity
                                              -----       -------      --------      ------        ------
December 31, 1995                             $  3.8     $ 657.2      $1,583.2      $ 384.3      $2,628.5

Comprehensive income:
    Net income                                  --          --           215.9         --           215.9
    Net unrealized losses on securities
      available-for-sale arising during
      the year                                  --          --            --         (170.9)       (170.9)
                                                                                                 --------
  Total comprehensive income                                                                         45.0
                                                                                                 --------
Dividends to shareholder                        --        (129.3)       (366.5)       (39.8)       (535.6)
                                              ------     -------      --------      -------      --------
December 31, 1996                                3.8       527.9       1,432.6        173.6       2,137.9

Comprehensive income:
    Net income                                  --          --           279.7         --           279.7
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                  --          --            --           73.5          73.5
                                                                                                 --------
  Total comprehensive income                                                                        353.2
                                                                                                 --------
Capital contribution                            --         836.8          --           --           836.8
Dividend to shareholder                         --        (450.0)       (400.0)        --          (850.0)
                                              ------     -------      --------      -------      --------
December 31, 1997                                3.8       914.7       1,312.3        247.1       2,477.9

Comprehensive income:
    Net income                                  --          --           366.7         --           366.7
    Net unrealized gains on securities
      available-for-sale arising during
      the year                                  --          --            --           28.5          28.5
                                                                                                 --------
  Total comprehensive income                                                                        395.2
                                                                                                 --------
Dividend to shareholder                         --          --          (100.0)        --          (100.0)
                                              ------     -------      --------      -------      --------
December 31, 1998                             $  3.8     $ 914.7      $1,579.0      $ 275.6      $2,773.1
                                              ======     =======      ========      =======      ========


See accompanying notes to consolidated financial statements.


                                     NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
                            (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                                           Consolidated Statements of Cash Flows

                                                  (in millions of dollars)


                                                                                           Years ended December 31,
                                                                                   ---------------------------------------
                                                                                     1998           1997            1996
                                                                                   ---------      ---------      ---------
Cash flows from operating activities:
  Net income                                                                       $   366.7      $   279.7      $   215.9
  Adjustments to reconcile net income to net cash provided by operating activities:
      Interest credited to policyholder account balances                             1,069.0        1,016.6          982.3
      Capitalization of deferred policy acquisition costs                             (584.2)        (487.9)        (422.6)
      Amortization of deferred policy acquisition costs                                214.5          167.2          133.4
      Amortization and depreciation                                                     (8.5)          (2.0)           7.0
      Realized gains on invested assets, net                                           (28.4)         (11.1)          (0.3)
      (Increase) decrease in accrued investment income                                  (8.2)          (0.3)           2.8
      (Increase) decrease in other assets                                               16.4          (12.7)         (38.9)
      Decrease in policy liabilities                                                    (8.3)         (23.1)        (151.0)
      (Decrease) increase in other liabilities                                         (34.8)         230.6          191.4
      Other, net                                                                       (11.3)         (10.9)         (61.7)
                                                                                   ---------      ---------      ---------
        Net cash provided by operating activities                                      982.9        1,146.1          858.3
                                                                                   ---------      ---------      ---------

Cash flows from investing activities:
  Proceeds from maturity of securities available-for-sale                            1,557.0          993.4        1,162.8
  Proceeds from sale of securities available-for-sale                                  610.5          574.5          299.6
  Proceeds from repayments of mortgage loans on real estate                            678.2          437.3          309.0
  Proceeds from sale of real estate                                                    103.8           34.8           18.5
  Proceeds from repayments of policy loans and sale of other invested assets            23.6           22.7           22.8
  Cost of securities available-for-sale acquired                                    (3,182.8)      (2,828.1)      (1,573.6)
  Cost of mortgage loans on real estate acquired                                      (829.1)        (752.2)        (972.8)
  Cost of real estate acquired                                                          (0.8)         (24.9)          (7.9)
  Policy loans issued and other invested assets acquired                               (88.4)         (62.5)         (57.7)
  Short-term investments, net                                                           69.3         (354.8)          28.0
                                                                                   ---------      ---------      ---------
        Net cash used in investing activities                                       (1,058.7)      (1,959.8)        (771.3)
                                                                                   ---------      ---------      ---------

Cash flows from financing activities:
  Proceeds from capital contributions                                                   --            836.8           --
  Cash dividends paid                                                                 (100.0)          --            (50.0)
  Increase in investment product and universal life insurance
    product account balances                                                         2,682.1        2,488.5        1,781.8
  Decrease in investment product and universal life insurance
    product account balances                                                        (2,678.5)      (2,379.8)      (1,784.5)
                                                                                   ---------      ---------      ---------
        Net cash (used in) provided by financing activities                            (96.4)         945.5          (52.7)
                                                                                   ---------      ---------      ---------
Net (decrease) increase in cash                                                       (172.2)         131.8           34.3

Cash, beginning of year                                                                175.6           43.8            9.5
                                                                                   ---------      ---------      ---------
Cash, end of year                                                                  $     3.4      $   175.6      $    43.8
                                                                                   =========      =========      =========

See accompanying notes to consolidated financial statements.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

                   Notes to Consolidated Financial Statements

                        December 31, 1998, 1997 and 1996



(1)      Organization and Description of Business
         ----------------------------------------

         Prior to January 27, 1997, Nationwide Life Insurance Company (NLIC) was wholly owned by Nationwide Corporation (Nationwide Corp.). On that date, Nationwide Corp. contributed the outstanding shares of NLIC's common stock to Nationwide Financial Services, Inc. (NFS), a holding company formed by Nationwide Corp. in November 1996 for NLIC and the other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. On March 11, 1997, NFS completed an initial public offering of its Class A common stock.

         During 1996 and 1997, Nationwide Corp. and NFS completed certain transactions in anticipation of the initial public offering that focused the business of NFS on long-term savings and retirement products. On September 24, 1996, NLIC declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of certain subsidiaries that do not offer or distribute long-term savings or retirement products. In addition, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to two affiliates effective January 1, 1996. These subsidiaries, through December 31, 1996, and all accident and health and group life insurance business have been accounted for as discontinued operations for all periods presented. See notes 10 and 14. Additionally, NLIC paid $900.0 million of dividends, $50.0 million to Nationwide Corp. on December 31, 1996 and $850.0 million to NFS, which then made an equivalent dividend to Nationwide Corp., on February 24, 1997.

         NFS contributed $836.8 million to the capital of NLIC during March
         1997.

         Wholly owned subsidiaries of NLIC include Nationwide Life and Annuity Insurance Company (NLAIC), Nationwide Advisory Services, Inc., Nationwide Investment Services Corporation and NWE, Inc. NLIC and its subsidiaries are collectively referred to as "the Company."

         The Company is a leading provider of long-term savings and retirement products, including variable annuities, fixed annuities and life insurance.

(2)      Summary of Significant Accounting Policies
         ------------------------------------------

         The significant accounting policies followed by the Company that materially affect financial reporting are summarized below. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which differ from statutory accounting practices prescribed or permitted by regulatory authorities. Annual Statements for NLIC and NLAIC, filed with the Department of Insurance of the State of Ohio (the Department), are prepared on the basis of accounting practices prescribed or permitted by the Department. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners (NAIC), as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company has no material permitted statutory accounting practices.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could differ significantly from those estimates.

         The most significant estimates include those used in determining deferred policy acquisition costs, valuation allowances for mortgage loans on real estate and real estate investments and the liability for future policy benefits and claims. Although some variability is inherent in these estimates, management believes the amounts provided are adequate.

         (a)  Consolidation Policy
              --------------------

              The consolidated financial statements include the accounts of NLIC and its wholly owned subsidiaries. Operations that are classified and reported as discontinued operations are not consolidated but rather are reported as "Income from discontinued operations" in the accompanying consolidated statements of income. All significant intercompany balances and transactions have been eliminated.

         (b)  Valuation of Investments and Related Gains and Losses
              -----------------------------------------------------

              The Company is required to classify its fixed maturity securities and equity securities as either held-to-maturity, available-for-sale or trading. Fixed maturity securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity and are stated at amortized cost. Fixed maturity securities not classified as held-to-maturity and all equity securities are classified as available-for-sale and are stated at fair value, with the unrealized gains and losses, net of adjustments to deferred policy acquisition costs and deferred federal income tax, reported as a separate component of shareholder's equity. The adjustment to deferred policy acquisition costs represents the change in amortization of deferred policy acquisition costs that would have been required as a charge or credit to operations had such unrealized amounts been realized. The Company has no fixed maturity securities classified as held-to-maturity or trading as of December 31, 1998 or 1997.

              Mortgage loans on real estate are carried at the unpaid principal balance less valuation allowances. The Company provides valuation allowances for impairments of mortgage loans on real estate based on a review by portfolio managers. The measurement of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the fair value of the collateral, if the loan is collateral dependent. Loans in foreclosure and loans considered to be impaired are placed on non-accrual status. Interest received on non-accrual status mortgage loans on real estate is included in interest income in the period received.

              Real estate is carried at cost less accumulated depreciation and valuation allowances. Other long-term investments are carried on the equity basis, adjusted for valuation allowances. Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

              Realized gains and losses on the sale of investments are determined on the basis of specific security identification. Estimates for valuation allowances and other than temporary declines are included in realized gains and losses on investments.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         (c)  Revenues and Benefits
              ---------------------

              Investment Products and Universal Life Insurance Products:
              Investment products consist primarily of individual and group variable and fixed deferred annuities. Universal life insurance products include universal life insurance, variable universal life insurance, corporate owned life insurance and other interest-sensitive life insurance policies. Revenues for investment products and universal life insurance products consist of net investment income, asset fees, cost of insurance, policy administration and surrender charges that have been earned and assessed against policy account balances during the period. Policy benefits and claims that are charged to expense include interest credited to policy account balances and benefits and claims incurred in the period in excess of related policy account balances.

              Traditional Life Insurance Products: Traditional life insurance products include those products with fixed and guaranteed premiums and benefits and consist primarily of whole life insurance, limited-payment life insurance, term life insurance and certain annuities with life contingencies. Premiums for traditional life insurance products are recognized as revenue when due. Benefits and expenses are associated with earned premiums so as to result in recognition of profits over the life of the contract. This association is accomplished by the provision for future policy benefits and the deferral and amortization of policy acquisition costs.

         (d)  Deferred Policy Acquisition Costs
              ---------------------------------

              The costs of acquiring new business, principally commissions, certain expenses of the policy issue and underwriting department and certain variable sales expenses have been deferred. For investment products and universal life insurance products, deferred policy acquisition costs are being amortized with interest over the lives of the policies in relation to the present value of estimated future gross profits from projected interest margins, asset fees, cost of insurance, policy administration and surrender charges. For years in which gross profits are negative, deferred policy acquisition costs are amortized based on the present value of gross revenues. For traditional life insurance products, these deferred policy acquisition costs are predominantly being amortized with interest over the premium paying period of the related policies in proportion to the ratio of actual annual premium revenue to the anticipated total premium revenue. Such anticipated premium revenue was estimated using the same assumptions as were used for computing liabilities for future policy benefits. Deferred policy acquisition costs are adjusted to reflect the impact of unrealized gains and losses on fixed maturity securities available-for-sale as described in note 2(b).

         (e)  Separate Accounts
              -----------------

              Separate account assets and liabilities represent contractholders' funds which have been segregated into accounts with specific investment objectives. For all but $743.9 million of separate account assets, the investment income and gains or losses of these accounts accrue directly to the contractholders. The activity of the separate accounts is not reflected in the consolidated statements of income and cash flows except for the fees the Company receives.

         (f)  Future Policy Benefits
              ----------------------

              Future policy benefits for investment products in the accumulation phase, universal life insurance and variable universal life insurance policies have been calculated based on participants' contributions plus interest credited less applicable contract charges. The average interest rate credited on investment product policy reserves was 6.0%, 6.1% and 6.3% for the years ended December 31, 1998, 1997 and 1996, respectively.

              Future policy benefits for traditional life insurance policies have been calculated by the net level premium method using interest rates varying from 6.0% to 10.5% and estimates of mortality, morbidity, investment yields and withdrawals which were used or which were being experienced at the time the policies were issued, rather than the assumptions prescribed by state regulatory authorities.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         (g)  Participating Business
              ----------------------

              Participating business represents approximately 40% in 1998 (50% in 1997 and 52% in 1996) of the Company's life insurance in force, 74% in 1998 (77% in 1997 and 78% in 1996) of the number of life insurance policies in force, and 14% in 1998 (27% in 1997 and 40% in 1996) of life insurance statutory premiums. The provision for policyholder dividends is based on current dividend scales and is included in "Future policy benefits and claims" in the accompanying consolidated balance sheets.

         (h)  Federal Income Tax
              ------------------

              The Company files a consolidated federal income tax return with Nationwide Mutual Insurance Company (NMIC), the majority shareholder of Nationwide Corp. The members of the consolidated tax return group have a tax sharing arrangement which provides, in effect, for each member to bear essentially the same federal income tax liability as if separate tax returns were filed.

              The Company utilizes the asset and liability method of accounting for income tax. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under this method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce the deferred tax assets to the amounts expected to be realized.

         (i)  Reinsurance Ceded
              -----------------

              Reinsurance premiums ceded and reinsurance recoveries on benefits and claims incurred are deducted from the respective income and expense accounts. Assets and liabilities related to reinsurance ceded are reported on a gross basis. All of the Company's accident and health and group life insurance business is ceded to affiliates and is accounted for as discontinued operations. See notes 10 and 14.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(j)           Recently Issued Accounting Pronouncements
              -----------------------------------------

              On January 1, 1998 the Company adopted SFAS No. 131 - Disclosures about Segments of an Enterprise and Related Information (SFAS
              131). SFAS 131 supersedes SFAS No. 14 - Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for public business enterprises to report information about operating segments in annual financial statements and selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position, nor did it affect the manner in which the Company defines its operating segments. The segment information required for annual financial statements is included in note 13.

              On January 1, 1998, the Company adopted SFAS No. 132 - Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS
              132). SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. The Statement does not change the measurement or recognition of benefit plans in the financial statements. The revised disclosures required by SFAS 132 are included in note 8.

              In June 1998, the FASB issued SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities (SFAS 133). SFAS 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. Contracts that contain embedded derivatives, such as certain insurance contracts, are also addressed by the Statement. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Statement is effective for fiscal years beginning after June 15, 1999. It may be implemented earlier provided adoption occurs as of the beginning of any fiscal quarter after issuance. The Company plans to adopt this Statement in first quarter 2000 and is currently evaluating the impact on results of operations and financial condition.

              In March 1998, The American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued Statement of Position 98-1 - Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). SOP 98-1 provides guidance intended to standardize accounting practices for costs incurred to develop or obtain computer software for internal use. Specifically, SOP 98-1 provides guidance for determining whether computer software is for internal use and when costs incurred for internal use software are to be capitalized. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1, which occurred on January 1, 1999, to have a material impact on the Company's financial statements.


         (k)  Reclassification
              ----------------

              Certain items in the 1997 and 1996 consolidated financial statements have been reclassified to conform to the 1998 presentation.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(3)      Investments
         -----------

         The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale as of December 31, 1998 and 1997 were:

                                                                                     Gross         Gross
                                                                     Amortized     unrealized    unrealized     Estimated
             (in millions of dollars)                                  cost           gains        losses       fair value
             ------------------------                                  ----           -----        ------       ----------
             December 31, 1998:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies              $   255.9       $ 13.0        $   --        $   268.9
                 Obligations of states and political subdivisions          1.6           --            --              1.6
                 Debt securities issued by foreign governments           106.5          4.5            --            111.0
                 Corporate securities                                  9,899.6        423.2         (18.7)        10,304.1
                 Mortgage-backed securities                            3,457.7        104.2          (2.4)         3,559.5
                                                                     ---------       ------        ------        ---------
                     Total fixed maturity securities                  13,721.3        544.9         (21.1)        14,245.1
               Equity securities                                         110.4         18.3          (1.5)           127.2
                                                                     ---------       ------        ------        ---------
                                                                     $13,831.7       $563.2        $(22.6)       $14,372.3
                                                                     =========       ======        ======        =========

             December 31, 1997:
               Fixed maturity securities:
                 U.S. Treasury securities and obligations of U.S.
                   government corporations and agencies              $   305.1       $  8.6        $   --        $   313.7
                 Obligations of states and political subdivisions          1.6           --           --               1.6
                 Debt securities issued by foreign governments            93.3          2.7          (0.2)            95.8
                 Corporate securities                                  8,698.7        355.5         (11.5)         9,042.7
                 Mortgage-backed securities                            3,634.2        118.6          (2.5)         3,750.3
                                                                     ---------       ------        ------        ---------
                     Total fixed maturity securities                  12,732.9        485.4         (14.2)        13,204.1
               Equity securities                                          67.8         12.9          (0.3)            80.4
                                                                     ---------       ------        ------        ---------
                                                                     $12,800.7       $498.3        $(14.5)       $13,284.5
                                                                     =========       ======        ======        =========

         As of December 31, 1998 the Company had entered into S&P 500 futures contracts with a notional amount of $20.0 million to reduce the risk of changes in the fair market value of certain investments classified as equity securities. These contracts had an unrealized loss of $1.3 million as of December 31, 1998 which is included in the recorded amount of the equity securities and in accumulated other comprehensive income, net of tax, similar to other unrealized gains and losses on securities available-for-sale.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The amortized cost and estimated fair value of fixed maturity securities available-for-sale as of December 31, 1998, by expected maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                   Amortized        Estimated
             (in millions of dollars)                                                 cost          fair value
                                                                                      ----          ----------
             Fixed maturity securities available for sale:
               Due in one year or less                                              $ 2,019.9        $ 2,048.0
               Due after one year through five years                                  8,169.1          8,470.6
               Due after five years through ten years                                 2,795.0          2,927.7
               Due after ten years                                                      737.3            798.8
                                                                                    ---------        ---------
                                                                                    $13,721.3        $14,245.1
                                                                                    =========        =========

         The components of unrealized gains on securities available-for-sale, net, were as follows as of December 31:

             (in millions of dollars)                                                1998          1997
                                                                                     ----          ----
             Gross unrealized gains                                                 $ 540.6       $ 483.8
             Adjustment to deferred policy acquisition costs                         (116.6)       (103.7)
             Deferred federal income tax                                             (148.4)       (133.0)
                                                                                    -------       -------
                                                                                    $ 275.6       $ 247.1
                                                                                    =======       =======

         An analysis of the change in gross unrealized gains (losses) on securities available-for-sale and fixed maturity securities held-to-maturity follows for the years ended December 31:

             (in millions of dollars)                                         1998          1997          1996
                                                                              ----          ----          ----
             Securities available-for-sale:
               Fixed maturity securities                                      $52.6        $137.5       $(289.2)
               Equity securities                                                4.2          (2.7)          8.9
                                                                              -----        ------       -------
                                                                              $56.8        $134.8       $(280.3)
                                                                              =====        ======       =======

         Proceeds from the sale of securities available-for-sale during 1998, 1997 and 1996 were $610.5 million, $574.5 million and $299.6 million, respectively. During 1998, gross gains of $9.0 million ($9.9 million and $6.6 million in 1997 and 1996, respectively) and gross losses of $7.6 million ($18.0 million and $6.9 million in 1997 and 1996, respectively) were realized on those sales. In addition, gross gains of $15.1 million and gross losses of $0.7 million were realized in 1997 when the Company paid a dividend to NFS, which then made an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million.

         The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1998 was $3.7 million. No valuation allowance has been recorded for these loans as of December 31, 1998. The recorded investment of mortgage loans on real estate considered to be impaired as of December 31, 1997 was $19.9 million which includes $3.9 million of impaired mortgage loans on real estate for which the related valuation allowance was $0.1 million and $16.0 million of impaired mortgage loans on real estate for which there was no valuation allowance. During 1998, the average recorded investment in impaired mortgage loans on real estate was approximately $9.1 million ($31.8 million in 1997) and interest income recognized on those loans was $0.3 million ($1.0 million in 1997), which is equal to interest income recognized using a cash-basis method of income recognition.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Activity in the valuation allowance account for mortgage loans on real estate is summarized for the years ended December 31:

             (in millions of dollars)                                                1998          1997
                                                                                     ----          ----
             Allowance, beginning of year                                            $42.5         $51.0
               Reductions credited to operations                                      (0.1)         (1.2)
               Direct write-downs charged against the allowance                         --          (7.3)
                                                                                     -----         -----
             Allowance, end of year                                                  $42.4         $42.5
                                                                                     =====         =====

         Real estate is presented at cost less accumulated depreciation of $21.5 million as of December 31, 1998 ($45.1 million as of December 31, 1997) and valuation allowances of $5.4 million as of December 31, 1998 ($11.1 million as of December 31, 1997).

         Investments that were non-income producing for the twelve month period preceding December 31, 1998 amounted to $42.4 million ($19.4 million for 1997) and consisted of $32.7 million ($3.0 million in 1997) in securities available-for-sale and $9.7 million ($16.4 million in 1997) in real estate.

         An analysis of investment income by investment type follows for the years ended December 31:

             (in millions of dollars)                                      1998            1997           1996
                                                                           ----            ----           ----
             Gross investment income:
               Securities available-for-sale:
                 Fixed maturity securities                                $  982.5        $  911.6       $  917.1
                 Equity securities                                             0.8             0.8            1.3
               Mortgage loans on real estate                                 458.9           457.7          432.8
               Real estate                                                    40.4            42.9           44.3
               Short-term investments                                         17.8            22.7            4.2
               Other                                                          30.7            21.0            4.0
                                                                          --------        --------       --------
                   Total investment income                                 1,531.1         1,456.7        1,403.7
             Less investment expenses                                         49.5            47.5           45.9
                                                                          --------        --------       --------
                   Net investment income                                  $1,481.6        $1,409.2       $1,357.8
                                                                          ========        ========       ========

         An analysis of realized gains (losses) on investments, net of valuation allowances, by investment type follows for the years ended December 31:

             (in millions of dollars)                                        1998            1997           1996
                                                                             ----            ----           ----
             Securities available-for-sale:
               Fixed maturity securities                                    $(0.7)          $ 3.6          $(3.5)
               Equity securities                                              2.1             2.7            3.2
             Mortgage loans on real estate                                    3.9             1.6           (4.1)
             Real estate and other                                           23.1             3.2            4.1
                                                                            -----           -----          -----
                                                                            $28.4           $11.1          $(0.3)
                                                                            =====           =====          =====

         Fixed maturity securities with an amortized cost of $6.5 million and $6.2 million as of December 31, 1998 and 1997, respectively, were on deposit with various regulatory agencies as required by law.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(4)      Federal Income Tax
         ------------------

         The Company's current federal income tax liability was $72.8 million and $60.1 million as of December 31, 1998 and 1997, respectively.

         The tax effects of temporary differences that give rise to significant components of the net deferred tax liability as of December 31, 1998 and 1997 are as follows:

             (in millions of dollars)                                        1998            1997
                                                                             ----            ----
             Deferred tax assets:
               Future policy benefits                                       $207.7          $200.1
               Liabilities in Separate Accounts                              319.9           242.0
               Mortgage loans on real estate and real estate                  17.5            19.0
               Other assets and other liabilities                             58.9            59.2
                                                                            ------          ------
                 Total gross deferred tax assets                             604.0           520.3
                 Less valuation allowance                                     (7.0)           (7.0)
                                                                            ------          ------
                 Net deferred tax assets                                     597.0           513.3
                                                                            ------          ------

             Deferred tax liabilities:
               Deferred policy acquisition costs                             568.7           480.5
               Fixed maturity securities                                     212.2           193.3
               Deferred tax on realized investment gains                      34.8            40.1
               Equity securities and other long-term investments               9.6             7.5
               Other                                                          21.6            22.2
                                                                            ------          ------
                 Total gross deferred tax liabilities                        846.9           743.6
                                                                            ------          ------
                 Net deferred tax liability                                 $249.9          $230.3
                                                                            ======          ======

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion of the total gross deferred tax assets will not be realized. Nearly all future deductible amounts can be offset by future taxable amounts or recovery of federal income tax paid within the statutory carryback period. There has been no change in the valuation allowance for the years ended December 31, 1998, 1997 and 1996.

         Federal income tax expense attributable to income from continuing operations for the years ended December 31 was as follows:

           (in millions of dollars)                                   1998            1997            1996
                                                                      ----            ----            ----
           Currently payable                                         $186.1          $121.7          $116.5
           Deferred tax expense (benefit)                               4.3            28.5            (5.6)
                                                                     ------          ------          ------
                                                                     $190.4          $150.2          $110.9
                                                                     ======          ======          ======

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Total federal income tax expense for the years ended December 31, 1998, 1997 and 1996 differs from the amount computed by applying the U.S. federal income tax rate to income before tax as follows:

                                                            1998                     1997                     1996
                                                       -----------------        ----------------        -----------------
         (in millions of dollars)                      Amount        %          Amount        %          Amount        %
                                                       ------        -          ------        -          ------        -

         Computed (expected) tax expense               $195.0      35.0         $150.5      35.0         $110.4      35.0
         Tax exempt interest and dividends
           received deduction                            (4.9)     (0.9)           -         0.0           (0.2)     (0.1)
         Other, net                                       0.3       0.1           (0.3)     (0.1)           0.7       0.3
                                                       ------      ----         ------      ----         ------      ----
             Total (effective rate of each year)       $190.4      34.2         $150.2      34.9         $110.9      35.2
                                                       ======      ====         ======      ====         ======      ====

         Total federal income tax paid was $173.4 million, $91.8 million and $115.8 million during the years ended December 31, 1998, 1997 and 1996, respectively.

(5)      Comprehensive Income
         --------------------

         Pursuant to SFAS No. 130 - Reporting Comprehensive Income, which the Company adopted January 1, 1998, the Consolidated Statements of Shareholder's Equity include a new measure called "Comprehensive Income". Comprehensive Income includes net income as well as certain items that are reported directly within separate components of shareholders' equity that bypass net income. Currently, the Company's only component of Other Comprehensive Income is unrealized gains (losses) on securities available-for-sale. The related before and after federal tax amounts are as follows:

             (in millions of dollars)                                        1998           1997           1996
                                                                             ----           ----           ----
             Unrealized gains (losses) on securities
                available-for-sale arising during the period:
                Gross                                                       $ 58.2        $141.1         $(272.4)
                Adjustment to deferred policy acquisition costs              (12.9)        (21.8)           57.0
                Related federal income tax (expense) benefit                 (15.9)        (41.7)           44.0
                                                                            ------        ------          ------
                   Net                                                        29.4          77.6          (171.4)
                                                                            ------        ------          ------

             Reclassification adjustment for net (gains) losses
                on securities available-for-sale realized
                during the period:
                Gross                                                         (1.4)         (6.3)             0.7
                Related federal income tax expense (benefit)                   0.5           2.2             (0.2)
                                                                            ------        ------          -------
                   Net                                                        (0.9)         (4.1)             0.5
                                                                            ------        ------          -------
             Total Other Comprehensive Income                               $ 28.5        $ 73.5          $(170.9)
                                                                            ======        ======          =======

(6)      Fair Value of Financial Instruments
         -----------------------------------

         The following disclosures summarize the carrying amount and estimated fair value of the Company's financial instruments. Certain assets and liabilities are specifically excluded from the disclosure requirements of financial instruments. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The fair value of a financial instrument is defined as the amount at which the financial instrument could be exchanged in a current transaction between willing parties. In cases where quoted market prices are not available, fair value is to be based on estimates using present value or other valuation techniques. Many of the Company's assets and liabilities subject to the disclosure requirements are not actively traded, requiring fair values to be estimated by management using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Although fair value estimates are calculated using assumptions that management believes are appropriate, changes in assumptions could cause these estimates to vary materially. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in the immediate settlement of the instruments.

         Although insurance contracts, other than policies such as annuities that are classified as investment contracts, are specifically exempted from the disclosure requirements, estimated fair value of policy reserves on life insurance contracts is provided to make the fair value disclosures more meaningful.

         The tax ramifications of the related unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

         The following methods and assumptions were used by the Company in estimating its fair value disclosures:

              Fixed maturity and equity securities: The fair value for fixed maturity securities is based on quoted market prices, where available. For fixed maturity securities not actively traded, fair value is estimated using values obtained from independent pricing services or, in the case of private placements, is estimated by discounting expected future cash flows using a current market rate applicable to the yield, credit quality and maturity of the investments. The fair value for equity securities is based on quoted market prices. The carrying amount and fair value for equity securities exclude the fair value of futures contracts designated as hedges of equity securities.

              Mortgage loans on real estate, net: The fair value for mortgage loans on real estate is estimated using discounted cash flow analyses, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations. Fair value for mortgage loans in default is the estimated fair value of the underlying collateral.

              Policy loans, short-term investments and cash: The carrying amount reported in the consolidated balance sheets for these instruments approximates their fair value.

              Separate account assets and liabilities: The fair value of assets held in separate accounts is based on quoted market prices. The fair value of liabilities related to separate accounts is the amount payable on demand, which is net of certain surrender charges.

              Investment contracts: The fair value for the Company's liabilities under investment type contracts is disclosed using two methods. For investment contracts without defined maturities, fair value is the amount payable on demand. For investment contracts with known or determined maturities, fair value is estimated using discounted cash flow analysis. Interest rates used are similar to currently offered contracts with maturities consistent with those remaining for the contracts being valued.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



              Policy reserves on life insurance contracts: Included are disclosures for individual life insurance, universal life insurance and supplementary contracts with life contingencies for which the estimated fair value is the amount payable on demand. Also included are disclosures for the Company's limited payment policies, which the Company has used discounted cash flow analyses similar to those used for investment contracts with known maturities to estimate fair value.

              Commitments to extend credit: Commitments to extend credit have nominal fair value because of the short-term nature of such commitments. See note 7.

              Futures contracts: The fair value for futures contracts is based on quoted market prices.

           Carrying amount and estimated fair value of financial instruments subject to disclosure requirements and policy reserves on life insurance contracts were as follows as of December 31:

                                                                         1998                              1997
                                                               -------------------------        --------------------------
                                                                Carrying      Estimated          Carrying       Estimated
               (in millions of dollars)                          amount       fair value          amount        fair value
                                                               ---------      ----------        ---------       ----------
               Assets:
                 Investments:
                   Securities available-for-sale:
                     Fixed maturity securities                  $14,245.1      $14,245.1         $13,204.1       $13,204.1
                     Equity securities                              128.5          128.5              80.4            80.4
                   Mortgage loans on real estate, net             5,328.4        5,527.6           5,181.6         5,509.7
                   Policy loans                                     464.3          464.3             415.3           415.3
                   Short-term investments                           289.1          289.1             358.4           358.4
                 Cash                                                 3.4            3.4             175.6           175.6
                 Assets held in separate accounts                50,935.8       50,935.8          37,724.4        37,724.4

               Liabilities:
                 Investment contracts                            15,468.7       15,158.6          14,708.2        14,322.1
                 Policy reserves on life insurance contracts      3,914.0        3,768.9           3,345.4         3,182.4
                 Liabilities related to separate accounts        50,935.8       49,926.5          37,724.4        36,747.0
                 Futures contracts                                    1.3            1.3                --              --

(7)      Risk Disclosures
         ----------------

         The following is a description of the most significant risks facing life insurers and how the Company mitigates those risks:

         Credit Risk: The risk that issuers of securities owned by the Company or mortgagors on mortgage loans on real estate owned by the Company will default or that other parties, including reinsurers, which owe the Company money, will not pay. The Company minimizes this risk by adhering to a conservative investment strategy, by maintaining reinsurance and credit and collection policies and by providing for any amounts deemed uncollectible.

         Interest Rate Risk: The risk that interest rates will change and cause a decrease in the value of an insurer's investments. This change in rates may cause certain interest-sensitive products to become uncompetitive or may cause disintermediation. The Company mitigates this risk by charging fees for non-conformance with certain policy provisions, by offering products that transfer this risk to the purchaser, and/or by attempting to match the maturity schedule of its assets with the expected payouts of its liabilities. To the extent that liabilities come due more quickly than assets mature, an insurer would have to borrow funds or sell assets prior to maturity and potentially recognize a gain or loss.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Legal/Regulatory Risk: The risk that changes in the legal or regulatory environment in which an insurer operates will result in increased competition, reduced demand for a company's products, or create additional expenses not anticipated by the insurer in pricing its products. The Company mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or jurisdiction, and also by employing underwriting practices which identify and minimize the adverse impact of this risk.

         Financial Instruments with Off-Balance-Sheet Risk: The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business through management of its investment portfolio. These financial instruments include commitments to extend credit in the form of loans. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized on the consolidated balance sheets.

         Commitments to fund fixed rate mortgage loans on real estate are agreements to lend to a borrower, and are subject to conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a deposit. Commitments extended by the Company are based on management's case-by-case credit evaluation of the borrower and the borrower's loan collateral. The underlying mortgage property represents the collateral if the commitment is funded. The Company's policy for new mortgage loans on real estate is to lend no more than 75% of collateral value. Should the commitment be funded, the Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contractual amounts of these commitments less the net realizable value of the collateral. The contractual amounts also represent the cash requirements for all unfunded commitments. Commitments on mortgage loans on real estate of $156.0 million extending into 1999 were outstanding as of December 31, 1998. The Company also had $40.0 million of commitments to purchase fixed maturity securities outstanding as of December 31, 1998.

         Significant Concentrations of Credit Risk: The Company grants mainly commercial mortgage loans on real estate to customers throughout the United States. The Company has a diversified portfolio with no more than 22% (20% in 1997) in any geographic area and no more than 2% (2% in 1997) with any one borrower as of December 31, 1998. As of December 31, 1998, 42% (46% in 1997) of the remaining principal balance of the Company's commercial mortgage loan portfolio financed retail properties.

         Reinsurance: The Company has entered into a reinsurance contract to cede a portion of its general account individual annuity business to The Franklin Life Insurance Company (Franklin). Total recoveries due from Franklin were $187.9 million and $220.2 million as of December 31, 1998 and 1997, respectively. The contract is immaterial to the Company's results of operations. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. Under the terms of the contract, Franklin has established a trust as collateral for the recoveries. The trust assets are invested in investment grade securities, the market value of which must at all times be greater than or equal to 102% of the reinsured reserves.

(8)      Pension Plan and Postretirement Benefits Other Than Pensions
         ------------------------------------------------------------

         The Company is a participant, together with other affiliated companies, in a pension plan covering all employees who have completed at least one year of service. The Company funds pension costs accrued for direct employees plus an allocation of pension costs accrued for employees of affiliates whose work efforts benefit the Company. Assets of the Retirement Plan are invested in group annuity contracts of NLIC and Employers Life Insurance Company of Wausau (ELICW).

         Pension costs charged to operations by the Company during the years ended December 31, 1998, 1997 and 1996 were $2.0 million, $7.5 million and $7.4 million, respectively. The Company has recorded a prepaid pension asset of $5.0 million as of December 31, 1998 and no prepaid or accrued pension asset or expense as of December 31, 1997.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In addition to the defined benefit pension plan, the Company, together with other affiliated companies, participates in life and health care defined benefit plans for qualifying retirees. Postretirement life and health care benefits are contributory and generally available to full time employees who have attained age 55 and have accumulated 15 years of service with the Company after reaching age 40. Postretirement health care benefit contributions are adjusted annually and contain cost-sharing features such as deductibles and coinsurance. In addition, there are caps on the Company's portion of the per-participant cost of the postretirement health care benefits. These caps can increase annually, but not more than three percent. The Company's policy is to fund the cost of health care benefits in amounts determined at the discretion of management. Plan assets are invested primarily in group annuity contracts of NLIC.

         The Company elected to immediately recognize its estimated accumulated postretirement benefit obligation (APBO), however, certain affiliated companies elected to amortize their initial transition obligation over periods ranging from 10 to 20 years.

         The Company's accrued postretirement benefit expense as of December 31, 1998 and 1997 was $40.1 million and $36.5 million, respectively, and the net periodic postretirement benefit cost (NPPBC) for 1998, 1997 and 1996 was $4.1 million, $3.0 million and $3.3 million, respectively.

         Information regarding the funded status of the pension plan as a whole and the postretirement life and health care benefit plan as a whole as of December 31, 1998 and 1997 follows:

                                                                             Pension Benefits      Postretirement Benefits
                                                                           ---------------------   -----------------------
              (in millions of dollars)                                       1998         1997         1998       1997
              ---------------------------------------------------------    --------     --------     --------   -------
              Change in benefit obligation:
              Benefit obligation at beginning of year                      $2,033.8     $1,847.8      $237.9    $ 200.7
              Service cost                                                     87.6         77.3         9.8        7.0
              Interest cost                                                   123.4        118.6        15.4       14.0
              Actuarial loss                                                  123.2         60.0        15.6       24.4
              Plan curtailment in 1998/merger in 1997                        (107.2)         1.5         -          -
              Benefits paid                                                   (75.8)       (71.4)       (8.6)      (8.2)
                                                                           --------     --------     -------    -------
              Benefit obligation at end of year                             2,185.0      2,033.8       270.1      237.9
                                                                           --------     --------     -------    -------

              Change in plan assets:
              Fair value of plan assets at beginning of year                2,212.9      1,947.9        69.2       63.0
              Actual return on plan assets                                    300.7        328.1         5.0        3.6
              Employer contribution                                           104.1          7.2        12.1       10.6
              Plan merger                                                       -            1.1         -          -
              Benefits paid                                                   (75.8)       (71.4)       (8.4)      (8.0)
                                                                           --------     --------     -------    -------
              Fair value of plan assets at end of year                      2,541.9      2,212.9        77.9       69.2
                                                                           --------     --------     -------    -------

              Funded status                                                   356.9        179.1      (192.2)    (168.7)
              Unrecognized prior service cost                                  31.5         34.7         -          -
              Unrecognized net (gains) losses                                (345.7)      (330.7)       16.0        1.6
              Unrecognized net (asset) obligation at transition               (11.0)        33.3         1.3        1.5
                                                                           --------     --------     -------    -------
              Prepaid (accrued) benefit cost                               $   31.7     $  (83.6)    $(174.9)   $(165.6)
                                                                           ========     ========     =======    =======

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Basis for measurements, funded status of the pension plan and postretirement life and health care benefit plan:

                                                                             Pension Benefits          Postretirement Benefits
                                                                          --------------------         -----------------------
                                                                            1998         1997            1998           1997
                                                                          --------      ------         --------       --------
              Weighted average discount rate                               5.50%         6.00%           6.65%         6.70%
              Rate of increase in future compensation levels               3.75%         4.25%             --            --
              Assumed health care cost trend rate:
                    Initial rate                                             --            --           15.00%        12.13%
                    Ultimate rate                                            --            --            8.00%         6.12%
                    Uniform declining period                                 --            --           15 Years      12 Years

         The net periodic pension cost for the pension plan as a whole for the years ended December 31, 1998, 1997 and 1996 follows:

              (in millions of dollars)                                                   1998         1997         1996
              --------------------------------------------------------------------------------        ----         ----
              Service cost (benefits earned during the period)                         $  87.6      $  77.3      $  75.5
              Interest cost on projected benefit obligation                              123.4        118.6        105.5
              Expected return on plan assets                                            (159.0)      (139.0)      (116.1)
              Recognized gains                                                            (3.8)         -            -
              Amortization of prior service cost                                           3.2          3.2          3.2
              Amortization of unrecognized transition obligation                           4.2          4.2          4.1
                                                                                       -------      -------      -------
                                                                                       $  55.6      $  64.3      $  72.2
                                                                                       =======      =======      =======

         Effective December 31, 1998, Wausau Service Corporation (WSC) ended its affiliation with the Nationwide Insurance Enterprise and employees of WSC ended participation in the plan. A curtailment gain of $67.1 million resulted (consisting of a $107.2 million reduction in the projected benefit obligation, net of the write-off of the $40.1 million remaining unamortized transition obligation related to WSC). The Company anticipates that the plan will settle the obligation related to WSC employees with a transfer of assets during 1999.

         Basis for measurements, net periodic pension cost for the pension plan:

                                                                                       1998          1997          1996
                                                                                       ----          ----          ----
             Weighted average discount rate                                            6.00%         6.50%         6.00%
             Rate of increase in future compensation levels                            4.25%         4.75%         4.25%
             Expected long-term rate of return on plan assets                          7.25%         7.25%         6.75%

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         The amount of NPPBC for the postretirement benefit plan as a whole for the years ended December 31, 1998, 1997 and 1996 was as follows:

             (in millions of dollars)                                                    1998          1997          1996
                                                                                         ----          ----          ----
             Service cost (benefits attributed to employee service during the year)      $ 9.8         $ 7.0         $ 6.5
             Interest cost on accumulated postretirement benefit obligation               15.4          14.0          13.7
             Actual return on plan assets                                                 (5.0)         (3.6)         (4.3)
             Amortization of unrecognized transition obligation of affiliates              0.2           0.2           0.2
             Net amortization and deferral                                                 1.2          (0.5)          1.8
                                                                                         -----         -----         -----
                                                                                         $21.6         $17.1         $17.9
                                                                                         =====         =====         =====

         Actuarial assumptions used for the measurement of the accumulated postretirement benefit obligation (APBO) and the NPPBC for the postretirement benefit plan for 1998, 1997 and 1996 were as follows:

                                                                                      1998           1997         1996
                                                                                      -----          -----        ----
             NPPBC:
               Discount rate                                                          6.70%         7.25%         6.65%
               Long term rate of return on plan
                   assets, net of tax                                                 5.83%         5.89%         4.80%
               Assumed health care cost trend rate:
                   Initial rate                                                      12.00%        11.00%        11.00%
                   Ultimate rate                                                      6.00%         6.00%         6.00%
                   Uniform declining period                                         12 Years      12 Years      12 Years

         For the postretirement benefit plan as a whole, a one percentage point increase or decrease in the assumed health care cost trend rate would have no impact on the APBO as of December 31, 1998 and have no impact on the NPPBC for the year ended December 31, 1998.

(9)      Shareholder's Equity, Regulatory Risk-Based Capital, Retained Earnings
         ----------------------------------------------------------------------
         and Dividend Restrictions
         -------------------------

         Ohio, NLIC's and NLAIC's state of domicile, imposes minimum risk-based capital requirements that were developed by the NAIC. The formulas for determining the amount of risk-based capital specify various weighting factors that are applied to financial balances or various levels of activity based on the perceived degree of risk. Regulatory compliance is determined by a ratio of the company's regulatory total adjusted capital, as defined by the NAIC, to its authorized control level risk-based capital, as defined by the NAIC. Companies below specific trigger points or ratios are classified within certain levels, each of which requires specified corrective action. NLIC and NLAIC each exceed the minimum risk-based capital requirements.

         The statutory capital and surplus of NLIC as of December 31, 1998, 1997 and 1996 was $1.32 billion, $1.13 billion and $1.00 billion, respectively. The statutory net income of NLIC for the years ended December 31, 1998, 1997 and 1996 was $171.0 million, $111.7 million and $73.2 million, respectively.

         The Company is limited in the amount of shareholder dividends it may pay without prior approval by the Department. As of December 31, 1998, the maximum amount available for dividend payment from the Company to its shareholder without prior approval of the Department was $71.0 million.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         In addition, the payment of dividends by NLIC may also be subject to restrictions set forth in the insurance laws of New York that limit the amount of statutory profits on NLIC's participating policies (measured before dividends to policyholders) that can inure to the benefit of the Company and its shareholder.

         The Company currently does not expect such regulatory requirements to impair its ability to pay operating expenses and shareholder dividends in the future.

(10)     Transactions With Affiliates
         ----------------------------

         As part of the restructuring described in note 1, NLIC paid a dividend valued at $485.7 million to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of ELICW, National Casualty Company (NCC) and West Coast Life Insurance Company (WCLIC). Also, on February 24, 1997, NLIC paid a dividend to NFS, and NFS paid an equivalent dividend to Nationwide Corp., consisting of securities having an aggregate fair value of $850.0 million. The Company recognized a gain of $14.4 million on the transfer of securities.

         The Company leases office space from NMIC and certain of its subsidiaries. For the years ended December 31, 1998, 1997 and 1996, the Company made lease payments to NMIC and its subsidiaries of $8.0 million, $8.4 million and $9.1 million, respectively.

         Pursuant to a cost sharing agreement among NMIC and certain of its direct and indirect subsidiaries, including the Company, NMIC provides certain operational and administrative services, such as sales support, advertising, personnel and general management services, to those subsidiaries. Expenses covered by this agreement are subject to allocation among NMIC, the Company and other affiliates. Amounts allocated to the Company were $95.0 million, $85.8 million and $101.6 million in 1998, 1997 and 1996, respectively. The allocations are based on techniques and procedures in accordance with insurance regulatory guidelines. Measures used to allocate expenses among companies include individual employee estimates of time spent, special cost studies, salary expense, commissions expense and other methods agreed to by the participating companies that are within industry guidelines and practices. The Company believes these allocation methods are reasonable. In addition, the Company does not believe that expenses recognized under the inter-company agreements are materially different than expenses that would have been recognized had the Company operated on a stand alone basis. Amounts payable to NMIC from the Company under the cost sharing agreement were $31.9 million and $20.5 million as of December 31, 1998 and 1997, respectively.

         The Company also participates in intercompany repurchase agreements with affiliates whereby the seller will transfer securities to the buyer at a stated value. Upon demand or a stated period, the securities will be repurchased by the seller at the original sales price plus a price differential. Transactions under the agreements during 1998 and 1997 were not material. The Company believes that the terms of the repurchase agreements are materially consistent with what the Company could have obtained with unaffiliated parties.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Intercompany reinsurance agreements exist between NLIC and, respectively, NMIC and ELICW whereby all of NLIC's accident and health and group life insurance business is ceded on a modified coinsurance basis. NLIC entered into the reinsurance agreements during 1996 because the accident and health and group life insurance business was unrelated to the Company's long-term savings and retirement products. Accordingly, the accident and health and group life insurance business has been accounted for as discontinued operations for all periods presented. Under modified coinsurance agreements, invested assets are retained by the ceding company and investment earnings are paid to the reinsurer. Under the terms of the Company's agreements, the investment risk associated with changes in interest rates is borne by ELICW or NMIC, as the case may be. Risk of asset default is retained by the Company, although a fee is paid by ELICW or NMIC, as the case may be, to the Company for the Company's retention of such risk. The agreements will remain in force until all policy obligations are settled. However, with respect to the agreement between NLIC and NMIC, either party may terminate the contract on January 1 of any year with prior notice. The ceding of risk does not discharge the original insurer from its primary obligation to the policyholder. The Company believes that the terms of the modified coinsurance agreements are consistent in all material respects with what the Company could have obtained with unaffiliated parties. Amounts ceded to NMIC and ELICW for the years ended December 31, 1998, 1997 and 1996 were:

                                                       1998                       1997                          1996
                                            ------------------------------------------------------------------------------------
         (in millions of dollars)               NMIC          ELICW        NMIC         ELICW            NMIC         ELICW
         -----------------------------------------------------------------------------------------------------------------------

         Premiums                               $90.1        $106.3       $ 91.4        $199.8          $ 97.3        $224.2
         Net investment income and other
            revenue                             $11.1        $  9.4       $ 10.7        $ 13.4          $ 10.9        $ 14.8
         Benefits, claims and expenses          $98.8        $160.5       $100.7        $225.9          $100.5        $246.6

         The Company and various affiliates entered into agreements with Nationwide Cash Management Company (NCMC), an affiliate, under which NCMC acts as a common agent in handling the purchase and sale of short-term securities for the respective accounts of the participants. Amounts on deposit with NCMC were $248.4 million and $211.0 million as of December 31, 1998 and 1997, respectively, and are included in short-term investments on the accompanying consolidated balance sheets.

         Certain annuity products are sold through three affiliated companies, which are also subsidiaries of NFS. Total commissions and fees paid to these affiliates for the three years ended December 31, 1998 were $60.0 million, $66.1 million and $76.9 million, respectively.

(11)     Bank Lines of Credit
         --------------------

         In August 1996, NLIC, along with NMIC, entered into a $600.0 million revolving credit facility which provides for a $600.0 million loan over a five year term on a fully revolving basis with a group of national financial institutions. The credit facility provides for several and not joint liability with respect to any amount drawn by either NLIC or NMIC. NLIC and NMIC pay facility and usage fees to the financial institutions to maintain the revolving credit facility. All previously existing line of credit agreements were canceled. In September 1997, the credit agreement was amended to include NFS as a party to and borrower under the agreement. As of December 31, 1998 the Company had no amounts outstanding under the agreement.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



(12)     Contingencies
         -------------

         On October 29, 1998, the Company and certain of its affiliates were named in a lawsuit filed in the Common Pleas Court of Franklin County, Ohio related to the sale of deferred annuity products for use as investments in tax-deferred contributory retirement plans (Mercedes Castillo v. Nationwide Financial Services, Inc., Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company). The plaintiff in such lawsuit seeks to represent a national class of the Company's customers and seeks unspecified compensatory and punitive damages. The Company is currently evaluating this lawsuit, which is in an early stage and has not been certified as a class. The Company intends to defend this lawsuit vigorously.

(13)     Segment Information
         -------------------

         The Company uses differences in products as the basis for defining its reportable segments. The Company reports three product segments:
         Variable Annuities, Fixed Annuities and Life Insurance.

         The Variable Annuities segment consists of annuity contracts that provide the customer with the opportunity to invest in mutual funds managed by independent investment managers and the Company, with investment returns accumulating on a tax-deferred basis. The Company's variable annuity products consist almost entirely of flexible premium deferred variable annuity contracts.

         The Fixed Annuities segment consists of annuity contracts that generate a return for the customer at a specified interest rate, fixed for a prescribed period, with returns accumulating on a tax-deferred basis. Such contracts consist of single premium deferred annuities, flexible premium deferred annuities and single premium immediate annuities. The Fixed Annuities segment includes the fixed option under variable annuity contracts.

         The Life Insurance segment consists of insurance products, including variable universal life insurance and corporate-owned life insurance products, that provide a death benefit and may also allow the customer to build cash value on a tax-deferred basis.

         In addition to the product segments, the Company reports corporate revenue and expenses, investments and related investment income supporting capital not specifically allocated to its product segments, revenues and expenses of its investment advisor subsidiary (other than the portion allocated to the Variable Annuities and Life Insurance segments), revenues and expenses related to group annuity contracts sold to Nationwide Insurance Enterprise employee and agent benefit plans and all realized gains and losses on investments in a Corporate and Other segment.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



The following table summarizes the financial results of the Company's business segments for the years ended December 31, 1998, 1997 and 1996.

                                       Variable      Fixed       Life     Corporate
(in millions of dollars)               Annuities   Annuities   Insurance  and Other    Total
------------------------------------  ---------    ---------   ---------  ---------    -----
1998:
Net investment income (1)             $   (31.3)   $ 1,116.6   $  231.6   $  164.7   $ 1,481.6
Other operating revenue                   560.8         35.7      319.6       49.6       965.7
                                      ---------    ---------   --------   --------   ---------
   Total operating revenue (2)            529.5      1,152.3      551.2      214.3     2,447.3
                                      ---------    ---------   --------   --------   ---------
Interest credited to policyholder
   account balances                          --        828.6      115.4      125.0     1,069.0
Amortization of deferred policy
   acquisition costs                      123.9         44.2       46.4         --       214.5
Other benefits and expenses               187.2        104.2      294.6       49.1       635.1
                                      ---------    ---------   --------   --------   ---------
   Total expenses                         311.1        977.0      456.4      174.1     1,918.6
                                      ---------    ---------   --------   --------   ---------
Operating income (loss) before
   federal income tax                     218.4        175.3       94.8       40.2       528.7
Realized gains on investments                --           --         --       28.4        28.4
                                      ---------    ---------   --------   --------   ---------
Consolidated income before
   federal tax expense                $   218.4    $   175.3   $   94.8   $   68.6   $   557.1
                                      =========    =========   ========   ========   =========

Assets as of year end                 $47,668.7    $15,215.7   $5,187.6   $6,270.1   $74,342.1
                                      =========    =========   ========   ========   =========


1997:
Net investment income (1)             $   (26.9)   $ 1,098.2   $  189.1   $  148.8   $ 1,409.2
Other operating revenue                   430.9         43.2      284.0       39.0       797.1
                                      ---------    ---------   --------   --------   ---------
   Total operating revenue (2)            404.0      1,141.4      473.1      187.8     2,206.3
                                      ---------    ---------   --------   --------   ---------
Interest credited to policyholder
   account balances                          --        823.4       78.5      114.7     1,016.6
Amortization of deferred policy
   acquisition costs                       87.8         39.8       39.6         --       167.2
Other benefits and expenses               165.3        108.7      284.1       45.6       603.7
                                      ---------    ---------   --------   --------   ---------
   Total expenses                         253.1        971.9      402.2      160.3     1,787.5
                                      ---------    ---------   --------   --------   ---------
Operating income before federal
    income tax                            150.9        169.5       70.9       27.5       418.8
Realized gains on investments                --           --         --       11.1        11.1
                                      ---------    ---------   --------   --------   ---------
Consolidated income before
   federal tax expense                $   150.9    $   169.5   $   70.9   $   38.6   $   429.9
                                      =========    =========   ========   ========   =========

Assets as of year end                 $35,278.7    $14,436.3   $3,901.4   $6,174.3   $59,790.7
                                      =========    =========   ========   ========   =========

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued




                                                 Variable         Fixed            Life         Corporate
         (in millions of dollars)               Annuities       Annuities       Insurance       and Other        Total
         ------------------------------------   ----------      ----------      ---------       ---------     ---------
         1996:
         Net investment income (1)              $    (21.5)     $  1,050.6      $   174.0       $   154.7      $ 1,357.8
         Other operating revenue                     306.1            42.0          261.6            25.7          635.4
                                                ----------      ----------      ---------       ---------      ---------
            Total operating revenue (2)              284.6         1,092.6          435.6           180.4        1,993.2
                                                ----------      ----------      ---------       ---------      ---------
         Interest credited to policyholder
            account balances                            --           805.0           70.2           107.1          982.3
         Amortization of deferred policy
            acquisition costs                         57.4            38.6           37.4              --          133.4
         Benefits and expenses                       136.9           113.6          260.8            50.4          561.7
                                                ----------      ----------      ---------       ---------      ---------
            Total expenses                           194.3           957.2          368.4           157.5        1,677.4
                                                ----------      ----------      ---------       ---------      ---------
         Operating income before federal
             income tax                               90.3           135.4           67.2            22.9          315.8
         Realized losses on investments                 --              --             --            (0.3)          (0.3)
                                                ----------      ----------      ---------       ---------      ---------
         Consolidated income from
            continuing operations before
            federal tax expense                 $     90.3      $    135.4       $   67.2        $   22.6      $   315.5
                                                ==========      ==========       ========        ========      =========

         Assets as of year end                  $ 25,069.7      $ 13,994.7       $3,353.3        $5,348.5      $47,766.2
                                                ==========      ==========       ========        ========      =========

         -----------
         (1) The Company's method of allocating net investment income results in a charge (negative net investment income) to the Variable Annuities segment which is recognized in the Corporate and Other segment. The charge relates to non-invested assets which support this segment on a statutory basis.

         (2)  Excludes realized gains and losses on investments.

         The Company has no significant revenue from customers located outside of the United States nor does the Company have any significant long-lived assets located outside the United States.


 (14)    Discontinued Operations
         -----------------------

         As discussed in note 1, NFS is a holding company for NLIC and certain other companies within the Nationwide Insurance Enterprise that offer or distribute long-term savings and retirement products. Prior to the contribution by Nationwide Corp. of the outstanding common stock of NLIC to NFS, NLIC effected certain transactions with respect to certain subsidiaries and lines of business that were unrelated to long-term savings and retirement products.

         On September 24, 1996, NLIC's Board of Directors declared a dividend payable to Nationwide Corp. on January 1, 1997 consisting of the outstanding shares of common stock of three subsidiaries: ELICW, NCC and WCLIC. ELICW writes group accident and health and group life insurance business and maintains it offices in Wausau, Wisconsin. NCC is a property and casualty company with offices in Scottsdale, Arizona that serves as a fronting company for a property and casualty subsidiary of NMIC. WCLIC writes high dollar term life insurance policies and is located in San Francisco, California. ELICW, NCC and WCLIC have been accounted for as discontinued operations in the accompanying consolidated financial statements through December 31, 1996. The Company did not recognize any gain or loss on the disposal of these subsidiaries.

               NATIONWIDE LIFE INSURANCE COMPANY AND SUBSIDIARIES
       (a wholly owned subsidiary of Nationwide Financial Services, Inc.)

              Notes to Consolidated Financial Statements, Continued



         Also, during 1996, NLIC entered into two reinsurance agreements whereby all of NLIC's accident and health and group life insurance business was ceded to ELICW and NMIC, effective January 1, 1996. See note 10 for a complete discussion of the reinsurance agreements. The Company has discontinued its accident and health and group life insurance business and in connection therewith has entered into reinsurance agreements to cede all existing and any future writings to other affiliated companies. NLIC's accident and health and group life insurance business is accounted for as discontinued operations for all periods presented. The Company did not recognize any gain or loss on the disposal of the accident and health and group life insurance business. The assets, liabilities, results of operations and activities of discontinued operations are distinguished physically, operationally and for financial reporting purposes from the remaining assets, liabilities, results of operations and activities of the Company.

         A summary of the results of operations of discontinued operations for the years ended December 31, 1998, 1997 and 1996 is as follows:

             (in millions of dollars)                                                1998           1997          1996
                                                                                     ----           ----          ----
             Revenues                                                               $   --         $   --       $  668.9
             Net income                                                             $   --         $   --       $   11.3

         A summary of the assets and liabilities of discontinued operations as of December 31, 1998, 1997 and 1996 is as follows:

             (in millions of dollars)                                                1998           1997          1996
                                                                                     ----           ----          ----
             Assets, consisting primarily of investments                            $221.5         $247.3       $3,288.5
             Liabilities, consisting primarily of policy benefits and claims        $221.5         $247.3       $2,802.8

PART C. OTHER INFORMATION


         Item 24.     FINANCIAL STATEMENTS AND EXHIBITS

                      (a)  Financial Statements:                                                 PAGE

                           (1) Financial statements included in Prospectus.
                               (Part A):
                               Condensed Financial Information.                                 N/A
                               in Part B:
                               Those financial statements required by
                               Item 23 to be included in Part B have been
                               incorporated therein by reference to the
                               Prospectus (Part A).

                           Nationwide Variable Account-9:

                               Independent Auditors' Report.                                     62

                               Statement of Assets, Liabilities and Contract
                               Owners' Equity as of December 31, 1998.                           63

                               Statements of Operations and Changes in
                               Contract Owners' Equity for the year ended
                               December 31, 1998 and for the period November 3, 1997
                               (commencement of operations) through
                               December 31, 1997.                                                65

                               Notes to Financial Statements.                                    75

                           Nationwide Life Insurance Company and subsidiaries:

                               Independent Auditors' Report.                                     98

                               Consolidated Balance Sheets as of December
                               31, 1998 and 1997.                                                99

                               Consolidated Statements of Income for the
                               years ended December 31, 1998, 1997 and
                               1996.                                                            100

                               Consolidated Statements of Shareholder's
                               Equity for the years ended December 31,
                               1998, 1997 and 1996.                                             101

                               Consolidated Statements of Cash Flows for
                               the years ended December 31, 1998, 1997
                               and 1996.                                                        102

                               Notes to Consolidated Financial Statements.                      103



                                   125 of 147

Item 24.      (b) Exhibits

                    (1) Resolution of the Depositor's Board of Directors authorizing the establishment of the Registrant - Filed previously with initial registration statement (333-28995) and is hereby incorporated by reference.

                    (2)  Not Applicable

                    (3) Underwriting or Distribution of contracts between the Registrant and Principal Underwriter - Filed previously with initial registration statement (333-28995) and is hereby incorporated by reference.


                    (4) The form of the variable annuity contract - Filed previously with initial registration statement and hereby incorporated by reference.

                    (5) Variable Annuity Application - Filed previously with initial registration statement and hereby incorporated by reference.


                    (6) Articles of Incorporation of Depositor - Filed previously with initial registration statement (333-28995) and is hereby incorporated by reference.

                    (7)  Not Applicable

                    (8)  Not Applicable


                    (9) Opinion of Counsel - Filed previously with initial registration statement and hereby incorporated by reference.


                    (10) Not Applicable

                    (11) Not Applicable

                    (12) Not Applicable


                    (13) Performance Advertising Calculation Schedule - Filed
                         previously with initial registration statement (333-28995) and is hereby incorporated by reference.





                                   126 of 147

Item 25.      DIRECTORS AND OFFICERS OF THE DEPOSITOR

------------------------------------------------------------------------------------------------------------------------------------
                           NAME AND PRINCIPAL                             POSITIONS AND OFFICES
                            BUSINESS ADDRESS                                 WITH DEPOSITOR
------------------------------------------------------------------------------------------------------------------------------------
                          Lewis J. Alphin                                        Director
                          519 Bethel Church Road
                          Mount Olive, NC  28365
------------------------------------------------------------------------------------------------------------------------------------
                          A. I. Bell                                             Director
                          4121 North River Road West
                          Zanesville, OH  43701
------------------------------------------------------------------------------------------------------------------------------------
                          Kenneth D. Davis                                       Director
                          7229 Woodmansee Road
                          Leesburg, OH  45135
------------------------------------------------------------------------------------------------------------------------------------
                          Keith W. Eckel                                         Director
                          1647 Falls Road
                          Clarks Summit, PA 18411
------------------------------------------------------------------------------------------------------------------------------------
                          Willard J. Engel                                       Director
                          300 East Marshall Street
                          Marshall, MN  56258
------------------------------------------------------------------------------------------------------------------------------------
                          Fred C. Finney                                         Director
                          1558 West Moreland Road
                          Wooster, OH  44691
------------------------------------------------------------------------------------------------------------------------------------
                          Joseph J. Gasper                         President and Chief Operating Officer
                          One Nationwide Plaza                                 and Director
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Dimon R. McFerson                        Chairman and Chief Executive Officer
                          One Nationwide Plaza                                 and Director
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          David O. Miller                           Chairman of the Board and Director
                          115 Sprague Drive
                          Hebron, OH  43025
------------------------------------------------------------------------------------------------------------------------------------
                          Yvonne L. Montgomery                                   Director
                          2859 Paces Ferry Road
                          Atlanta, GA  30339
------------------------------------------------------------------------------------------------------------------------------------
                          Ralph M. Paige, Executive Director                     Director
                          Federation of Southern
                          Cooperatives/Land Assistance Fund
                          2769 Church Street
                          East Point, GA  30344
------------------------------------------------------------------------------------------------------------------------------------
                          James F. Patterson                                     Director
                          8765 Mulberry Road
                          Chesterland, OH  44026
------------------------------------------------------------------------------------------------------------------------------------
                          Arden L. Shisler                                       Director
                          1356 North Wenger Road
                          Dalton, OH  44618
------------------------------------------------------------------------------------------------------------------------------------
                          Robert L. Stewart                                      Director
                          88740 Fairview Road
                          Jewett, OH  43986
------------------------------------------------------------------------------------------------------------------------------------



                                   127 of 147

                           NAME AND PRINCIPAL                             POSITIONS AND OFFICES
                            BUSINESS ADDRESS                                 WITH DEPOSITOR
------------------------------------------------------------------------------------------------------------------------------------

                          Nancy C. Thomas                                        Director
                          1733A Westwood Avenue
                          Alliance, OH  44601
------------------------------------------------------------------------------------------------------------------------------------
                          Richard D. Headley                         Executive Vice President - Chief
                          One Nationwide Plaza                        Information Technology Officer
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Robert A. Oakley                               Executive Vice President-
                          One Nationwide Plaza                            Chief Financial Officer
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Robert J. Woodward Jr.                         Executive Vice President
                          One Nationwide Plaza                           Chief Investment Officer
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          James E. Brock                            Senior Vice President - Corporate
                          One Nationwide Plaza                                  Development
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Charles A. Bryan                         Senior Vice President - Chief Actuary
                          One Nationwide Plaza                             Property and Casualty
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          John R. Cook, Jr.                              Senior Vice President -
                          One Nationwide Plaza                         Chief Communications Officer
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Thomas L. Crumrine                               Senior Vice President
                          One Nationwide Plaza
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          David A. Diamond                           Senior Vice President - Corporate
                          One Nationwide Plaza                                  Controller
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Phillip C. Gath                                Senior Vice President -
                          One Nationwide Plaza                                Chief Actuary
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Patricia R. Hatler                            Senior Vice President and
                          One Nationwide Plaza                                General Counsel
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          David K. Hollingsworth                     Senior Vice President - Marketing
                          One Nationwide Plaza
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          David R. Jahn                                   Senior Vice President -
                          One Nationwide Plaza                             Commercial Insurance
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Donna A. James                                 Senior Vice President -
                          One Nationwide Plaza                         Chief Human Resources Officer
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Richard A. Karas                            Senior Vice President - Sales -
                          One Nationwide Plaza                              Financial Services
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------




                                   128 of 147

------------------------------------------------------------------------------------------------------------------------------------
                           NAME AND PRINCIPAL                             POSITIONS AND OFFICES
                            BUSINESS ADDRESS                                 WITH DEPOSITOR
------------------------------------------------------------------------------------------------------------------------------------

                          Edwin P. McCausland, Jr.                       Senior Vice President -
                          One Nationwide Plaza                            Fixed Income Securities
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Douglas C. Robinette                        Senior Vice President- Finance
                          One Nationwide Plaza
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          James A. Taylor                                Senior Vice President -
                          One Nationwide Plaza                        Property and Casualty Insurance
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Mark R. Thresher                           Senior Vice President - Finance
                          One Nationwide Plaza
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Richard M. Waggoner                            Senior Vice President -
                          One Nationwide Plaza                                Shared Services
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Susan A. Wolken                                Senior Vice President -
                          One Nationwide Plaza                       Product Management and Marketing
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Bruce C. Barnes                               Vice President - Technology
                          One Nationwide Plaza                             Strategy and Planning
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Dennis W. Click                               Vice President - Secretary
                          One Nationwide Plaza
                          Columbus,  OH 43215
------------------------------------------------------------------------------------------------------------------------------------
                          Matthew S. Easley                                  Vice President -
                          One Nationwide Plaza                           Investment Life Actuarial
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          R. Dennis Noice                                Vice President - Systems
                          One Nationwide Plaza
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------
                          Joseph P. Rath                              Senior Vice President - Product
                          One Nationwide Plaza                             and Market Compliance
                          Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------------------------



Item 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT.
                * Subsidiaries for which separate financial statements are filed
                ** Subsidiaries included in the respective consolidated financial statements
                *** Subsidiaries included in the respective group financial statements filed for unconsolidated subsidiaries
                ****  other subsidiaries



                                   129 of 147

         -------------------------------------- ------------------------- ------------------ ---------------------------------------
                        COMPANY                     STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                             CHART UNLESS
                                                                              OTHERWISE
                                                                              INDICATED)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         The 401K Companies, Inc.               Texas                                        Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         The 401(K) Company                     Texas                                        Third-party administrator for 401(k)
                                                                                             plans
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         401K Investment Advisors, Inc.         Texas                                        Investment Advisor registered with the
                                                                                             SEC
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         401K Investments Services, Inc.        Texas                                        NASD registered Broker-Dealer
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Affiliate Agency, Inc.                 Delaware                                     Life Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Affiliate Agency of Ohio, Inc.         Ohio                                         Life Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         AID Finance Services, Inc.             Iowa                                         Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED General Agency Company          Iowa                                         Managing General Agent and Surplus
                                                                                             Lines Broker (P&C)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Group, Inc.                     Iowa                                         Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Group Insurance Marketing       Iowa                                         Direct Marketer (P&C)
         Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Group Merchant Banking          Iowa                                         Broker-Dealer
         Corporation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Group Mortgage Company          Iowa                                         Mortgage Lender
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Life Brokerage Agency, Inc.     Iowa                                         Insurance Broker
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Life Financial Corporation      Iowa                                         Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Life Insurance Company          Iowa                                         Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         ALLIED Property and Casualty           Iowa                                         Underwrites General P&C Insurance
         Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Allnations, Inc.                       Ohio                                         Promotes international cooperative
                                                                                             insurance organizations
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         AMCO Insurance Company                 Iowa                                         Underwrites General P&C Insurance
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         American Marine Underwriters, Inc.     Florida                                      Underwriting Manager
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Auto Direkt Insurance Company          Germany                                      Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         CalFarm Insurance Company              California                                   Stock Corporation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Caliber Funding Corporation            Delaware                                     Stock Corporation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Colonial County Mutual Insurance       Texas                                        Insurance Company
         Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Colonial Insurance Company of          Wisconsin                                    Insurance Company
         Wisconsin
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Columbus Insurance Brokerage and       Germany                                      Insurance Broker
         Service GmbH
         -------------------------------------- ------------------------- ------------------ ---------------------------------------



                                   130 of 147

         -------------------------------------- ------------------------- ------------------ ---------------------------------------
                        COMPANY                     STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                             CHART UNLESS
                                                                              OTHERWISE
                                                                              INDICATED)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Cooperative Service Company            Nebraska                                     Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Depositors Insurance Company           Iowa                                         Underwrites P&C insurance
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         *Employers Life Insurance Company      Wisconsin                                    Life Insurance Company
         of  Wausau
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Excaliber Funding Corporation          Delaware                                     Limited purpose corporation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         F&B, Inc.                              Iowa                                         Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Farmland Mutual Insurance Company      Iowa                                         Mutual Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Financial Horizons Distributors        Alabama                                      Insurance Agency
         Agency of Alabama, Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Financial Horizons Distributors        Ohio                                         Insurance Agency
         Agency of Ohio, Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Financial Horizons Distributors        Oklahoma                                     Insurance Agency
         Agency of Oklahoma, Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Financial Horizons Distributors        Texas                                        Insurance Agency
         Agency of Texas, Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         *Financial Horizons Investment Trust   Massachusetts                                Investment Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Financial Horizons Securities          Oklahoma                                     Broker-Dealer
         Corporation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         GatesMcDonald Health Plus, Inc.        Ohio                                         Managed Care Organization
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Gates, McDonald & Company              Ohio                                         Cost Control
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Gates, McDonald & Company of Nevada    Nevada                                       Self-insurance administration, claims
                                                                                             examinations and data processing
                                                                                             services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Gates, McDonald & Company of New       New York                                     Workers' compensation claims
         York, Inc.                                                                          administration
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         MedPro Solutions, Inc.                 Massachusetts                                Third-party administration services
                                                                                             for workers' compensation, automobile
                                                                                             injury and disability claims
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Insurance Intermediaries, Inc.         Ohio                                         Insurance Broker and Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Irvin L. Schwartz and Associates,      Ohio                                         Insurance Agency
         Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Landmark Financial Services of New     New York                                     Life Insurance Agency
         York, Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Leben Direkt Insurance Company         Germany                                      Life Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------



                                   131 of 147

         -------------------------------------- ------------------------- ------------------ ---------------------------------------
                        COMPANY                     STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                             CHART UNLESS
                                                                              OTHERWISE
                                                                              INDICATED)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Lone Star General Agency, Inc.         Texas                                        Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Midwest Printing Services, Inc.        Iowa                                         General Printing Services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Morley & Associates                    Oregon                                       Insurance Broker
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Morley Capital Management, Inc.        Oregon                                       Investment Adviser and stable value
                                                                                             money management
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Morley Financial Services, Inc.        Oregon                                       Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Morley Research Associates, Ltd.       Delaware                                     Credit research consulting
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         **MRM Investments, Inc.                Ohio                                         Owns and operates a recreational ski
                                                                                             facility
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         **National Casualty Company            Wisconsin                                    Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         National Casualty Company of America,  Great Britain                                Insurance Company
           Ltd.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         National Deferred Compensation, Inc.   Ohio                                         Administers deferred compensation
                                                                                             plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         **National Premium and Benefit         Delaware                                     Insurance Administrative Services
         Administration Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Advisory Services, Inc.     Ohio                                         Investment Management and
                                                                                             Administrative Services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         **Nationwide Agency, Inc.              Ohio                                         Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Agribusiness Insurance      Iowa                                         Insurance Company
         Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Asset Allocation Trust      Massachusetts                                Investment Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Cash Management Company     Ohio                                         Investment Securities Agent
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Community Urban             Ohio                                         Special purpose real estate
         Redevelopment Corporation                                                           corporation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Corporation                 Ohio                                         Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Financial Institution       Delaware                                     Insurance Agency
         Distributors Agency, Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Financial Services          Bermuda                                      Life Insurance Company
         (Bermuda) Ltd.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Financial Services          Delaware                                     Statutory Business Trust
         Capital Trust
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Financial Services          Delaware                                     Statutory Business Trust
         Capital Trust II
         -------------------------------------- ------------------------- ------------------ ---------------------------------------



                                   132 of 147

         -------------------------------------- ------------------------- ------------------ ---------------------------------------
                        COMPANY                     STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                             CHART UNLESS
                                                                              OTHERWISE
                                                                              INDICATED)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Financial Services, Inc.    Delaware                                     Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide General Insurance Company   Ohio                                         Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Global Holdings, Inc.       Ohio                                         Holding Company for International
                                                                                             Operations
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Health Plans, Inc.          Ohio                                         Health Maintenance Organization
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         *Nationwide Indemnity Company          Ohio                                         Reinsurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Insurance Company of        California                                   Underwriter
         America
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Insurance Company of        Ohio                                         Insurance Company
         Florida
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Insurance Enterprise        Ohio                                         Membership Non-Profit Corporation
         Foundation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Services Company, LCC       Ohio                                         Shared services functions
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Insurance Golf Charities,   Ohio                                         Membership Non-Profit Corporation
         Inc.
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide International Underwriters  California                                   Underwriting Manager
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Investing Foundation        Michigan                                     Provide investors with continuous
                                                                                             source of investment
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         *Nationwide Investing Foundation II    Massachusetts                                Common Law Trust
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Investment Services         Oklahoma                                     Registered Broker-Dealer in deferred
         Corporation                                                                         compensation market
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Investors Services, Inc.    Ohio                                         Stock Transfer Agent
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         **Nationwide Life and Annuity          Ohio                                         Life Insurance Company
         Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         **Nationwide Life Insurance Company    Ohio                                         Life Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Lloyds                      Texas                                        Property Insurance
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Management Systems, Inc.    Ohio                                         Preferred provider organization,
                                                                                             products and related services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Mutual Fire Insurance       Ohio                                         Mutual Insurance Company
         Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Mutual Funds                Ohio                                         Investment Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Mutual Insurance Company    Ohio                                         Mutual Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------



                                   133 of 147

         -------------------------------------- ------------------------- ------------------ ---------------------------------------
                        COMPANY                     STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                             CHART UNLESS
                                                                              OTHERWISE
                                                                              INDICATED)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Properties, Ltd.            Ohio                                         Develop, own and operate real estate
                                                                                             and real estate investments
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Property and Casualty       Ohio                                         Insurance Company
         Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Realty Investors, Inc.      Ohio                                         Develop, own and operate real estate
                                                                                             and real estate investments
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions, Inc.  Delaware                                     Market and administer deferred
                                                                                             compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Alabama                                      Market and administer deferred
         Inc. of Alabama                                                                     compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Arizona                                      Market and administer deferred
         Inc. of Arizona                                                                     compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Arkansas                                     Market and administer deferred
         Inc. of Arkansas                                                                    compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Montana                                      Market and administer deferred
         Inc. of Montana                                                                     compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Nevada                                       Market and administer deferred
         Inc. of Nevada                                                                      compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       New Mexico                                   Market and administer deferred
         Inc. of New Mexico                                                                  compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Ohio                                         Market variable annuity contracts to
         Inc. of Ohio                                                                        members of the National Education
                                                                                             Association in the state of Ohio
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Oklahoma                                     Market variable annuity contracts to
         Inc. of Oklahoma                                                                    members of the National Education
                                                                                             Association in the state of Oklahoma
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       South Dakota                                 Market and administer deferred
         Inc. of South Dakota                                                                compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Texas                                        Market and administer deferred
         Inc. of Texas                                                                       compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions,       Wyoming                                      Market variable annuity contracts to
         Inc. of Wyoming                                                                     members of the National Education
                                                                                             Association in the state of Wyoming
         -------------------------------------- ------------------------- ------------------ ---------------------------------------



                                   134 of 147

         -------------------------------------- ------------------------- ------------------ ---------------------------------------
                        COMPANY                     STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                             CHART UNLESS
                                                                              OTHERWISE
                                                                              INDICATED)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Retirement Solutions        Massachusetts                                Market and administer deferred
         Insurance Agency Inc.                                                               compensation plans for public employees
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         *Nationwide Separate Account Trust     Massachusetts                                Investment Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nationwide Trust Company, FSB          United States of America                     Federal Savings Bank
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Neckura Holding Company                Germany                                      Administrative services for Neckura
                                                                                             Insurance Group
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Neckura Insurance Company              Germany                                      Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Neckura Life Insurance Company         Germany                                      Life Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nevada Independent                     Nevada                                       Workers' compensation administrative
         Companies-Construction                                                              services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nevada Independent Companies-Health    Nevada                                       Workers' compensation administrative
         and Nonprofit                                                                       services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nevada Independent Companies-          Nevada                                       Workers' compensation administrative
         Hospitality and Entertainment                                                       services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Nevada Independent Companies-          Nevada                                       Workers' compensation administrative
         Manufacturing                                                                       services
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         NFS Distributors, Inc.                 Delaware                                     Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         NWE, Inc.                              Ohio                                         Special Investments
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         PanEuroLife                            Luxembourg                                   Life Insurance
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Pension Associates, Inc.               Wisconsin                                    Pension plan administration
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Portland Investment Services, Inc.     Oregon                                       NASD Registered Broker-Dealer
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Premier Agency, Inc.                   Iowa                                         Insurance Agency
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Riverview Agency, Inc.                 Texas                                        Stock Corporation
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Scottsdale Indemnity Company           Ohio                                         Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Scottsdale Insurance Company           Ohio                                         Insurance Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Scottsdale Surplus Lines Insurance     Arizona                                      Excess and Surplus Lines Insurance
         Company                                                                             Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         SVM Sales GmbH, Neckura Insurance      Germany                                      Sales support for Neckura Insurance
         Group                                                                               Group
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Union Bond and Trust Company           Oregon                                       Oregon state bank with trust powers
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Villanova Capital, Inc.                Delaware                                     Holding Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------



                                   135 of 147

         -------------------------------------- ------------------------- ------------------ ---------------------------------------
                        COMPANY                     STATE/COUNTRY OF         NO. VOTING                PRINCIPAL BUSINESS
                                                      ORGANIZATION           SECURITIES
                                                                            (SEE ATTACHED
                                                                             CHART UNLESS
                                                                              OTHERWISE
                                                                              INDICATED)
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Villanova Mutual Fund Capital Trust    Delaware                                     Business Trust
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Villanova SA Capital Trust             Delaware                                     Business Trust
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         **Wausau Preferred Health Insurance    Wisconsin                                    Insurance and Reinsurance Company
         Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------
         Western Heritage Insurance Company     Arizona                                      Excess and Surplus Lines Insurance
                                                                                             Company
         -------------------------------------- ------------------------- ------------------ ---------------------------------------



                                   136 of 147

     -------------------------------------------------------------------------------------------------------------------------------
                        COMPANY                    STATE/COUNTRY OF        NO. VOTING SECURITIES           PRINCIPAL BUSINESS
                                                     ORGANIZATION          (SEE ATTACHED CHART)
                                                                         UNLESS OTHERWISE INDICATED
     -------------------------------------------------------------------------------------------------------------------------------
      *  MFS Variable Account                            Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  NACo Variable Account                           Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide DC Variable Account                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
         Nationwide DCVA-II                              Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Separate Account No. 1                          Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Multi-Flex Variable Account          Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VA Separate Account-A                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VA Separate Account-B                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VA Separate Account-C                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account
     -------------------------------------------------------------------------------------------------------------------------------
         Nationwide VA Separate Account-Q                Ohio          Nationwide Life and Annuity   Issuer of Annuity Contracts
                                                                       Separate Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Variable Account                     Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Variable Account-II                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Variable Account-3                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Variable Account-4                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Variable Account-5                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Variable Account-6                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Fidelity Advisor Variable            Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
         Account                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
         Nationwide Variable Account-8                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide Variable Account-9                   Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
         Nationwide Variable Account-10                  Ohio          Nationwide Life Separate      Issuer of Annuity Contracts
                                                                       Account
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VL Separate Account-A                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies
     -------------------------------------------------------------------------------------------------------------------------------



                                   137 of 147

     -------------------------------------------------------------------------------------------------------------------------------
                        COMPANY                    STATE/COUNTRY OF        NO. VOTING SECURITIES           PRINCIPAL BUSINESS
                                                     ORGANIZATION          (SEE ATTACHED CHART)
                                                                         UNLESS OTHERWISE INDICATED
     -------------------------------------------------------------------------------------------------------------------------------
         Nationwide VL Separate Account-B                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VL Separate Account-C                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies
     -------------------------------------------------------------------------------------------------------------------------------
         Nationwide VL Separate Account-D                Ohio          Nationwide Life and Annuity   Issuer of Life Insurance
                                                                       Separate Account              Policies
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VLI Separate Account                 Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VLI Separate Account-2               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VLI Separate Account-3               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies
     -------------------------------------------------------------------------------------------------------------------------------
      *  Nationwide VLI Separate Account-4               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies
     -------------------------------------------------------------------------------------------------------------------------------
         Nationwide VLI Separate Account-5               Ohio          Nationwide Life Separate      Issuer of Life Insurance
                                                                       Account                       Policies
     -------------------------------------------------------------------------------------------------------------------------------




                                   138 of 147

                                                                                                                         (left side)
------------------------
| NATIONWIDE INSURANCE |
| GOLF CHARITIES, INC. |
|                      |
|      MEMBERSHIP      |
|      NONPROFIT       |
|     CORPORATION      |
------------------------
           -------------------------------------------------------------------------------------------------------------------------
           |                                      |                                   |
---------------------------           ---------------------------       ----------------------------
|      ALLIED LIFE        |           |         ALLIED          |       |       AID FINANCE        |
|       FINANCIAL         |           |       GROUP, INC.       |       |      SERVICES, INC.      |
|      CORPORATION        |           |          (AGI)          |       |      (AID FINANCE)       |
|        (ALFC)           |           |                         |       |                          |
|Common Stock: 850        |           |Common Stock: 850 Shares |       |Common Stock: 10,000      |
|------------  Shares     |           |------------             |       |------------  Shares      |
|                         |---|       |                         |---|   |                          |
|              Cost       |   |       |              Cost       |   |   |              Cost        |
|              ----       |   |       |              ----       |   |   |              ----        |
|Casualty-                |   |       |Casualty-                |   |   |Casualty-                 |
|100%         $47,286,429 |   |       |100%       $1,049,237,226|   |   |100%          $19,545,634 |
---------------------------   |       ---------------------------   |   ----------------------------
                              |                                     |                 |
---------------------------   |       ---------------------------   |   ----------------------------
|    ALLIED GROUP         |   |       |           AMCO          |   |   |          ALLIED          |
|  MERCHANT BANKING       |   |       |    INSURANCE COMPANY    |   |   |      GROUP INSURANCE     |
|    CORPORATION          |   |       |          (AMCO)         |   |   |     MARKETING COMPANY    |
|Common Stock: 10,000     |   |       |Common Stock: 155,991    |   |   |Common Stock: 20,000      |
|------------  Shares     |   |       |------------  Shares     |   |   |------------  Shares      |
|                         |---|  |----|                         |---|   |                          |
|              Cost       |   |  |    |              Cost       |   |   |              Cost        |
|              ----       |   |  |    |              ----       |   |   |              ----        |
|                         |   |  |    |                         |   |   |Aid Finance-              |
|AFLC-100%     $100,000   |   |  |    |AGI-100%      $95,925,450|   |   |100%          $16,059,469 |
---------------------------   |  |    ---------------------------   |   ----------------------------
                              |  |                                  |
---------------------------   |  |    ---------------------------   |   ----------------------------
|      ALLIED LIFE        |   |  |    |          WESTERN        |   |   |         DEPOSITORS       |
|       BROKERAGE         |   |  |    |    HERITAGE INSURANCE   |   |   |     INSURANCE COMPANY    |
|      AGENCY, INC.       |   |  |    |         COMPANY         |   |   |       (DEPOSITORS)       |
|Common Stock: 500,000    |   |  |    |Common Stock: 4,776,076  |   |   |Common Stock: 199,991     |
|------------  Shares     |   |  |    |------------  Shares     |   |   |------------  Shares      |
|                         |---|  |----|                         |   |---|                          |
|              Cost       |   |  |    |              Cost       |   |   |              Cost        |
|              ----       |   |  |    |              ----       |   |   |              ----        |
|AFLC-100%     $442,695   |   |  |    |AMCO-100%     $11,686,037|   |   |AGI-100%      $15,251,842 |
---------------------------   |  |    ---------------------------   |   ----------------------------
                              |  |                                  |
---------------------------   |  |    ---------------------------   |   ----------------------------
|     ALLIED LIFE         |   |  |    |          ALLIED         |   |   |      ALLIED PROPERTY     |
|      INSURANCE          |   |  |    |      GENERAL AGENCY     |   |   |        AND CASUALTY      |
|       COMPANY           |   |  |    |         COMPANY         |   |   |     INSURANCE COMPANY    |
|Common Stock: 250,000    |   |  |    |Common Stock: 5,000      |   |   |Common Stock: 156,822     |
|------------  Shares     |   |  |    |------------  Shares     |   |   |------------  Shares      |
|                         |---|  |----|                         |   |---|                          |
|              Cost       |           |              Cost       |   |   |              Cost        |
|              ----       |           |              ----       |   |   |              ----        |
|AFLC-100%     $41,732,343|           |AMCO-100%     $135,342   |   |   |AGI-100%      $33,018,634 |
---------------------------           ---------------------------   |   ----------------------------
                                                                    |
                                      ---------------------------   |   ----------------------------
                                      |          PREMIER        |   |   |          ALLIED          |
                                      |          AGENCY,        |   |   |      GROUP MORTGAGE      |
                                      |            INC.         |   |   |         COMPANY          |
                                      |Common Stock: 100,000    |   |   |Common Stock: 9,500       |
                                      |------------  Shares     |   |   |------------  Shares      |
                                      |                         |---|---|                          |
                                      |              Cost       |   |   |              Cost        |
                                      |              ----       |   |   |              ----        |
                                      |AGI-100%      $100,000   |   |   |AGI-100%      $213,976    |
                                      ---------------------------   |   ----------------------------
                                                                    |
                                                                    |   ----------------------------
                                                                    |   |          MIDWEST         |
                                                                    |   |    PRINTING SERVICES     |
                                                                    |   |            LTD.          |
                                                                    |   |Common Stock: 10,000      |
                                                                    |   |------------  Shares      |
                                                                    |---|                          |
                                                                        |              Cost        |
                                                                        |              ----        |
                                                                        |AFLC-100%    $610,000    |
                                                                        ----------------------------

                                        NATIONWIDE INSURANCE ENTERPRISE(R)                                                  (middle)
  ------------------------------------------                            ------------------------------------------
  |                                        |                            |                                        |
  |           NATIONWIDE MUTUAL            |                            |          NATIONWIDE MUTUAL             |
  |           INSURANCE COMPANY            |============================|        FIRE INSURANCE COMPANY          |
  |              (CASUALTY)                |                            |               (FIRE)                   |
  |                                        |                            |                                        |
  ------------------------------------------                            ------------------------------------------
  |  ||               |                                                                               |
  |  ||               |--------------------------------------------------------------------|          |--------------------------
--|  ||                                                                                    |
     ||                                          |--------------------------------------------------------------|----------------
     ||                                          |                                                              |
     ||  --------------------------------        |   --------------------------------            --------------------------------
     ||  |                              |        |   |     NATIONWIDE GENERAL       |            |       NECKURA HOLDING        |
     ||  |                              |        |   |      INSURANCE COMPANY       |            |      COMPANY (NECKURA)       |
     ||  |      NATIONWIDE LLOYDS       |        |   |                              |            |                              |
     ||  |                              |        |   |Common Stock:    20,000       |            |Common Stock:    10,000       |
     ||==|                              |        |---|------------     Shares       |         |--|------------     Shares       |
     ||  |       A TEXAS LLOYDS         |        |   |                              |         |  |                              |
     ||  |                              |        |   |                 Cost         |         |  |                 Cost         |
     ||  |                              |        |   |                 ----         |         |  |                 ----         |
     ||  |                              |        |   |Casualty-100%    $5,944,422   |         |  |Casualty-100%    $87,943,140  |
     ||  --------------------------------        |   --------------------------------         |  --------------------------------
     ||                                          |                                            |
     ||  --------------------------------        |   --------------------------------         |  --------------------------------
     ||  |       FARMLAND MUTUAL        |        |   |      NATIONWIDE PROPERTY     |         |  |           NECKURA            |
     ||  |      INSURANCE COMPANY       |        |   |         AND CASUALTY         |         |  |       INSURANCE COMPANY      |
     ||  |Guaranty Fund                 |        |   |       INSURANCE COMPANY      |         |  |                              |
     ||  |------------                  |        |   |Common Stock:    60,000       |         |--|Common Stock:    6,000        |
     ||==|Certificate                   |---|    |---|------------     Shares       |         |  |------------     Shares       |
         |-----------      Cost         |   |    |   |                 Cost         |         |  |                 Cost         |
         |                 ----         |   |    |   |                 ----         |         |  |Neckura-         ----         |
         |Casualty         $500,000     |   |    |   |Casualty-100%    $6,000,000   |         |  |100%             DM 6,000,000 |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
                                            |    |                                            |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
         |        F & B, INC.           |   |    |   |      COLONIAL INSURANCE      |         |  |         NECKURA LIFE         |
         |                              |   |    |   |     COMPANY OF WISCONSIN     |         |  |       INSURANCE COMPANY      |
         |Common Stock:    1 Share      |   |    |   |          (COLONIAL)          |         |  |                              |
         |------------                  |----    |---|Common Stock:    1,750        |         |--|Common Stock:   4,000         |
         |                 Cost         |   |    |   |------------     Shares       |         |  |------------    Shares        |
         |                 ----         |   |    |   |                 Cost         |         |  |                Cost          |
         |Farmland                      |   |    |   |                 ----         |         |  |                ----          |
         |Mutual-100%      $10          |   |    |   |Casualty-100%    $41,750,000  |         |  |Neckura-100%    DM 15,825,681 |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
                                            |    |                                            |
         --------------------------------   |    |   --------------------------------         |  --------------------------------
         |    COOPERATIVE SERVICE       |   |    |   |         SCOTTSDALE           |         |  |        NECKURA GENERAL       |
         |          COMPANY             |   |    |   |      INSURANCE COMPANY       |         |  |       INSURANCE COMPANY      |
         |Common Stock:    600 Shares   |   |    |   |            (SIC)             |         |  |                              |
         |------------                  |   |    |   |Common Stock:    30,136       |         |  |Common Stock:    1,500        |
         |                 Cost         |----    |---|------------     Shares       | ----    |--|------------     Shares       |
         |                 ----         |        |   |                 Cost         |    |    |  |                 Cost         |
         |Farmland         $3,506,173   |        |   |                 ----         |    |    |  |                 ----         |
         |Mutual-100%                   |        |   |Casualty-100%    $150,000,000 |    |    |  |Neckura-100%     DM 1,656,925 |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
                                                 |                                       |    |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
         | NATIONWIDE AGRIBUSINESS      |        |   |          SCOTTSDALE          |    |    |  |       COLUMBUS INSURANCE     |
         |    INSURANCE COMPANY         |        |   |        SURPLUS LINES         |    |    |  |      BROKERAGE AND SERVICE   |
         |Common Stock:    1,000,000    |        |   |       INSURANCE COMPANY      |    |    |  |              GmbH            |
         |------------     Shares       |        |   | Common Stock:    10,000      |    |    |  |Common Stock:    1 Share      |
         |                              |--------|   | ------------     Shares      | ---|    |--|------------                  |
         |                    Cost      |        |   |                              |    |    |  |                              |
         |Casualty-99.9%      ----      |        |   |                   Cost       |    |    |  |                 Cost         |
         |Other Capital:   $26,714,335  |        |   |                   ----       |    |    |  |                 ----         |
         |-------------                 |        |   | SIC-100%          $6,000,000 |    |    |  |Neckura-100%     DM 51,639    |
         |Casualty-Ptd.    $   713,576  |        |   |                              |    |    |  |                              |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
                                                 |                                       |    |
         --------------------------------        |   --------------------------------    |    |  --------------------------------
         |    NATIONAL CASUALTY         |        |   |      NATIONAL PREMIUM &      |    |    |  |          LEBEN DIREKT        |
         |          COMPANY             |        |   |    BENEFIT ADMINISTRATION    |    |    |  |        INSURANCE COMPANY     |
         |           (NC)               |        |   |           COMPANY            |    |    |  |                              |
         |Common Stock:    100 Shares   |        |   |Common Stock:    10,000       |    |    |  |Common Stock:    4,000 Shares |
         |------------                  |--------|   |------------     Shares       |----|    |--|------------                  |
         |                 Cost         |            |                 Cost         |         |  |                 Cost         |
         |                 ----         |            |                 ----         |         |  |                 ----         |
         |Casualty-100%    $67,442,439  |            |Scottsdale-100%  $10,000      |         |  |Neckura-100%     DM 4,000,000 |
         --------------------------------            --------------------------------         |  --------------------------------
                       |                                                                      |
         --------------------------------            --------------------------------         |  --------------------------------
         |    NCC OF AMERICA, LTD.      |            |         SVM SALES            |         |  |          AUTO DIREKT         |
         |        (INACTIVE)            |            |            GmbH              |         |  |       INSURANCE COMPANY      |
         |                              |            |                              |         |  |                              |
         |                              |            |Common Stock:    50 Shares    |         |  |Common Stock:    1500 Shares  |
         |                              |            |------------                  |------------|------------                  |
         |                              |            |                 Cost         |            |                 Cost         |
         |NC-100%                       |            |                 ----         |            |                 ----         |
         |                              |            |Neckura-100%     DM 50,000    |            |Neckura-100%     DM 1,643,149 |
         |                              |            |                              |            |                              |
         |                              |            |                              |            |                              |
         --------------------------------            --------------------------------            --------------------------------


                                                                                                                        (right side)
                                                                                                            ------------------------
                                                                                                            | NATIONWIDE INSURANCE |
                                                                                                            | ENTERPRISE FOUNDATION|
                                                                                                            |                      |
                                                                                                            |      MEMBERSHIP      |
                                                                                                            |      NONPROFIT       |
                                                                                                            |     CORPORATION      |
                                                                                                            ------------------------
-----------------------------------------------------------------------|
                                                                       |
---------------                                                        --------------------------------------------------
              |                                                                                                         |
-----------------------------------------------------------------------------------------|-----------------------       |
  |                                          |                                           |                      |       |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |         SCOTTSDALE           |     |    |         NATIONWIDE           |       |        |          NATIONWIDE            |
  |     |      INDEMNITY COMPANY       |     |    |      COMMUNITY URBAN         |       |        |          CORPORATION           |
  |     |                              |     |    |       REDEVELOPMENT          |       |        |                                |
  |     |                              |     |    |        CORPORATION           |       |        |Common Stock:    Control:       |
  |     |Common Stock:    50,000       |     |    |Common Stock:    10 Shares    |       |        |------------     -------        |
  |-----|------------     Shares       |     |----|------------                  |       |        |$13,642,432      100%           |
  |     |                 Cost         |     |    |                 Cost         |       |        |         Shares     Cost        |
  |     |                 ----         |     |    |                 ----         |       |        |         ------     ----        |
  |     |Casualty-100%    $8,800,000   |     |    |Casualty-100%    $1,000       |       |        |Casualty 12,992,922 $751,352,485|
  |     |                              |     |    |                              |       |        |Fire        649,510   24,007,936|
  |     |                              |     |    |                              |       |        |          (See Page 2)          |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |         NATIONWIDE           |     |    |          INSURANCE           |       |        |         ALLNATIONS, INC.       |
  |     |      INDEMNITY COMPANY       |     |    |     INTERMEDIARIES, INC.     |       |        |Common Stock:    10,330 Shares  |
  |     |                              |     |    |                              |       |        |-------------    Cost           |
  |-----|Common Stock:    28,000       |     |----|Common Stock:    1,615        |       |--------|                 ----           |
  |     |------------     Shares       |     |    |------------     Shares       |       |        |Casualty-18.6%   $88,320        |
  |     |                 Cost         |     |    |                 Cost         |       |        |Fire-18.6%       $88,463        |
  |     |                 ----         |     |    |                 ----         |       |        |Preferred Stock  1466 Shares    |
  |     |Casualty-100%    $294,529,000 |     |    |Casualty-100%    $1,615,000   |       |        |---------------  Cost           |
  |     |                              |     |    |                              |       |        |                 ----           |
  |     |                              |     |    |                              |       |        |Casualty-6.8%    $100,000       |
  |     |                              |     |    |                              |       |        |Fire-6.8%        $100,000       |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |                                          |                                           |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |          LONE STAR           |     |    |       NATIONWIDE CASH        |       |        |      PENSION ASSOCIATES        |
  |     |     GENERAL AGENCY, INC.     |     |    |      MANAGEMENT COMPANY      |       |        |        OF WAUSAU, INC.         |
  |     |                              |     |    |Common Stock:    100 Shares   |       |        |Common Stock:    1,000 Shares   |
  ------|Common Stock:    1,000        |     |----|------------                  |       |--------|-------------                   |
  |     |------------     Shares       |     |    |                 Cost         |       |        |                 Cost           |
  |     |                 Cost         |     |    |                 ----         |       |        |                 ----           |
  |     |                 ----         |     |    |Casualty-90%     $9,000       |       |        |                                |
  |     |Casualty-100%    $5,000,000   |     |    |NW Adv. Serv.     1,000       |       |        |Casualty-100%    $2,839,392     |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |                   ||                     |                                           |
  |     --------------------------------     |    --------------------------------       |        ----------------------------------
  |     |   COLONIAL COUNTY MUTUAL     |     |    |    NATIONWIDE INSURANCE      |       |        |       AMERCIAN MARINE          |
  |     |      INSURANCE COMPANY       |     |    |     COMPANY OF FLORIDA       |       |        |      UNDERWRITERS, INC.        |
  |     |                              |     |    |Common Stock:    10,000       |       |        |Common Stock:    20 Shares      |
  |     |Surplus Debentures            |     |    |-------------    Shares       |       |        |-------------                   |
  |     |------------------            |     |----|                              |       |--------|                 Cost           |
  |     |                 Cost         |     |    |                 Cost         |                |                 ----           |
  |     |                 ----         |     |    |                 ----         |                |                                |
  |     |Colonial         $500,000     |     |    |Casualty-100%    $300,000,000 |                |Casualty-100%    $5,020         |
  |     |Lone Star         150,000     |     |    |                              |                |                                |
  |     --------------------------------     |    --------------------------------                ----------------------------------
  |                                          |
  |     --------------------------------     |    --------------------------------
  |     |       TIG COUNTRYWIDE        |     |    |    WAUSAU INTERNATIONAL      |
  |     |      INSURANCE COMPANY       |     |    |        UNDERWRITERS          |
  |     |Common Stock     12,000       |     |    |                              |
  |     |------------     Shares       |     |    |Common Stock:    1,000 Shares |
  |-----|                              |     -----|------------                  |
  |     |                 Cost         |     |    |                 Cost         |
  |     |                 ----         |     |    |                 ----         |
  |     |Casualty-100%    $215,273,000 |     |    |Casualty-100%    $10,000      |
  |     |                              |     |    |                              |
  |     --------------------------------     |    |                              |
  |                                          |    --------------------------------
  |                                          |
  |     --------------------------------     |    --------------------------------
  |     |     NATIONWIDE INSURANCE     |     |    |         NATIONWIDE           |
  |     |   ENTERPRISE SERVICES, LTD.  |     |    |          ARENA LLC           |
  |     |                              |     |    |                              |
  |     |Single Member Limited         |     |    |                              |
  |.....|Liability Company             |     |....|                              |
        |                              |          |                              |
        |                              |          |                              |
        |Casualty-100%                 |          |Casualty-90%                  |
        |                              |          |                              |
        --------------------------------          --------------------------------


Subsidiary Companies      -- Solid Line
Contractual Association   -- Double Line
Limited Liability Company -- Dotted Line

December 31, 1998

                                                                                                                         (Left Side)

                             |----------------------------------|-----------------------------------|-------------------------------
                             |                                  |                                   |
               -----------------------------      -----------------------------      -----------------------------
               | NATIONWIDE LIFE INSURANCE |      |        NATIONWIDE         |      |   NATIONWIDE FINANCIAL    |
               |     COMPANY (NW LIFE)     |      |    FINANCIAL SERVICES     |      | INSTITUTION DISTRIBUTORS  |
               |                           |      |      CAPITAL TRUST        |      |   AGENCY, INC. (NFIDAI)   |
               | Common Stock: 3,814,779   |      | Preferred Stock:          |      | Common Stock:     1,000   |
               | ------------  Shares      |      | ---------------           |      | ------------      Shares  |
               |                           |      |                           |      |                           |
               | NFS--100%                 |      | NFS--100%                 |      | NFS--100%                 |
               ----------------|------------      -----------------------------      ---------------||------------
                               |                                                                    ||
-----------------------------  |  -----------------------------      -----------------------------  ||  ----------------------------
|    NATIONWIDE LIFE AND    |  |  |         NATIONWIDE        |      |     FINANCIAL HORIZONS    |  ||  |                          |
| ANNUITY INSURANCE COMPANY |  |  |  ADVISORY SERVICES, INC.  |      |    DISTRIBUTORS AGENCY    |  ||  |                          |
|                           |  |  |      (NW ADV. SERV.)      |      |      OF ALABAMA, INC.     |  ||  |                          |
| Common Stock: 66,000      |  |  | Common Stock: 7,676       |      | Common Stock: 10,000      |  ||  |    FINANCIAL HORIZONS    |
| ------------  Shares      |--|--| ------------  Shares      |==||  | ------------  Shares      |--||==|    DISTRIBUTORS AGENCY   |
|                           |  |  |                           |  ||  |                           |  ||  |       OF OHIO, INC.      |
|               Cost        |  |  |               Cost        |  ||  |               Cost        |  ||  |                          |
|               ----        |  |  |               ----        |  ||  |               ----        |  ||  |                          |
| NW Life -100% $58,070,003 |  |  | NW Life -100% $5,996,261  |  ||  | NFIDAI -100% $100         |  ||  |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
                               |                                 ||                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
|         NWE, INC.         |  |  |        NATIONWIDE         |  ||  |    LANDMARK FINANCIAL     |  ||  |                          |
|                           |  |  |  INVESTORS SERVICES, INC. |  ||  |        SERVICES OF        |  ||  |                          |
|                           |  |  |                           |  ||  |       NEW YORK, INC.      |  ||  |                          |
| Common Stock: 100         |  |  | Common Stock: 5 Shares    |  ||  | Common Stock: 10,000      |  ||  |    FINANCIAL HORIZONS    |
| ------------  Shares      |--|  | ------------              |--||  | ------------  Shares      |--||==|    DISTRIBUTORS AGENCY   |
|                           |  |  |                           |  ||  |                           |  ||  |     OF OKLAHOMA, INC.    |
|               Cost        |  |  |                     Cost  |  ||  |               Cost        |  ||  |                          |
|               ----        |  |  |                     ----  |  ||  |               ----        |  ||  |                          |
| NW Life -100% $35,971,375 |  |  | NW Adv. Serv. -100% $5,000|  ||  | NFIDAI -100% $10,100      |  ||  |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
                               |                                 ||                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
|   NATIONWIDE INVESTMENT   |  |  |    FINANCIAL HORIZONS     |  ||  |     FINANCIAL HORIZONS    |  ||  |                          |
|   SERVICES CORPORATION    |  |  |     INVESTMENT TRUST      |  ||  |      SECURITIES CORP.     |  ||  |                          |
|                           |  |  |                           |  ||  |                           |  ||  |                          |
| Common Stock: 5,000       |  |  |                           |  ||  | Common Stock: 10,000      |  ||  |    FINANCIAL HORIZONS    |
| ------------  Shares      |--|  |                           |==||  | ------------  Shares      |--||==|    DISTRIBUTORS AGENCY   |
|                           |  |  |                           |  ||  |                           |  ||  |       OF TEXAS, INC.     |
|               Cost        |  |  |                           |  ||  |               Cost        |  ||  |                          |
|               ----        |  |  |                           |  ||  |               ----        |  ||  |                          |
| NW Life -100% $529,728    |  |  |      COMMON LAW TRUST     |  ||  | NFIDAI -100% $153,000     |  ||  |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
                               |                                 ||                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------  ||  ----------------------------
|     NATIONWIDE REALTY     |  |  |         NATIONWIDE        |  ||  |   AFFILIATE AGENCY, INC.  |  ||  |                          |
|      INVESTORS, LTD.      |  |  |         INVESTING         |  ||  |                           |  ||  |                          |
|                           |  |  |         FOUNDATION        |  ||  |                           |  ||  |                          |
| Units:                    |  |  |                           |  ||  | Common Stock: 100         |  ||  |          AFFILIATE       |
| ------                    |..|  |                           |==||  | ------------  Shares      |--||==|          AGENCY OF       |
|                           |  |  |                           |  ||  |                           |      |          OHIO, INC.      |
|                           |  |  |                           |  ||  |               Cost        |      |                          |
| NW Life -90%              |  |  |                           |  ||  |               ----        |      |                          |
| NW Mutual-10%             |  |  |      COMMON LAW TRUST     |  ||  | NFIDAI -100% $100         |      |                          |
-----------------------------  |  -----------------------------  ||  -----------------------------      ----------------------------
                               |                                 ||
-----------------------------  |  -----------------------------  ||  -----------------------------
|        NATIONWIDE         |  |  |         NATIONWIDE        |  ||  |        NATIONWIDE         |
|       PROPERTIES, LTD.    |  |  |          INVESTING        |  ||  |         INVESTING         |
|                           |  |  |        FOUNDATION II      |  ||  |       FOUNDATION III      |
| Units:                    |..|  |                           |  ||  |                           |
| ------                    |     |                           |==||==|                           |
|                           |     |                           |  ||  |                           |
|                           |     |                           |  ||  |                           |      ----------------------
| NW Life -97.6%            |     |                           |  ||  |                           |      |  MORLEY RESEARCH   |
| NW Mutual -2.4%           |     |      COMMON LAW TRUST     |  ||  |    OHIO BUSINESS TRUST    |      |  ASSOCIATES, LTD.  |
-----------------------------     -----------------------------  ||  -----------------------------      |                    |
                                                                 ||                                     |Common Stock: 1,000 |
                                  -----------------------------  ||  -----------------------------      |------------- Shares|------
                                  |         NATIONWIDE        |  ||  |         NATIONWIDE        |      |              Cost  |
                                  |      SEPARATE ACCOUNT     |  ||  |  ASSET ALLOCATION TRUST   |      |              ----  |
                                  |            TRUST          |  ||  |                           |      |Morley-100%   $1,000|
                                  |                           |  ||  |                           |      ----------------------
                                  |                           |==||==|                           |
                                  |                           |      |                           |
                                  |                           |      |                           |
                                  |                           |      |        MASSACHUSETTS      |
                                  |      COMMON LAW TRUST     |      |       BUSINESS TRUST      |
                                  -----------------------------      -----------------------------

                                                                                                                           (Center)
                                               NATIONWIDE INSURANCE ENTERPRISE (R)
--------------------------------------------------                                --------------------------------------------------
|               NATIONWIDE MUTUAL                |                                |                NATIONWIDE MUTUAL               |
|               INSURANCE COMPANY                |================================|            FIRE INSURANCE COMPANY              |
|                  (CASUALTY)                    |                   |            |                    (FIRE)                      |
--------------------------------------------------                   |            --------------------------------------------------
                                                                     |
                                                  -----------------------------------------
                                                  |    NATIONWIDE CORPORATION (NW CORP)   |
                                                  |   Common Stock:           Control:    |
                                                  |   ------------            -------     |
                                                  |    13,642,432               100%      |
                                                  |              Shares      Cost         |
                                                  |             ------      ----          |
                                                  |Casualty     12,992,922   $751,352,485 |
                                                  |Fire            649,510     24,007,936 |
                                                  -------------------|---------------------
                                                                     |--------------------------------------------------------------
                                                      ---------------|-------------
                                                      |    NATIONWIDE FINANCIAL   |
                                                      |    SERVICES, INC. (NFS)   |
                                                      |                           |
                                                      |Common Stock:  Control:    |
                                                      |------------   -------     |
                                                      |                           |
                                                      |                           |
                                                      |Class A      Public--100%  |
                                                      |Class B      NW Corp--100% |
                                                      ---------------|-------------
                                                                     |
-----------------|-------------------------------|-------------------|--------------------------------|-----------------------------
                 |                               |                   |                                |
    -------------|---------------  --------------|--------------     |                 ---------------|-------------
    |     MORLEY FINANCIAL      |  | THE 401(k) COMPANIES, INC.|     |                 |   NATIONWIDE RETIREMENT   |
    |  SERVICES, INC. (MORLEY)  |  |        (401(k))           |     |                 |      SOLUTIONS, INC.      |
    |Common Stock:  82,343      |  |Common Stock:   Control:   |     |                 |Common Stock: 236,494      |
|---|-------------  Shares      |  |-------------   -------    |--|  |                 |------------- Shares       |
|   |                           |  |Class A         Other-100% |  |  |                 |                           |
|   |NFS-100%                   |  |Class B         NFS  -100% |  |  |                 |NRS-100%                   |
|   -----------------------------  -----------------------------  |  |                 ---------------|-------------
|                                                                 |  |                                |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|   |         MORLEY &          |  |    401(k) INVESTMENT      |  |  | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |     ASSOCIATES, INC.      |  |      SERVICES, INC.       |  |  | |    SOLUTIONS, INC. OF     |  |  |  SOLUTIONS, INC. OF NEW |
|   |                           |  |                           |  |  | |        ALABAMA            |  |  |         MEXICO          |
|   |Common Stock: 3,500        |  | Common Stock: 1,000,000   |  |  | | Common Stock: 10,000      |  |  | Common Stock: 1,000     |
|---|------------- Shares       |  | ------------- Shares      |--|  | | ------------- Shares      |--|--| ------------- Shares    |
|   |              Cost         |  |               Cost        |  |  | |               Cost        |  |  |             Cost        |
|   |              ----         |  |               ----        |  |  | |               ----        |  |  |             ----        |
|   |Morley-100%   $1,000       |  |401(k)-100%    $7,800      |  |  | |NRS-100%       $1,000      |  |  |NRS-100%     $1,000      |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|                                                                 |  |                                |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|   |       MORLEY CAPITAL      |  |    401(k) INVESTMENT      |  |  | |   NATIONWIDE RETIREMENT   |  |  | NATIONWIDE RETIREMENT   |
|   |         MANAGEMENT        |  |      ADVISORS, INC.       |  |  | |    SOLUTIONS, INC. OF     |  |  |  SOLUTIONS, INC. OF     |
|   |                           |  |                           |  |  | |         ARIZONA           |  |  |       SO. DAKOTA        |
|   |Common Stock: 500          |  |Common Stock: 1,000        |  |  | |Common Stock: 1,000        |  |  |Common Stock: 1,000      |
|---|------------- Shares       |  |------------- Shares       |--|  | |------------- Shares       |--|--|------------- Shares     |
|   |              Cost         |  |               Cost        |  |  | |               Cost        |  |  |             Cost        |
|   |              ----         |  |               ----        |  |  | |               ----        |  |  |             ----        |
|   |Morley-100%   $5,000       |  |401(k)-100%    $1,000      |  |  | |NRS-100%       $1,000      |  |  |NRS-100%     $1,000      |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|                                                                 |  |                                |
|   -----------------------------  -----------------------------  |  | -----------------------------  |  ---------------------------
|   |        UNION BOND         |  |     401(k) ICOMPANY       |  |  | |  NATIONWIDE RETIREMENT    |  |  |  NATIONWIDE RETIREMENT  |
|   |      & TRUST COMPANY      |  |                           |  |  | |   SOLUTIONS, INC. OF      |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |  |  | |         ARKANSAS          |  |  |         WYOMING         |
|   |Common Stock: 2,000        |  |Common Stock: 855,000      |  |  | |Common Stock: 50,000       |  |  |Common Stock: 500        |
|---|------------- Shares       |  |------------- Shares       |--|  | |------------- Shares       |--|--|------------- Shares     |
|   |              Cost         |  |              Cost         |     | |              Cost         |  |  |              Cost       |
|   |              ----         |  |              ----         |     | |              ----         |  |  |              ----       |
|   |Morley-100%   $50,000      |  |401(k)-100%   $1,000       |     | |NRS-100%      $500         |  |  |NRS-100%      $500       |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|                                                                    |                                |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|   |    PORTLAND INVESTMENT    |  |     NATIONWIDE TRUST      |     | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |      SERVICES, INC.       |  |       COMPANY, FSB        |     | |  SOLUTIONS, INS. AGENCY,  |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |     | |            INC.           |  |  |           OHIO          |
|   |Common Stock: 1,000        |  |Common Stock: 2,800,000    |     | |Common Stock: 1,000        |  |  |                         |
|---|------------- Shares       |  |------------- Shares       |-----| |------------- Shares       |--|==|                         |
|   |              Cost         |  |              Cost         |     | |              Cost         |  |  |                         |
|   |              ----         |  |              ----         |     | |              ----         |  |  |                         |
|   |Morley-100%   $25,000      |  |NFS-100%      $3,500,000   |     | |NRS -100%     $1,000       |  |  |                         |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|                                                                    |                                |
|   -----------------------------  -----------------------------     | ----------------------------   |  ---------------------------
|   |     EXCALIBER FUNDING     |  |   NATIONWIDE FINANCIAL    |     | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |       CORPORATION         |  | SERVICES CAPITAL TRUST II |     | |    SOLUTIONS, INC. OF     |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |     | |         MONTANA           |  |  |        OKLAHOMA         |
|   |Common Stock: 1,000        |  |                           |     | |Common Stock: 500          |  |  |                         |
|---|------------- Shares       |  |                           |-----| |------------- Shares       |--|==|                         |
|   |              Cost         |  |                           |     | |              Cost         |  |  |                         |
|   |              ----         |  |                           |     | |              ----         |  |  |                         |
|   |Morley-100%   $1,000       |  |NFS-100%                   |     | |NRS-100%      $500         |  |  |                         |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|                                                                    |                                |
|   -----------------------------  -----------------------------     | -----------------------------  |  ---------------------------
|   |     CALIBER FUNDING       |  |   NFS DISTRIBUTORS INC.   |     | |   NATIONWIDE RETIREMENT   |  |  |  NATIONWIDE RETIREMENT  |
|   |      CORPORATION          |  |                           |     | |    SOLUTIONS, INC. OF     |  |  |   SOLUTIONS, INC. OF    |
|   |                           |  |                           |     | |          NEVADA           |  |  |        TEXAS            |
|   |                           |  |                           |     | | Common Stock: 1,000       |  |  |                         |
|---|                           |  |                           |-----| | ------------- Shares      |--|==|                         |
    |                           |  |                           |       |               Cost        |     |                         |
    |                           |  |                           |       |               ----        |     |                         |
    |Morley-100%                |  |NFS-100%                   |       | NRS-100%      $1,000      |     |                         |
    -----------------------------  -----------------------------       -----------------------------     ---------------------------


                                                                                                                            (Right)
------------------------------------------------|--------------------|---------------------------------------|
                                                |                    |                                       |
                                                |     ---------------|----------------         --------------|----------------
                                                |     | EMPLOYERS LIFE INSURANCE CO. |         |      GATES MCDONALD         |
                                                |     |       OF WAUSAU (ELIOW)      |         |     & COMPANY (GATES)       |
                                                |     |                              |         |                             |
                                                |     |Common Stock:    250,000      |         |Common Stock:    254         |
                                                |  |--|-------------    Shares       |      |--|-------------    Shares      |
                                                |  |  |                              |      |  |                             |
                                                |  |  |                 Cost         |      |  |                 Cost        |
                                                |  |  |                 ----         |      |  |                 ----        |
                                                |  |  |NW CORP. -100%   $126,509,480 |      |  |NW CORP. -100%   $25,683,532 |
                                                |  |  --------------------------------      |  -------------------------------
------------                                    |  |                                        |
           |  --------------------------------  |  |  --------------------------------      |  --------------------------------
           |  |       NATIONWIDE TRUST       |  |  |  |       WAUSAU PREFERRED       |      |  |          HEALTHCARE          |
           |  |           COMPANY            |  |  |  |      HEALTH INSURANCE CO.    |      |  |          FIRST, INC.         |
           |  |                              |  |  |  |                              |      |  |                              |
           |  |Common Stock:    2,800,000    |  |  |  |Common Stock:    200          |      |  |                              |
           |--|-------------    Shares       |  |  |--|-------------    Shares       |      |--|                              |
           |  |                              |  |     |                              |      |  |                              |
           |  |                 Cost         |  |     |                 Cost         |      |  |                 Cost         |
           |  |                 ----         |  |     |                 ----         |      |  |                 ----         |
           |  |NFS-100%         $3,500,000   |  |     |ELIOW -100%      $57,413,193  |      |  |Gates-100%       $6,700,000   |
           |  --------------------------------  |     --------------------------------      |  --------------------------------
           |                                    |                                           |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |  |     NATIONWIDE FINANCIAL     |  |     |       NATIONWIDE GLOBAL      |      |  |  GATES MCDONALD & COMPANY  |
           |  |    SERVICES (BERMUDA) INC.   |  |     |      HOLDINGS, INC. (NGH)    |      |  |      OF NEW YORK, INC.      |
           |  |                              |  |     |                              |      |  |                             |
           |  |Common Stock:    250,000      |  |     |Common Stock:    1            |      |  |Common Stock:   3            |
           |--|-------------    Shares       |  |-----|-------------    Share        |      |--|-------------   Shares       |
           |  |                              |  |     |                              |      |  |                             |
           |  |                 Cost         |  |     |                 Cost         |      |  |                 Cost        |
           |  |                 ----         |  |     |                 ----         |      |  |                 ----        |
           |  |NFS-100%         $3,500,000   |  |     |NW CORP.-100%    $7,000,000   |      |  |Gates-100%       $106,947    |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |                                    |                    |                      |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |  |     NATIONWIDE DEFERRED      |  |     |  NATIONWIDE GLOBAL HOLDINGS  |      |  |   GATES MCDONALD & COMPANY  |
           |  |      COMPENSATION, INC.      |  |     |     -HONG KONG, LIMITED      |      |  |         OF NEVADA           |
           |  |                              |  |     |                              |      |  |                             |
           |  |                              |  |     |Common Stock:    2            |      |  |Common Stock:    40          |
           |--|                              |  |     |-------------    Shares       |      |--|-------------    Shares      |
           |  |                              |  |     |                              |      |  |                             |
           |  |                              |  |     |                              |      |  |                 Cost        |
           |  |                              |  |     |                              |      |  |                 ----        |
           |  |NFS-100%                      |  |     |NGH-100%                      |      |  |Gates-100%       $93,750     |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |                                    |                                           |
           |  --------------------------------  |     --------------------------------      |  -------------------------------
           |  |       IRVIN L. SCHWARTZ      |  |     |          NATIONWIDE          |      |  |      GATES McDONALD         |
           |  |      AND ASSOCIATES, INC.    |  |     |    HEALTH PLANS, INC. (NHP)  |      |  |     HEALTH PLUS, INC.       |
           |  |                              |  |     |                              |      |  |                             |
           |  |Common Stock:    Control      |  |     |Common Stock:    100          |      |  |Common Stock:    200         |
           |--|-------------    -------      |  |-----|-------------    Shares       |--|   |--|-------------    Shares      |
              |                              |  |     |                              |  |      |                             |
              |                              |  |     |                 Cost         |  |      |                 Cost        |
              |Class A          Other-100%   |  |     |                 ----         |  |      |                 ----        |
              |Class B          NFS  -100%   |  |     |NW CORP.-100%    $14,603,732  |  |      |Gates-100%       $2,000,000  |
              --------------------------------  |     --------------------------------  |      -------------------------------
                                                |                                       |
              --------------------------------  |     --------------------------------  |
              |     MRM INVESTMENTS, INC.    |  |     |    NATIONWIDE MANAGEMENT     |  |
              |                              |  |     |         SYSTEMS, INC.        |  |
              |                              |  |     |                              |  |
              |Common Stock:    1            |  |     |Common Stock:    100          |  |
              |-------------    Share        |--|     |-------------    Shares       |--|
              |                              |        |                              |  |
              |                 Cost         |        |                 Cost         |  |
              |                 ----         |        |                 ----         |  |
              |NW CORP.-100%    $7,000,000   |        |NHP Inc.-100%    $25,149      |  |
              --------------------------------        --------------------------------  |
                                                                                        |
                                                      --------------------------------  |
                                                      |          NATIONWIDE          |  |
                                                      |         AGENCY, INC.         |  |
                                                      |                              |  |
                                                      |Common Stock:    100          |  |
                                                      |------------     Shares       |--|
                                                      |                              |
                                                      |                 Cost         |
                                                      |                 ----         |
                                                      |NHP Inc.-99%     $116,077     |
                                                      --------------------------------

                                                                                Subsidiary Companies    --   Solid Line

                                                                                Contractual Association  --  Double Line

                                                                                Limited Liability Company -- Dotted Line



                                                                                                         December 31, 1998

                                                                                                                    Page 2

Item 27.      NUMBER OF CONTRACT OWNERS

              N/A

Item 28.      INDEMNIFICATION

              Provision is made in Nationwide's Amended and Restated Code of Regulations and expressly authorized by the General Corporation Law of the State of Ohio, for indemnification by Nationwide of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of Nationwide, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the extent and under the circumstances permitted by the General Corporation Law of the State of Ohio.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers or persons controlling Nationwide pursuant to the foregoing provisions, Nationwide has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.      PRINCIPAL UNDERWRITER
              (a) Nationwide Advisory Services, Inc. ("NAS") acts as principal underwriter and general distributor for the Nationwide Variable Account, Nationwide Multi-Flex Variable Account, Nationwide Variable Account-II, Nationwide Variable Account-5, Nationwide Variable Account-6, Nationwide Variable Account-8, Nationwide Variable Account-9, Nationwide Variable Account-10, Nationwide VA Separate Account-A, Nationwide VA Separate Account-B, Nationwide VA Separate Account-C, Nationwide VL Separate Account-A, Nationwide VL Separate Account-B, Nationwide VL Separate Account-C, Nationwide VL Separate Account-D, Nationwide VLI Separate Account-2, Nationwide VLI Separate Account-3, Nationwide VLI Separate Account-4, and the Nationwide VLI Separate Account-5, all of which are separate investment accounts of Nationwide or its affiliates.

                    NAS also acts as principal underwriter for Nationwide Mutual Funds, Nationwide Separate Account Trust, and Nationwide Asset Allocation Trust, which are open-end management investment companies.



                                   141 of 147

              (b)                        NATIONWIDE ADVISORY SERVICES, INC.
                                               DIRECTORS AND OFFICERS

 ------------------------------------------------------------------------------------------------------------------
                                                                     POSITIONS AND OFFICES
       NAME AND BUSINESS ADDRESS                                        WITH UNDERWRITER
 ------------------------------------------------------------------------------------------------------------------
 Joseph J. Gasper                                                    President and Director
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Dimon R. McFerson                            Chairman of the Board of Directors and Chairman and Chief Executive
 One Nationwide Plaza                                                 Officer and Director
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Robert A. Oakley                               Executive Vice President - Chief Financial Officer and Director
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Susan A. Wolken                                                            Director
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Paul J. Hondros                                                            Director
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Robert J. Woodward, Jr.                        Executive Vice President - Chief Investment Officer and Director
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Edwin P. McCausland, Jr.                                Senior Vice President-Fixed Income Securities
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Charles S. Bath                                                  Vice President - Investments
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Alan A. Todryk                                                    Vice President - Taxation
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Dennis W. Click                                                  Vice President and Secretary
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 William G. Goslee                                                       Vice President
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 James F. Laird, Jr.                                           Vice President and General Manager
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Joseph P. Rath                                                   Vice President - Compliance
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------
 Christopher A. Cray                                                       Treasurer
 One Nationwide Plaza
 Columbus, OH  43215
 ------------------------------------------------------------------------------------------------------------------



                                   142 of 147

------------------------------------------------------------------------------------------------------------------
                                                                     POSITIONS AND OFFICES
      NAME AND BUSINESS ADDRESS                                        WITH UNDERWRITER
------------------------------------------------------------------------------------------------------------------
Elizabeth A. Davin                                                   Assistant Secretary
One Nationwide Plaza
Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------
David E. Simaitis                                                    Assistant Secretary
One Nationwide Plaza
Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------
Patricia J. Smith                                                    Assistant Secretary
One Nationwide Plaza
Columbus, OH  43215
------------------------------------------------------------------------------------------------------------------

               (c)

------------------------------ ------------------------ ----------------------- ------------------ -------------------
NAME OF PRINCIPAL UNDERWRITER  NET UNDERWRITING         COMPENSATION ON         BROKERAGE          COMPENSATION
                               DISCOUNTS AND            REDEMPTION OR           COMMISSIONS
                               COMMISSIONS              ANNUITIZATION
------------------------------ ------------------------ ----------------------- ------------------ -------------------
Nationwide Advisory            N/A                      N/A                     N/A                N/A
Services, Inc.
------------------------------ ------------------------ ----------------------- ------------------ -------------------

Item 30.      LOCATION OF ACCOUNTS AND RECORDS

              John Davis
              Nationwide Life Insurance Company
              One Nationwide Plaza
              Columbus, OH  43215

Item 31.      MANAGEMENT SERVICES
              Not Applicable




                                   143 of 147

Item 32.      UNDERTAKINGS

              The Registrant hereby undertakes to:

              (a) file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted;

              (b) include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or
                  (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information; and

              (c) deliver any Statement of Additional Information and any financial statements required to be made available under this form promptly upon written or oral request.

              The Registrant represents that any of the contracts which are issued pursuant to Section 403(b) of the Internal Revenue Code, are issued by Nationwide through the Registrant in reliance upon, and in compliance with, a no-action letter issued by the Staff of the Securities and Exchange Commission to the American Council of Life Insurance (publicly available November 28, 1988) permitting withdrawal restrictions to the extent necessary to comply with
              Section 403(b)(11) of the Internal Revenue Code.


              Nationwide represents that the fees and charges deducted under the contract in the aggregate are reasonable in relation to the services rendered, the expenses expected to be incurred and risks assumed by Nationwide.




                                   144 of 147

                                   Offered by
                        Nationwide Life Insurance Company








                        NATIONWIDE LIFE INSURANCE COMPANY






                         NATIONWIDE VARIABLE ACCOUNT - 9

          INDIVIDUAL SINGLE PREMIUM IMMEDIATE VARIABLE ANNUITY CONTRACT






                                   PROSPECTUS






                               September 27, 1999




                                   145 of 147

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of Nationwide Life Insurance Company and Contract Owners of the Nationwide Variable Account-9:


We consent to the use of our reports included herein and to the reference to our firm under the heading "Services" in the Statement of Additional Information.



                                                                        KPMG LLP



Columbus, Ohio
September 3, 1999




                                   146 of 147

                                   SIGNATURES
As required by the Securities Act of 1933, and the Investment Company Act of 1940, the Registrant, NATIONWIDE VARIABLE ACCOUNT-9, certifies that it meets the requirements of Securities Act Rule 485 for effectiveness of this Registration Statement and has caused this Registration Statement to be signed on its behalf, in the City of Columbus, and State of Ohio on this 3rd day of September, 1999.


                                                                     NATIONWIDE VARIABLE ACCOUNT-9
                                                     ---------------------------------------------------------------
                                                                            (Registrant)
                                                                   NATIONWIDE LIFE INSURANCE COMPANY
                                                     ---------------------------------------------------------------
                                                                             (Depositor)

                                                                          By/s/JOSEPH P. RATH
                                                     ---------------------------------------------------------------
                                                                               Joseph P. Rath
                                                              Vice President - Product and Market Compliance

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 3rd day of September, 1999.

              SIGNATURE                                 TITLE
LEWIS J. ALPHIN                                       Director
---------------------------------------
Lewis J. Alphin
A. I. BELL                                            Director
---------------------------------------
A. I. Bell
KENNETH D. DAVIS                                      Director
---------------------------------------
Kenneth D. Davis
KEITH W. ECKEL                                        Director
---------------------------------------
Keith W. Eckel
WILLARD J. ENGEL                                      Director
---------------------------------------
Willard J. Engel
FRED C. FINNEY                                        Director
---------------------------------------
Fred C. Finney
JOSEPH J. GASPER                            President and Chief Operating
---------------------------------------
Joseph J. Gasper                                Officer and Director
DIMON R. MCFERSON                           Chairman and Chief Executive
---------------------------------------
Dimon R. McFerson                               Officer and Director
DAVID O. MILLER                               Chairman of the Board and
---------------------------------------
David O. Miller                                       Director
YVONNE L. MONTGOMERY                                  Director
---------------------------------------
Yvonne L. Montgomery
ROBERT A. OAKLEY                         Executive Vice President and Chief
---------------------------------------
Robert A. Oakley                                  Financial Officer
RALPH M. PAIGE                                        Director
---------------------------------------
Ralph M. Paige
JAMES F. PATTERSON                                    Director
---------------------------------------
James F. Patterson
ARDEN L. SHISLER                                      Director                         By /s/ JOSEPH P. RATH
---------------------------------------                                        --------------------------------------
Arden L. Shisler                                                                          Joseph P. Rath
ROBERT L. STEWART                                     Director                           Attorney-in-Fact
---------------------------------------
Robert L. Stewart
NANCY C. THOMAS                                       Director
---------------------------------------
Nancy C. Thomas



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